As filed with the Securities and Exchange Commission on August 18, 2008

Registration Number 333-149794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No 5

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANDOVER MEDICAL, INC.

(Exact name of registrant as specified  in its charter)

Delaware	3842	51-0459931
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

510 Turnpike Street, Ste. 204

North Andover, MA 01845

(978) 557-1001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edwin A. Reilly

Chief Executive Officer

Andover Medical, Inc.

510 Turnpike Street, Ste. 204

North Andover, MA 01845

(978) 557-1001

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to agent for service should be sent to:

Elliot H. Lutzker, Esq.
Phillips Nizer LLP

666 Fifth Avenue

New York, NY 10103-0084

Telephone: (212) 977-9700

Facsimile: (212) 262-5152

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be registered(1)	Proposed maximum offering		Proposed maximum	Amount of registration fee
Common stock, par value $.001 per share, issuable upon conversion of Series B Preferred Stock(2)	1,428,500	$0.45	(2)	$642,825	$25.26
Common stock, par value $.001 per share held by the 6 former stockholders of Ortho-Medical Products, Inc.(4)	3,300,000	$0.45	(3)	$1,485,000	$58.36
Common stock, par value $.001 per share held by the 3 former stockholders of Rainier Surgical Incorporated(5)	1,472,995	$0.45	(3)	$662,848	$26.05
Total	6,201,495	$0.45	(3)	$5,175,832	$109.67	(6)

(1)                     Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)                     These shares are issuable to Vicis Capital Master Fund (“Vicis”), an institutional investor in our September 2007 private equity offering (“Series B Offering”).

(3)                     Estimated solely for the purposes of calculating the registration fee pursuant to Securities Act Rule 457(c), based on the last closing sales price of the Registrant’s common stock of $0.45 on March 17, 2008, on the Over-the-Counter Bulletin Board (“OTCBB”).

(4)                     On May 4, 2007, the Registrant completed the acquisition of Ortho-Medical Products, Inc. and issued these shares to the former stockholders of OMI.  See the Registrant’s Report on Form 8-K for May 4, 2007.

(5)                     On May 11, 2007, the Registrant completed the acquisition of Rainier Surgical Incorporated (“Rainier”) and issued these shares to the former shareholders of Rainier.  See the Registrant’s Report on Form 8-K for May 11, 2007.

(6)                     This amount was paid on March 18, 2008 upon the filing of this Registration Statement No. 333-149794.

Pursuant to Rule 429(a), under the Act this registration statement also serves as a post-effective amendment to the Company’s Registration Statement of Form SB-2 (No. 333-142387), which relates to an aggregate of 24,913,225 shares of common stock which were registered thereunder. Pursuant to Rule 429(a) under the Act, upon the effective date of this registration statement the prospectus contained in the prior registration statement shall be combined with the one in this registration statement under which an additional 6,201,495 shares were registered or an aggregate of 31,114,720 shares.

The registrant shall amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED AUGUST 18, 2008

PROSPECTUS

ANDOVER MEDICAL, INC.

31,114,720 Shares of Common Stock

This prospectus relates to the public offering of up to 31,114,720 shares of our common stock consisting of (i) 12,842,644 and 12,890,851 shares issuable upon conversion and exercise of preferred stock and warrants, respectively, sold to accredited investors in private equity offerings of our Series A and Series B Preferred Stock (each individually referred to as the “Series A Offering” and the “Series B Offering,” and collectively referred to as the “Equity Offerings”); (ii) 608,230 shares issuable in payment of dividends for two years on Series A Preferred Stock (iii) an aggregate of 3,300,000 shares issued to the former stockholders of Ortho Medical Products, Inc., and (iv) an aggregate of 1,472,995 shares issued to the former stockholder of Rainier Surgical Incorporated. The shares will be offered from time to time for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus.

The shares may be offered in transactions conducted on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the FINRA, in privately negotiated transactions or through a combination of such methods. The shares may be sold at prices relating to the prevailing market prices, at privately negotiated prices or at other prices, which may change from time to time and from offer to offer.

Our common stock is currently traded on the OTCBB, under the symbol “ADOV.” On August 15, 2008, the closing price of our common stock, as reported by the OTCBB, was $0.13 per share.

The shares being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read the “Risk Factors” section commencing on page 9 for information that should be considered in determining whether to purchase any of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this Prospectus will be a combined prospectus with one dated December 19, 2007, which relates to an aggregate of 24,913,225 shares of common stock registered under Registration Statement No. 333-142105. Pursuant to Rule 429(b), this registration statement will act as a post-effective amendment to the earlier one upon the effective date of this registration statement.

The date of this Prospectus is_____________, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we file annual, quarterly and special reports and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC’s Washington, DC offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

INTRODUCTORY COMMENTS

Use of Names

Throughout this prospectus, the terms “we,” “us,” “our,” “registrant,” “Company” and “AMI” refer to Andover Medical, Inc.

SUMMARY INFORMATION

Business Background

AMI is a publicly traded company (OTCBB:ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME treatment products.

Orthopedics and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most significantly used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20 percent of the U.S. population.

Proposed Reorganization

On July 25, 2008, AMI entered into a definitive Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Medical Solutions Management Inc., a Nevada corporation (“MSMT”) and Certified Diabetic Services, Inc., a Delaware corporation (“CDIP”), pursuant to which MSMT, a company that markets and sells orthopedic and podiatric durable medical equipment in the United States will acquire substantially all of the asset of AMI and CDIP, including the subsidiaries of Andover and CDIP.  CDIP provides diabetes medical supplies, testing, products, education and information.  Andover and CDIP are collectively referred to herein as the “Target Companies.”

The APA provides for MSMT to acquire the following subsidiaries of the Target Companies: (i) Certified Diabetic Supplies, Inc., (ii) CDS Health Management, Inc., (iii) CDS Medical Supplies, Inc., (iv) Certified Pharmacies of America, Inc., (v) Diabetic Plus, Inc., and Andover’s two operating subsidiaries, (vi) Ortho-Medical Products, Inc. and (vii) Rainier Surgical Incorporated.  Upon completion of the reorganization, AMI and CDIP will be deemed to be shell companies.

The APA provides that in exchange for substantially all of the assets of the Target Companies, including all of the capital stock of the above referenced subsidiaries, the Target Companies’ shareholders shall receive shares of MSMT’s common stock and preferred stock, as described below.  As a result, the percentage of beneficial ownership of MSMT common stock owned by each of the parties shall be as follows: (i) CDIP shareholders will own forty-five (45%) percent of the outstanding MSMT common stock, (ii) existing MSMT shareholders will own twenty (20%) percent of the outstanding MSMT common stock, and (iii) Andover shareholders will own thirty-five (35%) percent of the outstanding MSMT common stock (calculated on an as-converted basis, i.e., inclusive of common stock, preferred stock and convertible debentures, but exclusive of options and warrants which will be assumed by MSMT).  An additional eight (8%) percent of the issued and outstanding shares of common stock of MSMT (calculated on the date of the closing of the transactions under the APA (the “Closing Date”) in the same manner as set forth in the prior sentence) shall be placed in escrow to be issued to the former common and preferred shareholders of AMI and CDIP following the Closing Date based upon the respective performances of Andover and CDIP in achieving revenue and earnings targets during calendar year 2008.

With respect to management and governance, the APA provides that the composition of MSMT’s Board of Directors shall be increased to nine members, the majority of whom shall be deemed independent in order to help facilitate a proposed listing on a stock exchange. The new Board shall serve until December 31, 2009, or until their successors are duly qualified, seated and elected; or until their earlier resignation or removal.

The closing of the proposed transactions is conditioned upon and subject to respective Board of Director and shareholder approval, the effectiveness of a registration statement covering the shares of MSMT common stock and preferred stock to be issued to the shareholders of the Target Companies as well as shares of MSMT common stock issued upon the exercise of new warrants issued by MSMT to the former warrant holders of the Target Companies, all third party consents and waivers are obtained, no material adverse change has occurred with respect to any of the three parties to the APA, and other customary closing conditions.  The discussion in the balance of this prospectus, except where noted does not give effect to the proposed reorganization. All subsequent information concerning MSMT and the proposed reorganization may be found at the SEC’s website at www.sec.gov under the company listing for Medical Solutions Management, Inc.

Business Strategy

The business strategy of AMI revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics and podiatry. We will then consolidate them and build a single source provider of DME. On May 4, 2007, AMI completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. On May 11, 2007, AMI completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sale, service, distribution and marketing of orthopedic DME.

Successful growth of AMI is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of the Company’s larger scale to:

a)                                      add on new acquisitions;

b)                                     secure purchasing efficiencies;

c)                                      contract for innovative new products; and

d)                                     implement management and operational efficiencies.

AMI believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

a)                                      small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

b)                                     negotiations for products to reduce the cost of goods sold is very limited; therefore, margin enhancement is difficult;

c)                                      back office expenses are spread over a very limited revenue base; and

d)                                     little opportunity exists for a viable exit strategy.

AMI intends to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and disposables. The Company’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

AMI has identified companies that target certain procedures such as post surgical care for Anterior Cruciate Ligament (ACL) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single source solution to his/her postoperative needs.

AMI intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and treatment products. AMI intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians offices, clinics/hospitals, nursing facilities, patients homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third party reimbursement from insurance companies, Medicare, Medicaid, etc.

Our medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

• Respiratory care–Lincare, Apria;

• Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group; and

• Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR, Orthofix.

One of the services AMI currently provides for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI handles inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients.

Please see the “Risk Factors” section commencing on page 9 for more information concerning the risks of investing in our company.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Six Months Ended	Six Months Ended	Year Ended December 31,	Year Ended December 31,
	June 30, 2008	June 30, 2007	2007 Audited	2006 Audited

Net Revenue	$4,299,076	$1,605,365	$6,199,539	$0
Costs of revenue	2,250,571	658,794	2,588,993	0

Gross profit	2,048,505	946,571	3,610,546	0
General and administrative expenses (including stock-based compensation expense of $241,982, $870,594, $1,217,404 and $220,680, respectively)	3,442,869	2,534,742	6,436,184	608,903

Operating loss	1,394,364	(1,588,171)	(2,825,638)	(608,903)
Interest expense	(344,356)	(89,947)	(169,301)	(115,395)
Extraordinary expense	0	0	(2,000,000)	0
Other income (expense)	2,213,725	0	(576,128)	0
Interest income	3,978	63,124	82,292	849

Loss before income tax expense	(3,948,467)	(1,614,994)	(5,488,775)	(723,449)
Provision for income taxes	12,270	19,061	46,664	6,233

Net loss	$(3,960,737)	$(1,634,055)	$(5,535,439)	$(729,682)

Preferred dividend	(28,834)	0	(4,437,825)	(2,389,148)
Net loss available to common shareholders	$(3,989,571)	$(7,634,055)	$(9,973,264)	(3,118,830)
Net loss per share:
Basic and diluted	$(.11)	$(.06)	$(.20)	$(.03)
Basic and diluted available to common shareholders	$(.11)	$(.06)	$(.36)	(.15)
Weighted average number of common shares outstanding:
Basic and diluted	35,797,453	26,002,131	27,876,253	20,857,884

	June 30,	At December 31, 2007	Restated December 31, 2006
	2008	Audited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$322,248	$560,375	$2,377,572
Accounts receivable, net of allowance for doubtful accounts of $1,220,487, $1,230,842 and $0	2,501,177	2,367,813	0
Inventories	947,343	938,287	0
Prepaid expenses and other current assets	100,717	123,215	133,974

Total current assets	3,871,485	3,989,690	2,511,546

Property, plant and equipment:
Property and equipment, gross	1,555,588	1,549,779	62,122
Less accumulated depreciation	913,032	800,958	6,053

Total property, plant and equipment, net	642,556	748,821	56,069

Goodwill	3,756,858	4,032,089	0
Intangible Assets, net of accumulated amortization of $ 469,388, $317,633 and $0	1,639,470	1,791,225	0
Deposits and other assets	140,897	133,019	8,893

	June 30,	At December 31, 2007	Restated December 31, 2006
	2008	Audited	Audited

Total other assets	$5,537,225	$5,956,333	8,893

Total assets	$10,051,266	$10,694,844	$2,576,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,302,903	$1,765,079	$165,339
Bank line of credit	—	1,604,758
Current portion of long-term debt	57,393	145,393	0
Notes Payable, net of $132,822 discount	0	—	27,178

Total current liabilities	4,360,296	3,515,230	192,517
Long term liabilities:
Long-term debt, less current portion	42,047	78,263	—
Deferred items	58,467	49,670	—
Redeemable Convertible Series D Preferred Stock $0.001 par value, 2,000 authorized, issued and outstanding, Net of Discount of $1,742,465	257,535	—	—

Total long-term liabilities	358,044	127,933	—

Total liabilities	$4,718,340	$3,643,163	192,517
Shareholders’ equity:
Preferred stock(Series A and B), $.001 par value; 988,000 shares authorized, 7,341 and 7,813 outstanding, respectively	7	8	3
Common stock, $.001 par value; 300,000,000 shares authorized, 36,277,095, 34,846,244 and 24,556,000 shares issued and outstanding respectively	$36,277	34,846	24,556
Additional paid-in capital	22,378,307	20,108,921	5,490,762
Stock subscription receivable	—	—	(12,500)
Accumulated deficit	(17,081,665)	(13,092,094)	(3,118,830)

Total shareholders’ equity	5,332,926	7,051,681	2,383,991

Total liabilities and shareholders’ equity	$10,051,266	$10,694,844	$2,576,508

WHERE YOU CAN FIND MORE INFORMATION

Our common stock is traded on the OTCBB under the symbol ADOV. Material filed by us can also be inspected and copied at the offices of the Financial Industry Related Regulating Authority, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our comment stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to James A. Shanahan, the Company’s Chief Financial Officer, at Andover Medical, Inc., 510 Turnpike Street, Ste. 204, N. Andover, MA 01845; telephone: (978) 557-1001; fax: (978) 557-1004; URL: www.andovermedical.com.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and this offering prior to making any investment. These risk factors are summary in nature and are not intended to be exhaustive or set forth all the possible risks and uncertainties that may be associated with purchasing or owning this investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in this offering.

RISKS RELATED TO OUR BUSINESS AND THIS OFFERING

We recently went public and have a limited operating history upon which you can base an investment decision.

We became a public company on August 31, 2006 via a reverse merger. Consequently, the Company has a very limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks and uncertainties associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

Our business strategy depends upon our ability to complete and manage acquisitions of other companies.

Our business strategy is to grow through acquisitions, which depends on our ability to identify, negotiate, complete and integrate suitable acquisitions. See “Summary Information—Business Strategy.” Even if we complete acquisitions we may experience:

•  difficulties in integrating any acquired companies, personnel and products into our existing business;

•  delays in realizing the benefits of the acquired company or products;

•  significant demands on the Company’s management, technical, financial and other resources;

•  diversion of our management’s time and attention to unexpected problems;

•  higher costs of integration than we anticipated;

•  unanticipated liabilities; and/or

•  difficulties in retaining key employees of the acquired businesses who are necessary to manage these acquisitions.

We have no assurance that our proposed acquisition strategy will be successful.

Our business strategy is to expand our operations through strategic acquisitions. We are currently engaged in acquiring certain orthopedic, podiatric, and related service entities. While we acquired two operating companies in May 2007, we may not be successful in our overall acquisition strategy for any number of reasons. We have been unable to complete several subsequent acquisitions for various reasons including, but not limited to, our inability to complete the necessary due diligence to our satisfaction; failure to reach agreement on all material terms of definitive purchase agreements; obtain audited financial statements, or otherwise consummate the acquisition of any other entities. In view of the foregoing we recently announced our intention to combine our operations with two other companies.

We have only limited working capital and we require additional financing, to fund its ongoing operations.

We raised gross proceeds of approximately $10.8 million, from private equity offerings through August 11, 2008 (collectively, the “Equity Offerings”), with the net proceeds used for working capital and acquisitions. The Company’s operating subsidiaries are not generating sufficient cash flow to offset the parent Company’s expenses.  Therefore, the Company needs to raise additional financings to meet its anticipated working capital needs and cash needs.  The Company does not have sufficient funds for its ongoing operations. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company’s operations, including the possibility of requiring the Company to curtail its operations.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2007 have been prepared assuming the Company will continue as a going concern, as discussed in Note 7 to the financial statements for the period ended December 31, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2007.

We may not be able to manage proposed acquisitions and achieve profitability.

We face substantial challenges with both acquisitions made to date and operational acquisitions. These include the integration of the acquired entities with the operations, technologies and management of the Company and the attendant risks associated with such acquisitions, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

We cannot assure you that we will successfully integrate or profitably manage any acquired businesses, that our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisitions, or that the acquisitions will result in increased earnings for us in any future period. Successful integration of the Company’s operations will depend on, among other things, our ability to attract, hire and retain skilled management and other personnel, none of which can be assured. To manage growth effectively, we will need to invest in development of enhancements to existing services, implement operational, financial and management information systems, procedures and controls, and integrate our personnel and operations with those of an acquired company. We may not be able to manage the combined operations effectively, and failure to do so could have a material adverse effect on the Company’s business, financial condition and/or operating results.

In the case of debt funding, there can be no assurance that we will have sufficient income from operations of such acquired companies to satisfy the debt payments, which may have an adverse impact on the Company.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our services and our failure to maintain these relationships could adversely affect our business.

The sales of our services depend significantly on the prescription or recommendation of such services by orthopedic and other healthcare professionals. Our future success depends on our ability to maintain good relations between such healthcare professions and the management of the companies we acquire. Our failure to maintain good relationships could have an adverse effect on our business.

We operate in a very competitive business environment.

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are included in our vendor base. We may not be able to offer products or services similar to or more desirable than our competitors, or at a price comparable to that of our competitors. We may be unable to compete if we fail to develop, license or acquire and market new products and new services enhancements. Many of our competitors have greater financial resources, more widely accepted products, stronger name recognition and larger sales and/or distribution networks than we do.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

We do not have a long operating history of our own. Until we are able to fully integrate our initial acquisitions, our quarterly operating results are expected to vary significantly. Our results will depend upon a combination of factors, many of which are beyond our control. These factors include:

•  our ability to meet the demand for our services;

•  our ability to develop, introduce and market new and enhanced products and versions of our services on a timely basis;

•  the impact of any acquisitions that occur in a quarter;

•  changes in pricing policies by us and our competitors and reimbursement rates by third-party payors, including government healthcare agencies and private insurers;

•  changes in the treatment practices of orthopedic and podiatry clinics and their allied healthcare professionals; and

•  the timing of significant orders and shipments.

Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our business plan relies on certain assumptions for the market for our services, which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry specific trends will help drive growth in the rehabilitation markets, including:

•  a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

•  a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

•  the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are beyond our control. The projected demand for our services could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by our services gain widespread acceptance. Any one of these outcomes could have an adverse effect on our operations.

We have limited suppliers for some of our products, which makes us susceptible to supply shortages and could disrupt our operations.

We do not manufacture the products that we provide to our clients. Instead, we rely on manufacturers and other third party suppliers for these products. If any of these parties are unable or unwilling to supply these products to us, we would be unable to distribute our products until a replacement supplier could be found. We cannot guarantee that a replacement supplier could be found on reasonable terms or in a timely manner. Any interruption in our ability to distribute our products could cause our business to be unsuccessful and the value of investors’ investment in us may decline.

We may be adversely affected if we lose the services of any member of our senior management, our board of directors, or key employees.

We are dependent on the continued services of our senior management team and Board of Directors who are expected to make significant contributions to our growth and success. The loss of any one or more of these persons could have a material adverse effect on us.  As reflected by the durable medical equipment and specifically orthopedic devices and soft goods experience of Edwin Reilly set forth below under “Management,” the Board of Directors fully believes that Mr. Reilly will be able to carry out our business strategy in order that we may succeed. Nevertheless, the Company also depends on its ability to retain the services of management of our acquired companies. In addition, we could be adversely affected if any key employees of acquired companies who do not have employment nor non-competition agreements with us, went to work for one of our competitors. Our future success depends on our ability to identify, attract, train and motivate other highly skilled personnel. Failure to do so may adversely affect future results.

Recent changes in coverage and reimbursement policies for our products by Medicare and third-party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

Products are sold by our acquisition companies through clinics and physicians who may receive reimbursement for the cost of our products from private third-party payors, Medicare, Medicaid and other governmental programs. Our ability to sell our products successfully depends in part on the purchasing and practice patterns of clinics and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for our products can have a material adverse effect on our sales and profitability.

Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to prescribe less expensive products introduced by us and our competitors.

Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on our results of operations.

In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what a realistic and equitable payment amount is.

Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on our results of operations.

We cannot assure you that third-party reimbursement for our products will continue to be available or at what rate such products will be reimbursed. Failure by users of our products to obtain sufficient reimbursement from third-party payors for our products or adverse changes in governmental and private payors’ policies toward reimbursement for our products could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on our prices.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues.

In addition, we may not be able to obtain supplier commitments from major vendors, in which case we could lose significant potential sales. On the other hand, if we receive preferred supplier commitments from particular vendors which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

Proposed laws that would limit the types of orthopedic professionals, who can fit, sell or seek reimbursement for our products, could, if adopted, adversely affect our business.

In response to pressure from orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation that imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers’ representatives. Other laws apply to the activities of such representatives. Other states may be considering similar legislation. Such laws could limit our potential customers in those jurisdictions in which such legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption and, therefore, such laws could have a material adverse effect on our business.

In addition, efforts have been made to establish such requirements at the federal level for the Medicare program. Most recently, in 2000 Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA). BIPA contains a provision requiring as a condition for payment by the Medicare program that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS is in the process of implementing this requirement, and we cannot predict the effect its implementation or implementation of other such laws will have on our business.

We are subject to numerous federal and state regulations, noncompliance with which could result in significant penalties that could have a material adverse effect on our business.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE, which could have a material adverse effect on our business.

Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful.

Audits or denials of claims by government agencies could reduce our revenue or profits.

As part of the business structure of our acquired companies, we submit claims and receive payments directly from Medicare, Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including requirements for maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and will be under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. We periodically could receive requests for documentation during the governmental audits of individual claims. We cannot assure that such review and/or similar audits of our claims will not result in material delays in payment, as well as material recoupment or denials, which could reduce net revenues and profitability, nor the exclusion from participation in the Medicare and Medicaid programs or from participation on the provider panel of a private payor. Private payors from time to time conduct similar reviews and audits.

Undisclosed liabilities associated with our reorganization.

There may be undisclosed liabilities that were either misrepresented to us or that we were unable to discover prior to the reorganization and the spin off of the Company’s former business, which involved providing one-day ski trips within the New England area. The former principal of Snow & Sail Sports, Inc. could fail to indemnify the Company against potential liabilities associated with the former business in breach of the terms of the reorganization agreement. Although we would fully pursue all legal recourse against such persons, there can be no assurance we will be held harmless, in which case our operations may be adversely affected.

Our principal stockholder has the ability to control almost all matters of the Company.

Meyers Associates, LP, our financial advisor and a FINRA member firm, and its president own 3,000,000 shares of Common Stock (with options to acquire an additional 4,184,791 shares pursuant to a unit purchase option), and other principal stockholders of the Company own an additional approximately 13,135,000 shares, all of which are restricted. These 20,319,791 shares beneficially represent approximately 50% upon conversion of the issued and outstanding shares of Common Stock of the Company as of March 1, 2008.

Vicis Capital Master Fund (“Vicis”), an institutional investor and selling stockholder beneficially owns 51,593,172 shares of Common Stock or approximately 59% upon full conversion and/or exercise of its Preferred Stock and Warrants (exclusive of any potential penalty shares for this registration statement). Vicis, as the holder of a majority of the Series D Preferred Stock, is entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series D Preferred Stock has been converted into common stock. Pursuant to a Board of Directors resolution dated March 26, 2008, the number of directors of the Company was increased from four to seven and Vicis has the power to name the three new directors. While they have not yet named any new directors, Vicis has the ability to elect a majority of the Company’s directors and will be able to control the outcome of other issues submitted to stockholders of the Company. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of all or substantially all of the assets of the Company without the agreement of minority stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly.

We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Our Common Stock may experience significant volatility in the future, which substantially increases the risk of loss to persons owning our common stock.

Because of the limited trading market for our common stock, and because of the potential for significant price volatility, stockholders may not be able to sell their shares of Common Stock when they desire to do so. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of such illiquidity and the price for our common stock may suffer greater declines in the event of significant price volatility.

Our Common Stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

Our shares of Common Stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our Common Stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our Common Stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of Common Stock in the public market pursuant to our recent registration statement could harm the market price of our common stock. Pursuant to a registration statement declared effective by the SEC in December 2007, an aggregate of 24,913,225 shares of Common Stock were registered and upon conversion of preferred stock and/or exercise of warrants are free-trading. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who is an affiliate of the Company and has held restricted shares for a period of six months may, upon filing with the SEC of a notification on Form 144, sell into the market our common stock in an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate after they have been held six months subject only to the public information requirement and after one year without any restriction.  There can be no assurance that we will fulfill our reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability.

Preferred stock as an anti-takeover device.

We are authorized to issue 1 million shares of preferred stock, $.001 par value. The 5,612.8 shares of Series A Preferred Stock, 2,200 shares of Series B Preferred Stock, 2,000 shares of Series D Preferred Stock and 1,000 shares of Series E Preferred Stock are each convertible into 2,857 shares of Common Stock (an aggregate of 30,893,431 shares) issued pursuant to the Equity Offerings are the first two series of our preferred stock to be issued. Our preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

The offering price of our common stock being offered by the selling security holders pursuant to this Prospectus may not bear any relationship to our value or assets.

The shares offered hereby will be sold on a delayed or continuous basis by selling security holders other than the Company. The price at which our common stock may be offered in the marketplace does not necessarily bear any relationship to our value or our assets.

Mandatory conversion of preferred stock under certain circumstances.

Following December 19, 2007, the effective date of our registration statement on Form SB-2 previously filed with the SEC, in the event that the Common Stock trades above 500% of the Conversion Price ($.35 per share) of the Series A Preferred Stock for a period of 30 consecutive trading days, each share of Series A Preferred Stock may be converted, at the Company’s option, at its Face Value of $1,000 at the Conversion Price, into 2,857 shares of Common Stock. Upon such a mandatory conversion, stockholders will lose all of the preferences and other benefits of owning the Preferred Stock, other than the right to receive all dividends declared and unpaid up to the date of conversion.

RISKS RELATED TO OUR PROPOSED REORGANIZATION

We have no assurance the proposed reorganization will be completed.

                On July 25, 2008, we entered into a definitive Asset Purchase Agreement and Plan of Reorganization pursuant to which Medical Solutions Management, Inc. (“MSMT”) will acquire substantially all of our assets.  There can be no assurance that we will be able to complete the proposed reorganization.  The closing of the proposed transaction is conditioned upon and subject to respective Board of Director and shareholder approval, the effectiveness of a registration statement covering the shares of MSMT common stock, preferred stock and underlying warrant shares, to be issued to the shareholders of the Company and Certified Diabetic Services, Inc. (“CDIP”) all third parties consents and waivers are obtained, no material adverse change has occurred with respect to any of the parties, and other customary closing conditions.

                In the event we are unable to complete the proposed reorganization we will be left with our existing business which does not have sufficient cash on hand to fund its current operations as disclosed in the risk factors described hereabove.

We may not be able to successfully integrate with MSMI and CDIP and achieve the benefits expected to result from the combination.

                In the event that we are able to successfully complete the proposed reorganization, the transaction will present numerous challenges to combined management.  These include the integration of the operations, technologies, employees and management of the three companies and their respective subsidiaries.  In such a combination, with so many entities, there are special risks, including possible unanticipated costs, diversion of management attention, unanticipated liabilities, and loss of key operating personnel.

                We cannot assure you that our operations will be successfully integrated or profitably managed.  In addition, we cannot assure you that, following the acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the reorganization or that the reorganization will result in increased earnings for us in any future period.

We may not be able to successfully manage the combined entities.

                In the event we are able to complete the reorganization and then integrate respective operations, management may not be able to successfully manage the combined operations.  The combined operations will place significant demands on the combined entity’s management, technical, financial and other resources.  In addition, successful integration of the companies operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, none of which can be assured.  To manage growth effectively, we will need to invest in development of enhancements to existing services, implement operational, financial and management information systems, procedures and controls and integrate our personnel and operations with those of the merged entity.  There can be no assurance that we will be able to manage the combined operations effectively, and failure to do so could have a material adverse effect on our existing business,  financial condition and/or operating results.

Forward-Looking Statements

Statements contained in this prospectus include “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by the forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

       Potential risks and uncertainties include, among other things, such factors as:

•                  our business strategies and future plans of operations,

•                  general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate,

•                  the market acceptance and amount of sales of our products and services,

•                  our current operating losses,

•                  the competitive environment within the industries in which we compete,

•                  our ability to raise additional capital, when needed for expansion, and

•                  the other factors and information discussed in other sections of this prospectus and in the documents incorporated by reference in this prospectus.

Persons reading this prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares offered hereby by the Selling Stockholders.

PRICE RANGE OF COMMON STOCK

The Company began trading on the over-the-counter bulletin board (“OTCBB”) governed by the FINRA under the symbol “ADOV” on September 15, 2006 and was previously available under the symbol “SSSP” since February 16, 2006, with the first transaction on June 9, 2006. The quotations listed below reflect interim dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The following table sets forth the high and low bid quotations per share of the Company’s registered securities for each quarter during the last fiscal year, as reported by OTCBB.

	Common Stock
	High	Low
Year Ending December 31, 2008:
Quarter Ended June 30, 2008	$0.41	$0.11
Quarter Ended March 31, 2008	$0.50	$0.16
Year Ended December 31, 2007:
Quarter Ended December 31, 2007	$0.53	$0.16
Quarter Ended September 30, 2007	$0.75	$0.36
Quarter Ended June 30, 2007	$0.90	$0.40
Quarter Ended March 31, 2007	$0.90	$0.36
Year Ended December 31, 2006:
Quarter Ended December 31, 2006	$2.00	$0.30
Quarter Ended September 30, 2006	$1.44	$0.008
Quarter Ended June 30, 2006	$0.008	$0.008
Quarter Ended March 31, 2006	—	—

As of July 16, 2008 there were 45 holders record of our common stock. On August 15, 2008, the closing price of our common stock as reported on the OTCBB was $0.13 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Plan of Operation

AMI intends to establish a nationwide subsidiary network and plans to offer physicians the largest selection of competitively priced brand-name durable medical equipment (“DME”), and treatment products. We are seeking to take advantage of projected growth and evolving economies of scale arising from consolidation in the procedure specific DME and services segments of the orthopedic and podiatric physician care markets in the United States.

We intend to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces. Our products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

Our business strategy revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics and podiatry. We will then consolidate them and build a single source provider of DME and pain management products. Our successful growth is predicated on our ability to acquire these existing companies in a “roll-up” and take advantage of economies of scale, resulting from our increase in size, to:

a) add on new acquisitions,

b) secure purchasing efficiencies,

c) contract for innovative new products, and

d) implement management and operational efficiencies.

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and revenues are recorded at amounts estimated to be received under healthcare contracts with third-party payers, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to the Company by patients receiving medical treatment and related products and, accordingly, the Company bills on behalf of its patients/customers. Under these contracts, the Company provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance company reimburses the company for these services and products at agreed upon rates. The balance remaining for product or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. This process involves reviewing existing healthcare provider contracts and reimbursement amounts for products and services (by Health Care Provider Code, or “HCPC” code), reviewing historic services provided and revenues generated by the Company from existing contracts and reviewing billing amounts for services and products. The resulting data is used to determine the average contractual adjustment for the Company which is reviewed each month for potential adjustments. There have been no material adjustments to the Company’s estimates to date. The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenue and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the healthcare industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

Certain durable medical equipment items provided by the Company are reimbursed under rental arrangements that generally provide for fixed payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, a billing cycle is established based on the initial date of delivery. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned during a reporting period. No separate payment is earned from the initial equipment delivery and setup process. During the rental period we are responsible for servicing the equipment and providing routine maintenance, if necessary.

Our revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104—Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. We recognize revenue in accordance with the requirements of SAB 104 that:

• persuasive evidence of an arrangement exists;

• delivery has occurred;

• the seller’s price to the buyer is fixed or determinable; and

• collectibility is reasonably assured.

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we conduct certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

Accounts Receivable Contractual Sales Adjustments and Related Allowances for Uncollectible Accounts Receivable

Accounts receivable are reported net of allowances for sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from Medicare, Medicaid and private insurance carriers, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company has established an allowance to account for sales adjustments that result from differences between the payment amounts received from customers and third-party payors and the expected realizable amounts. We report revenues in our financial statements net of such adjustments. Bad debt expense is recorded as an operating expense and consists of billed charges that are ultimately deemed uncollectable due to the patient’s or third-party payor’s inability or refusal to pay. The percentage and amounts used to record bad debt expense and the allowance for doubtful accounts are supported by various methods including current and historical cash collections, bad debt write-offs, and aging of accounts receivable. Our management information systems are utilized to provide this data in order to assess bad debts. In the event that collection results of existing accounts receivable are not consistent with historical experience, there may be a need to establish an additional allowance for doubtful accounts, which may materially impact our financial position or results of operations.

Stock Based Compensation Expense

Under the requirements of SFAS No. 123R, share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period of the award. The Company recognizes stock option expense using the straight-line attribution method under SFAS No. 123R. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options. Option valuation models require the input of assumptions, including the expected life of stock options, the expected stock price volatility, the risk-free interest rate, and the expected dividend yield. The expected volatility and expected life are based on our limited operating experience. The risk-free interest rate is based on

U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Expected dividend yield was not considered in the option pricing formula as we do not pay dividends and have no current plans to do so in the future. We will update these assumptions if changes are warranted.

Results of Operations

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Net revenues. As noted previously, we completed the acquisition of our first two operating companies in May 2007. Revenues for the six months ended June 30, 2008 were $4,299,076, compared with $1,605,365 in the period from May 4, 2007 to June 30, 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008.

Cost of revenues. The cost of revenues for the six months ended June 30, 2008 were $2,250,571, compared with $658,794 during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008. These costs consist of product purchases and other direct costs such as salaries, commissions, and distribution charges, and for 2007, include only the post-acquisition period. The Company’s gross profit margin was 48% during six months ended June 30, 2008, compared with 59% in the period from May 4, 2007 to June 30, 2007.

General and administrative salaries and wages. During the six months ended June 30, 2008, the Company incurred general and administrative salaries and wages expenses of $1,124,770 (26% of net revenues), compared with general and administrative salaries and wages expenses of $728,924 (45% of net revenues) during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008.

Share-based compensation. During the six months ended June 30, 2008, the Company incurred $241,982 (6% of net revenue) in compensation expense related to share-based payment awards, compared with $870,594 (54% of net revenue) in share-based payment awards during the same quarter of 2007. The share-based compensation expense was less during the six months ended June 30, 2008 due to a reduction in the number of options outstanding.

General and administrative expenses. During the six months ended June 30, 2008, the Company incurred operating expenses, excluding compensation, of $2,076,117 (48% of net revenues), compared with operating expenses, excluding compensation, of $935,224 (58% of net revenue) during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008. Operating expenses are comprised primarily of professional fees, rent, and insurance.

Interest expense. During the six months ended June 30, 2008, the Company incurred interest expenses of $344,356, primarily consisting of $296,112 related to the Series D Preferred Stock issued on March 28, 2008, and $26,097 related to the Company’s credit facility with TD Banknorth. During the same period in 2007, interest expense totaled $89,947, of which $22,623 was related to the Company’s credit facility with TD Banknorth and the remainder was related to the bridge offering promissory notes issued in October 2006.

Provision for income taxes. During the six months ended June 30, 2008 and June 30, 2007, the Company had income tax provisions for state income and franchise taxes of $12,270 and $19,061, respectively. No tax benefit has been provided due to the uncertainty in the utilization of losses incurred. Net operating losses may be carried forward for up to 20 years.

Other expenses – net. During the six months ended June 30, 2008 the Company incurred $2,213,725 in Other Expenses, primarily consisting of $2,218,228 accrued for the cost of stock to be issued due to the delayed filing of a registration statement on Form S-1. There were no Other Expenses for the six months ended June 30, 2007.

Net loss. Net loss for the six months ended June 30, 2008 was $3,960,737, or ($0.11) per share, primarily reflecting the Company’s operating loss of $1,394,364, $2,218,228 in accrued non-cash penalties for the delayed filing of a registration statement on Form S-1, and $241,982 of share based compensation expense. Net loss for the six months ended June 30, 2007 was $1,634,055 or ($.06) per share, reflecting primarily the effects of share based compensation and the impact of costs incurred to execute our business strategy.

Results of Operations for the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net revenues.    As noted previously, we completed the acquisition of our first two operating companies in May 2007. Revenues from the acquisition dates through December 31, 2007 were $6,199,539. We had not generated revenues during the period ended December 31, 2006.

Cost of revenues.    The cost of revenue for the post-acquisition period through December 31, 2007 totaled $2,588,993. These costs include product purchases and other direct costs such as salaries, commissions, and distribution charges. The Company’s gross profit margin was 58% during the year ended December 31, 2007. During the period ended December 31, 2006, we did not incur costs associated with revenues.

General and administrative expenses.    During the year ended December 31, 2007, we incurred operating expenses of $6,436,184 (104% of net revenue), including $1,217,404 in compensation expense related to share-based payment awards, compared with operating expenses of $608,903, including $220,680 in share-based payment awards, during the period ended December 31, 2006, prior to the acquisition of the first two operating companies. Other operating expenses incurred during the period ended December 31, 2006 include wages, rent, insurance, and professional fees.

Interest expense.    During the year ended December 31, 2007, we incurred interest expense of $169,301, consisting primarily of $47,448 interest expense related to $160,000 of bridge offering promissory notes issued in October 2006 (the “Bridge Notes”) and $89,805 related to the Company’s credit facility with TDBanknorth. On March 29, 2007, investors holding $60,000 in principal loan value converted their Bridge Notes and accrued interest into 63 shares of the Company’s 6% Series A Convertible Preferred Stock.  The remaining balance of $100,000 plus accrued interest was paid off.  During the period ended December 31, 2006, interest expense totaled $115,395, related to the amortization of the note discount on the Bridge Notes.

Provision for income taxes.    During the year ended December 31, 2007, the Company had income tax provisions for state income and franchise taxes $46,664. For the year ended December 31, 2006, the Company had a state income and franchise tax provision of $6,233.

Other expenses.    During the year ended December 31, 2007, the Company incurred $2,580,537 in Other Expenses, consisting primarily of $2,000,000 for the legal settlement costs associated with Otto Bock, and $574,816 accrued for the cost of stock to be issued due to the late filing of the Registration Statement on SEC Form SB-2. There were no Other Expenses for the year ended December 31, 2006.

Net loss.    Net loss for the year ended December 31, 2007 was $5,535,439 or ($.20) per basic and diluted share, reflecting primarily $2,000,000 for the legal settlement costs associated with Otto Bock HealthCare, LP, $574,816 in accrued non-cash penalties for the delayed effective date of the Registration Statement on SEC Form SB-2, $1,217,404 of share based compensation expense, and the costs incurred to execute our business strategy. For the year ended December 31, 2006, net loss was $729,682 or ($.03) per share, due to the effects of our reorganization and recapitalization.

Material Changes in Financial Condition, Liquidity and Capital Resources

As of June 30, 2008, the Company had cash of $322,248, a decrease of $238,127 from the balance of $560,375 at December 31, 2007, primarily a result of the Company’s issuing preferred stock for $2,000,000 offset by its net loss from operations during the six months ended June 30, 2008. There was a working capital deficit of $488,811 at June 30, 2008, reflecting the replacement financing received during the period and assets of the acquired companies (primarily accounts receivable and inventories), offset by accounts payable and accrued expenses. As of December 31, 2007, the Company’s working capital was $474,460, reflecting the amounts due on the Company’s Credit Agreement and accrued expenses.

Net cash used in operating activities was $778,575 for the six months ended June 30, 2008, primarily attributable to the net loss adjusted for non-cash expenses ($2,218,228 in penalties for late registration to be settled in warrants, stock based compensation expense of $241,982, depreciation and amortization of $263,831, and $257,535 accrued interest and fees related to discounted financing obligations), as well as increases accounts receivable of $133,364 and in inventory of $9,056. This was offset in part by increased accounts payable and accrued expenses of $328,388 and decreased prepaid expenses and other assets totaling $14,618. Net cash used in operating activities for the same period in 2007 was $1,066,495, primarily attributable to the net loss adjusted for noncash expenses (stock based compensation expense of $870,594, non cash interest expense of $47,448 and depreciation and amortization of $45,814), offset, in part, by a decrease in accounts payable and accrued expenses primarily from acquired companies of $285,425, and an increase in inventories of acquired companies of $48,606.

Net cash provided from investing activities during the six months ended June 30, 2008 was $269,422, primarily consisting of $275,231 from adjustments to the acquisitions of the two subsidiary companies, offset by $5,809 for capital expenditures. During the same period in 2007, investing activities used $3,424,173, primarily reflective of the Company’s two acquisitions in May 2007, and the acquired companies’ capital expenditures of $117,912.

Net cash provided by financing activities during the six months ended June 30, 2008 was $271,026, consisting primarily of $2,000,000 proceeds from the issuance of preferred stock. The Company used the proceeds from this financing to pay the approximately $1.6 million outstanding balance due TD Banknorth on April 1, 2008, and also paid a $100,000 note in full. During the same period of 2007, net cash provided by financing activities was $3,428,853, primarily representing proceeds from the issuance of preferred stock net of offering costs, offset by net payments in acquired company debt.

In addition, the Company needs additional capital to cover ongoing operating expenses. We estimate that we may require up to $75,000 per month through the end of 2008. These factors raise substantial doubt about our ability to execute our business plan. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such capital or additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.

If we are to fully implement our business plan, we anticipate that our use of cash will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require investment capital for completing acquisitions we have identified. There can be no assurance that such capital or additional financing would be available in amounts and on terms acceptable to us, management believes that such financing would likely be available on acceptable terms. On August 11, 2008, AMI completed the sale of $1 million of Series E, 8% Convertible Preferred Stock, convertible at $.35 per share into an aggregate of 2,857,143 shares of Common Stock.  This sale to one existing institutional investor included warrants to purchase 8,571,429 shares of Common Stock at $.35 per share, 2,857,143 shares at $.40 per share and 2,857,143 shares at $.45 per share.  AMI intends to use the net proceeds for working capital and potential acquisitions. See Note 9 – Subsequent Events for information concerning the Company’s proposed acquisition by Medical Solutions Management Inc.

Material Changes in Financial Condition, Liquidity and Capital Resources as of December 31, 2007

The Company had cash of $560,375, a decrease of $1,817,197 from the balance of $2,377,572 at December 31, 2006, primarily as a result of the Company’s acquisition activity during the year and the net loss from operations of $5,535,439 during the year ended December 31, 2007. The Company had working capital of $474,460 at December 31, 2007, reflecting primarily accounts receivable and inventories of the acquired companies, offset by accounts payable and accrued expenses, and the bank line of credit. As of December 31, 2006, the Company’s working capital was $2,319,029, reflecting the proceeds from issuing preferred stock, offset by accrued expenses.

Net cash used in operating activities was $2,026,523 for the year ended December 31, 2007, primarily attributable to the net loss adjusted for non-cash expenses (stock based compensation expense of $1,217,404, depreciation and amortization of $370,890, stock issued for expenses of $1,550,000, and interest and fees related to bridge loans of $47,448), an increase of $81,276 in prepaid and other assets, consisting primarily of $109,145 in amortizable fees relating to acquisition costs combined with $86,378 in deferred financing costs, a decrease in inventory of $128,596 of the acquired companies, and an increase in accounts payable and accrued expenses of $265,009 (primarily from $574,816 in accrued non-cash penalties for the delayed effective date of the Registration Statement on Form SB-2, offset by $442,208 reduction in accounts payable). Net cash used in operating activities for the year ended December 31, 2006 was $358,522, primarily attributable to the net loss adjusted for non-cash expenses (stock based compensation expense of $227,240, interest expense of $115,395 and depreciation of $6,053), and an increase in accounts payable and accrued expenses of $165,339. Unless the identified and additional acquisitions are completed over the next 12 months, we will not have significant working capital to hire additional employees, market or otherwise pursue our business plan.

Net cash used in investing activities during the year ended December 31, 2007 was $3,582,664, primary reflective of the Company’s two acquisitions in May 2007. In addition, $180,733 was in incurred capital expenditures, primarily by the acquired companies. During the year ended December 31, 2006, investing activities used $62,121 in cash, for capital expenditures.

Net cash provided by financing activities during the year ended December 31, 2007 was $3,791,990, primarily representing proceeds from the issuance of preferred stock of $4,175,074, net of offering costs, offset by net payments in acquired company debt of $439,959, as compared with $2,798,215 during the same period of 2006, representing proceeds, net of issuing costs, from the Bridge Notes and the issuance of preferred stock.

On May 11, 2007, AMI and its wholly-owned subsidiaries entered into a $5 million credit agreement with TD Banknorth. This facility was terminated on or about April 1, 2008, when the Company repaid outstanding indebtedness of approximately $1.6 million. The borrowing capacity available to the Company under the credit agreement consisted of notes representing a two year $4 million Senior Secured Revolving Credit Facility and a two year $1 million Senior Secured Revolving Acquisition Loan Facility which converted into a three-year term loan.

All borrowings under our credit agreement bore interest at either (i) a rate equal to LIBOR, plus an Applicable Margin (as defined in the credit agreement), or (ii) a Base Rate (as defined in the credit agreement) plus an Applicable Margin.

AMI and each of its wholly-owned subsidiaries, Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainer Acquisition Corp. and Andover Management Services, Inc. were borrowers under our credit agreement and their obligations were guaranteed by AMI and all of AMI’s subsidiaries. Each of the Company’s assets were pledged as security under our credit agreement.

Our credit agreement was initially utilized to replace commitments and outstanding balances under Rainier Surgical Incorporated’s existing credit facility with Heritage Bank. Subsequent proceeds of the credit agreement balances were used for working capital and for general corporate purposes.

In addition to existing cash, we need additional capital to execute our business strategy and cover ongoing operating expenses. Without new acquisitions, we estimate that we may require up to $70,000 per month through the end of 2008. These factors raise substantial doubt about our ability to continue as a going concern. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses.

If we are to fully implement our business plan, we anticipate that our use of cash for acquisitions, related integration and holding Company costs will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require additional investment capital for completing acquisitions. While we expect to raise capital or seek additional financing, there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to us. Unless additional acquisitions are completed over the next 12 months, we will not have significant working capital to hire additional employees, market or otherwise pursue our business plan.

BUSINESS

Description of Business.

Andover Medical, Inc. referred to herein as “we,” “our,” “us,” “registrant,” “our Company,” “the Company,” “Company,” or “AMI” is a publicly traded company (OTCBB:ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform physical tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME and treatment products.

Orthopedics and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most often used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20 percent of the U.S. population.

On August 31, 2006, AMI, formerly known as Snow & Sail Sports, Inc., entered into a reorganization agreement pursuant to which the Company spun off its existing business (including all of its assets and liabilities) which involved providing one-day ski trips within the New England area, to former management and changed its corporate name and business to that of the Company. Pursuant to the reorganization agreement, the Company issued an aggregate of 10 million restricted shares of its common stock in connection with the transaction to management and certain affiliates in connection with the transaction.

All of the former officers and directors of the Company prior to the transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.; at that time, Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the Company, and Mr. Coffill was elected to serve as its sole director. Mr. Reilly was elected Chairman of the Board and Chief Executive Officer on March 9, 2007.

Proposed Reorganization

On July 25, 2008, AMI entered into a definitive Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Medical Solutions Management Inc., a Nevada corporation (“MSMT”) and Certified Diabetic Services, Inc., a Delaware corporation (“CDIP”), pursuant to which MSMT, a company that markets and sells orthopedic and podiatric durable medical equipment in the United States will acquire substantially all of the asset of AMI and CDIP, including the subsidiaries of Andover and CDIP.  CDIP provides diabetes medical supplies, testing, products, education and information.  Andover and CDIP are collectively referred to herein as the “Target Companies.”

The APA provides for MSMT to acquire the following subsidiaries of the Target Companies: (i) Certified Diabetic Supplies, Inc., (ii) CDS Health Management, Inc., (iii) CDS Medical Supplies, Inc., (iv) Certified Pharmacies of America, Inc., (v) Diabetic Plus, Inc., and Andover’s two operating subsidiaries, (vi) Ortho-Medical Products, Inc. and (vii) Rainier Surgical Incorporated.  Upon completion of the reorganization, AMI and CDIP will be deemed to be shell companies.

The APA provides that in exchange for substantially all of the assets of the Target Companies, including all of the capital stock of the above referenced subsidiaries, the Target Companies’ shareholders shall receive shares of MSMT’s common stock and preferred stock, as described below.  As a result, the percentage of beneficial ownership of MSMT common stock owned by each of the parties shall be as follows: (i) CDIP shareholders will own forty-five (45%) percent of the outstanding MSMT common stock, (ii) existing MSMT shareholders will own twenty (20%) percent of the outstanding MSMT common stock, and (iii) Andover shareholders will own thirty-five (35%) percent of the outstanding MSMT common stock (calculated on an as-converted basis, i.e., inclusive of common stock, preferred stock and convertible debentures, but exclusive of options and warrants which will be assumed by MSMT).  An additional eight (8%) percent of the issued and outstanding shares of common stock of MSMT (calculated on the date of the closing of the transactions under the APA (the “Closing Date”) in the same manner as set forth in the prior sentence) shall be placed in escrow to be issued to the former common and preferred shareholders of AMI and CDIP following the Closing Date based upon the respective performances of Andover and CDIP in achieving revenue and earnings targets during calendar year 2008.

With respect to management and governance, the APA provides that the composition of MSMT’s Board of Directors shall be increased to nine members, the majority of whom shall be deemed independent in order to help facilitate a proposed listing on a stock exchange. The new Board shall serve until December 31, 2009, or until their successors are duly qualified, seated and elected; or until their earlier resignation or removal.

The closing of the proposed transactions is conditioned upon and subject to respective Board of Director and shareholder approval, the effectiveness of a registration statement covering the shares of MSMT common stock and preferred stock to be issued to the shareholders of the Target Companies as well as shares of MSMT common stock issued upon the exercise of new warrants issued by MSMT to the former warrant holders of the Target Companies, all third party consents and waivers are obtained, no material adverse change has occurred with respect to any of the three parties to the APA, and other customary closing conditions.  The discussion in the balance of this prospectus, except where noted does not give effect to the proposed reorganization. All subsequent information concerning MSMT and the proposed reorganization may be found at the SEC’s website at www.sec.gov under the company listing for Medical Solutions Management, Inc.

Business Strategy

The business strategy of AMI revolves around acquiring local DME companies with net revenues of between $1 million and $10 million per annum in the markets of orthopedics and podiatry. We will then consolidate them and become a single source provider of DME products. On May 4, 2007, AMI completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. On May 11, 2007, AMI completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sales, service, distribution and marketing of orthopedic DME.  To date, AMI has been unable to complete several subsequent acquisitions for various reasons, including an inability to negotiate definitive terms of acquisitions, complete due diligence to our satisfaction, or otherwise complete the acquisition of any other entities.  Accordingly, our Board of Directors has conducted negotiations to merge the Company together with three other entities that are engaged in the business of providing DME products and services and pharmacy services.  There can be no assurance such proposed merger or any other combination transactions will be completed.

Successful growth of AMI is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of the Company’s larger scale to:

a) add on new acquisitions;

b) secure purchasing efficiencies;

c) contract for innovative new products; and

d) implement management and operational efficiencies.

AMI believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

a) small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

b) negotiations for products to reduce the cost of goods sold is very limited; therefore, margin enhancement is difficult;

c) back office expenses are spread over a very limited revenue base; and

d) little opportunity exists for a viable exit strategy.

AMI offers extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and disposables. The Company’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

AMI has identified companies that target certain procedures such as post surgical care for Anterior Cruciate Ligament (ACL) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single source solution to his/her postoperative needs.

AMI intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and treatment products. AMI intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians offices, clinics/hospitals, nursing facilities, patients homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third party reimbursement from insurance companies, Medicare, Medicaid, etc.

Our medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

• Respiratory care—Lincare and Apria;

• Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group; and

• Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR and Orthofix.

One of the services AMI currently provides for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI handles inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients.

Please see the “Risk Factors” section commencing on page 7 for more information concerning the risks of investing in our company.

Completed Acquisitions

Rainier Surgical, Incorporated

On May 11, 2007, the Company completed the acquisition of all the issued and outstanding capital stock of Rainer Surgical Incorporated. The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among a wholly-owned subsidiary of the Company, Rainer Surgical and Garth Luke, as Seller.

The aggregate purchase price paid was approximately $3,835,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,472,995 shares of the Company’s common stock valued at $900,000, based on a price per share of $.63 which was the 10-day average prior to closing and acquisition costs of approximately $260,000.

Rainier Surgical Incorporated. headquartered in Auburn, WA, specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the State of Washington. Currently, Rainier Surgical has more than 45 trained and experienced staff members and approximately $5.2 million in revenues for 2006. Through its stock and bill program, Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients.

Rainier Surgical’s stock and bill program provides physician clinics with a simple and cost-effective method to providing patients with the finest and largest selection of orthopedic DME. The stock and bill program allows Rainier Surgical to act as a liaison between physician clinics and multiple orthopedic DME manufacturers. Working directly with physician clinics, Rainier Surgical’s relationship with multiple orthopedic DME manufactures enables Rainier Surgical to provide a large vendor neutral selection of orthopedic DME to clinics and patients. By ordering and stocking DME equipment at the clinic’s request, Rainier Surgical eliminates the clinic’s DME product expense. Rainier works with all major insurance carriers and HMO organizations to provide third-party billing services for contracted physician clinics.

Successful third-party billing is vital in executing stock and bill programs. Rainier Surgical’s long-standing relationship with insurance carriers and HMO organizations facilitates smooth and effective billing services for prescribed orthopedic DME. Rainier has over 50 contracts with all the major insurance companies in Washington. After ordering and stocking prescribed orthopedic DME for contracted clinics, Rainier Surgical’s billing department files HCFA 1500 claim forms to appropriate insurance companies. Payment on the filed claim is then sent to Rainier Surgical. If a co-payment is necessary, Rainier Surgical bills patients for the determined co-payment amount. In order to offer the best service and coverage to patients, Rainier Surgical focuses on providing the lowest out-of-pocket expense to patients and the most competitive pricing to insurance carriers.

Rainier Surgical’s stock and bill program shifts the expense and overhead costs of billing, claim management, and accounts receivables away from the medical practitioner while providing the patient and the physician with superior orthopedic DME product offerings. The total revenue from insurance payers is 70 percent private, 25 percent Medicare and Medicaid, and 5 percent to other payers. Currently, Rainier Surgical has secured over 120 stock and bill accounts in the Pacific Northwest. Through their extensive distribution network, diverse product offering, expertise in products, insurance billing and inventory management, Rainier Surgical services more than 300 health care providers in acute-care hospital, clinics, and physician offices in Washington, Oregon, and Northern Idaho.

Ortho-Medical Products, Inc.

On May 4, 2007, the Company completed the acquisition of 100% of the outstanding capital stock of Ortho-Medical Products, Inc., a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics (O&P). Founded in 1982, Ortho-Medical Products focuses on servicing the needs of patients in the Tri-State Region; specifically the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, Ortho-Medical Products has approximately 30 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. Ortho-Medical Products has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. Ortho-Medical Products reported revenues of $3.2 million in 2006. Of Ortho-Medical Products’ total revenue, private insurance accounts for 69 percent, Medicare & Medicaid account for 23 percent, and other payers account for 8 percent. Focusing on quality care and service, Ortho-Medical Products has secured over 800 accounts that service more than 5,000 Tri-State Region patients.

Within Ortho-Medical Products, the custom orthotics and prosthetics product line has seen substantial growth. Ortho-Medical Products distributes customized and prefabricated O&P products. Presently, O&P sales are split, 50 percent prefabricated and 50 percent sophisticated custom orthotics. When compared to prefabricated O&P devices, Ortho-Medical Products’ customized orthotics provides greater support for patient’s compromised joints, weak muscles, and other medical conditions. Presently, Ortho-Medical’s O&P product line generates the greatest portion of sales revenue for the Company - 60 percent. Of Ortho-Medical’s additional product lines, general DME comprises 22 percent; respiratory equipment comprises 10 percent, and rehabilitation equipment (primarily cold therapy products to expedite post surgery recovery) comprises the remaining 8 percent of total sales revenue.

The aggregate purchase price paid was approximately $2,579,000, subject to post-closing adjustments and an escrow, consisting of $134,000 in cash; an unsecured promissory note to the sellers in the amount of $100,000 due one year from closing with simple interest at 6% per annum; and 3,300,000 shares of the Company’s common stock (valued at $2,145,000, based on a per share price of $.65 which was the 10 day average prior to closing), and acquisition costs of approximately $200,000. Existing Ortho-Medical Products’ management continued post-closing in accordance with certain employment or consulting agreements executed at closing.

Strategic Stages of AMI’s Development

The following represents the likely stages of AMI’s development over the next 12 to 24 months based on current conditions and assumptions:

Strategic Vision for Building Enterprise Value

Phase 1: Initial Acquisition.  Acquire platform to support initial acquisitions and begin to acquire small local DME companies or suppliers to create foothold in different geographic markets with an increasing variety of product offerings.

Phase 2: Expansion with Acquisitions. Additional acquisitions that enhance revenue stream and are strategic in nature. Concentrate on synergies between acquired businesses, such as obtaining exclusive product rights that can be channeled into expanding distribution network and demonstrate increased economies of scale.

Phase 3: National Brand Recognition. Roll-out strategy that transforms local market companies in combination with unique products into a nationally recognized and identified DME brand.  This, in turn, is expected to trigger: a size premium, recurring diversified revenue premium, strong organic growth, and a premium, high quality, high margin customer base.

An integration strategy that mirrors activities in physician practices.

The increasing evolution of managed care has forced economic efficiencies on physician practices, while attempting to limit reimbursement for services. There is a nationwide trend toward practice consolidation with out-sourcing of costly and unnecessary administrative support. The broader the range of products supplied by DME companies, the more attractive they are to physician practices seeking to deal with a limited number of suppliers. The stock and bill option advocated by AMI supplies practices with needed orthopedics and podiatry products, while eliminating the need for patient referrals to DME vendor facilities. In the end, physician practice customers benefit from out-sourced billing and inventory control management functions.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and DME. These changes include a freeze in payments for DME from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, and new clinical conditions for payment and quality standards. The changes affect our products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which began in certain regions in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services.

Growth of targeted markets served by physician specialties.

The orthopedics and podiatry specialties- unlike family practice, pediatrics, internal medicine, and primary care, are growing because of the expanding need for services by the baby boomer population. As patients live longer, they require increased prescription of DME devices for treating injuries and medical conditions. These factors account for the anticipated growth in the size of the patient market for DME products and the need for their increased frequency of prescription for them.

According to Frost and Sullivan the U.S. DME orthopedic product market is estimated to be a $1.02 billion dollar industry. The American Academy of Orthopedic Surgeons (AAOS) estimates that it is probable that 10 percent of all patients seen by the 2,700 orthopedic clinics require the prescription of DME products. Approximately one-third of these clinics utilize the stock and bill model for DME products, which offers the potential for excellent market expansion into these clinics by AMI.

The Foot and Health Foundation of America states that foot disease is the most common complication of diabetes leading to hospitalization. Podiatry DME products have high usage among diabetics, which now account for about 15.7 million people nationwide. According to the World Health Organization, in 2005 there was an estimated 20.8 million people in the United States with diabetes. The Center for Disease Control (CDC) predicts that one in three Americans born in 2000 will develop diabetes during his or her lifetime.

The AAOS estimates that one in six Americans experience foot problems at any one time and 36 percent seek medical attention. According to the American Podiatric Medical Association - podiatry is a $16 billion industry and is served by 14,000 podiatrists, whose numbers are increasing at a rate in excess of ten percent per year.

AMI’s financial positioning offers an excellent exit opportunity for emergent DME companies and product companies.

While consolidation in a market such as DME provides opportunities for acquisition, it also reduces the attractiveness of the value proposition for DME distributors and suppliers. Many emergent DME companies do not have the available capital sufficient to promote their products, nor the distribution channel to sell them.  As a public company, AMI expects to be able to negotiate innovative arrangements with companies that require AMI’s expertise and market leverage for survival.

Determinants of Business Success for AMI.

Management believes that its ability to execute the following tasks as AMI matures is probably the most significant determinant in the Company’s ability to grow and prosper:

•        acquire companies in numbers that reach critical mass to achieve economies of scale and branding opportunities;

•        develop scalable physician customer base in the orthopedic and podiatric specialties based on achievement of a competitive value proposition in the marketplace for DME products;

•       negotiate exclusivity with respect to innovative or already branded products that distinguishes AMI from its competitors;

•       enjoy price advantages over competitors based on either AMI’s size or its competitive position in particular markets;

•      maintain stable pricing and margins for DME products during the next several years with the ability to compete if restrictive pricing and limited source contracts become prevalent for DME under Medicare;

•       have sufficient market share or unique products to enable negotiation with managed health insurers as they, following Medicare’s lead, consolidate the number of DME suppliers with whom they will do business; and

•      obtain sufficient working capital to avoid the cyclical fluctuations in the volume of DME business.

Our Market

Our market is focused upon durable medical equipment, or DME, prescribed by orthopedic physicians and podiatrists.  In 2002 there were almost 1,000 stock and bill programs established nationwide. According to Frost and Sullivan, over the past few years these stock and bill programs have had an increase in popularity given a few of the following developments:

•       more outpatient arthroscopic and other orthopedic surgeries performed in facilities which traditionally did not carry significant brace and soft goods inventories;

•       clinics are able to support a wider range of products from multiple manufacturers without additional effort; and

•       tighter reimbursement under managed care for services rendered at orthopedic clinics encourages physicians and administrators to look to other possible sources of revenue

Orthopedic Market Channel

According to the AAOS there are over 2,700 orthopedic clinics in the United States, and on average each of these clinics has seven doctors practicing in it. According to Frost and Sullivan, approximately one in every seven Americans has a musculoskeletal impairment of some kind, which translates to nearly 28.6 million Americans that sustain musculoskeletal injuries annually. These injuries are estimated to cost the United States 215 billion dollars each year.

Based on research from Frost and Sullivan, in 2002 the orthopedic braces and supports market generated approximately $1.02 billion dollars in revenue, and it is forecasted to grow to $1.18 billion dollars by 2009.

The AAOS’s February 2003 Bulletin suggests that the distribution of orthopedic surgeons across the U.S. can be broken down into nine major census divisions. Four regions, each of which includes a very populous state or states (California, Florida, Texas, New York, Colorado), dominate the total share of orthopedic surgeons.

Podiatric Market

The AAOS suggests that one in every six people in the U.S. have foot problems at any given time, and 36 percent of these people regard their foot problems as serious enough to warrant medical attention The American Podiatrist Medical Association (APMA) estimates that more than 75 percent of Americans will experience foot problems of varying degrees of seriousness at one time in their lives. Those who finally seek help will turn to a doctor of podiatric medicine, of which there are about 14,000 practicing in the U.S. From a current podiatric medicine study done by Oglethorpe University, in Atlanta, there is one podiatrist for every 23,000 people in the U.S.

At present, the APMA estimates that 19 percent of the U.S. population experiences more than one foot problem a year. This translates into an approximate $16 billion industry.  According to the AAOS the cost of foot surgery to correct foot problems from tight-fitting shoes alone is $2 billion a year. If time off from work for the surgery and recovery is included, the cost is $3.5 billion.

A study conducted by the AAOS found that:

•      nine out of 10 women are wearing shoes that are too small for their feet,

•      eight out of 10 women say their shoes are painful,

•      more than seven out of 10 women have developed a bunion, hammertoe, or other painful foot deformity, which will eventually require a surgical procedure,

•      women are nine times more likely to develop a foot problem because of improper fitting shoes than a man, and

•      nine out of 10 women’s foot deformities can be attributed to tight shoes.

Podiatric surgical procedures often involve DME including at least two or all of the following: walker boot, pain pump, splints, crutches, cryotherapy (a device that can produce both heat and cold therapy) and/or continuous passive motion device.

Other Podiatric DME Opportunities

AMI believes that the market opportunity relating to non-surgical podiatric patients will be just as large, if not larger than the outpatient surgical opportunity.  Currently, most businesses in the footcare field target individuals 50 years and older. This is an important and rapidly growing demographic group. As the Baby Boom generation continues to age, the market for products and services aimed at older people will explode. According to the U.S. Department of Health and Human Services in 2002, people 65 years or older numbered 35.6 million, or 12 percent of the population. By 2010, that total will reach an estimated 40.2 million, an increase of almost 13 percent. By 2030, there will be about 71.5 million Americans age 65 or older, more than twice their number in 2000, and that age group will make up 20 percent of the population.  AMI’s products also benefit individuals beyond the older market segment, including children, young adults and diabetics.

Diabetic Opportunity

According to the Foot and Health Foundation of America there are 15.7 million diabetics in the U.S., representing 5.9 percent of the population.  There are 798,000 new cases of diabetes diagnosed each year.  Each day approximately 2,200 people are diagnosed with diabetes.  Diabetics often have major problems with their feet that can be prevented with proper foot care, orthotics and/or shoes.  The total annual cost for treatment of diabetes is more than $1.1 billion dollars.  This cost does not include surgeon’s fees, rehabilitation costs, prostheses, time lost from work, and disability payments. Diabetes contributes to many health related complications such as: ulcers, amputation, heart disease, stroke, kidney disease, blindness, and foot disease.  Foot disease is the most common complication of diabetes leading to hospitalization.  Medicare and most third party payers provide coverage for walker boots and therapeutic footwear such as depth inlay shoes, custom-molded shoes, and shoe inserts for people with diabetes who qualify under Medicare.

Competition

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified orthopedic companies and numerous smaller niche companies in the orthopedic and podiatry markets. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Many of our vendors and competitors are manufacturers and suppliers of orthopedic products, such as Breg Incorporated, DJO Incorporated (formerly known as DJ Orthopedics, Inc.), Bledsoe Medical Technology, Inc., Innovation Sports Incorporated, Biomet, Inc., DeRoyal Industries, EPI Medical Systems, Inc. (a subsidiary of BioMet, Inc.) and Royce Medical Co.

Governmental Regulation

Third-Party Reimbursement

Our products generally are prescribed by physicians and are eligible for third-party reimbursement. An important consideration for our business is whether third-party payment amounts will be adequate, as this is a factor in our customers’ selection of our products. We believe that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payors often model their policies after the Medicare program’s coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending.  On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Medicare Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of DME and orthotic devices under the Medicare program. As a result, beginning in 2004 and continuing through 2008, the reimbursement amounts for orthotic devices will increase on an annual basis. In 2007, a competitive bidding program was phased in to replace the existing fee schedule payment methodology. Supplier quality standards are to be established which will be applied by independent accreditation organizations and clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device’s Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or a reduction in the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. CMS may make a larger adjustment each year if it undertakes proscribed procedures. The regulation remains in effect after the Medicare Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement for our product sales.

In addition to changes in reimbursement codes and payment methodologies, the movement toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE (the U.S. Military Health System). We believe that our operations are, and those of our proposed acquisitions will need to be in material compliance with these laws. However, because of the breadth of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services, or HHS, has issued regulations, commonly known as “safe harbors,” that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be in violation of the Medicare Fraud and Abuse Statute. The penalties for violating the Medicare Fraud and Abuse Statute include fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

Federal physician self-referral legislation prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. These laws also prohibit the entity from receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any entity collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. An entity that engages in a scheme to circumvent these laws may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating these laws also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

Under federal and state statutes, submission of claims for payment that are “not provided as claimed” may lead to civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals (known as “realtors” or, more commonly, as “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Actions under these laws have increased significantly in recent years.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. HHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any employee, consultant, advisor or other third-party of ours to whom such information is disclosed will safeguard the information. The third rule establishes minimum standards for the security of electronic health information.

Governmental Audits

As part of our business structure, our pending acquisitions submit claims and receive payments directly from Medicare, Medicaid programs and private payors.  Thus, as a supplier of medical devices, our operations will be subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we will be required to comply with certain supplier standards, including, by way of example, licensure and documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, will be audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We will review and assess such audits or reports and attempt to take appropriate corrective action. We also are subject to surveys of our physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could result in our inability to offer our products and services to patients insured by the programs.

Employees

AMI employed approximately 64 persons as of March 10, 2008.  At our headquarters, there are four employees: Edwin A. Reilly, Chief Executive Officer, James A.  Shanahan, Chief Financial Officer, an assistant controller and a project coordinator. We are in the process of hiring additional sales, marketing, financial and operating personnel, most of whom we expect will be employed by our recent acquisitions. As of December 31, 2007, our Ortho-Medical Products Inc. subsidiary employed approximately 24 persons. Our Rainier Surgical Incorporated subsidiary employed approximately 36 persons.

Properties

The Company leases its corporate headquarters at 510 Turnpike Street, Suite #204, North Andover, Massachusetts, 01845; Tel: 978-557-1001.  The facility encompasses approximately 3,014 square feet of office space.

Ortho-Medical Products, Inc. maintains four leased store-front offices, including three in New York State and one in Connecticut.

Rainier Surgical Incorporated maintains its administrative offices and warehouse at 1144 29th St., NW, Auburn, Washington, 98001.

Legal Proceedings

Other than as set forth below, the Company is not a party to any legal proceedings other than in the ordinary course of business which are not material to its operations.  A complaint was filed on October 29, 2007, with the U.S. Department of Labor (OSHA Complaint Number 2-2600-08-003), by a former employee of Ortho Medical Products Inc. who alleged his employment was terminated because he filed a safety complaint with OSHA in October 2007.  The Company submitted a statement of position to the DOL on December 5, 2007 denying the material allegations of the complaint.  The DOL has not issued a determination.

MANAGEMENT

Executive Officers and Directors

The following are our current executive officers and directors and their respective ages and positions:

Names	Ages	Position

Edwin A. Reilly	61	Chairman of the Board, Chief Executive Officer and Chief Operating Officer

James A. Shanahan	51	Chief Financial Officer and Secretary

Robert G. Coffill, Jr.	51	Director

Marshall S. Sterman	76	Director

Robert A. Baron	68	Director

Edwin A. Reilly.    Mr. Reilly was elected Chairman of the Board and Chief Executive Officer on March 9, 2007. Mr. Reilly was elected President and Chief Operating Officer on August 31, 2006 and is currently serving in those positions. Mr. Reilly was Chief Executive Officer of Bellacasa Productions, Inc. (now known as WiFiMed Holdings Company, Inc.), a medical device company, from September 2005 to August 2006. Formerly, he was Chief Executive Officer of Ortho Rehab, Inc. from 2004 to 2005, a manufacturer and distributor of continuous passive motion devices. He was an administrative officer of Med Diversified Inc. (“Med”) from 2001 to 2002, then the largest healthcare staffing and infusion company in the United States. In November 2002, Med Diversified filed for bankruptcy following the indictment of National Century Financial Enterprise (NCFE). NCFE was the lending source for Med Diversified and 116 other companies all of which were closed, sold, restructured or forced into bankruptcy. The NCFE criminal proceedings were the largest healthcare fraud case brought and there is still an ongoing grand jury investigation. Subsequent to the bankruptcy filing, Mr. Reilly was appointed Med’s Chief Operating Officer in March 2003 and served until August 2004. He was also Secretary from October 2001 to August 2004, and Executive Vice President of Administration and Human Resources from August 2001 until March 2003. Previously, Mr. Reilly served as Executive Vice President of Administration and Human Resources for Chartwell Diversified Services, Inc. (and its predecessor company) from 1999 to 2001. He was Vice President of Human Resources for Serono Laboratories, Inc. from 1985 to 1999. Prior to that role, he served as Vice President of Human Resources for the International Health Care Group of Revlon, Inc. Mr. Reilly holds an M.B.A. in Corporate Finance from New York University and a B.S. in Economics from Fordham University.

James A. Shanahan.    Mr. Shanahan was elected Chief Financial Officer of the Company on September 11, 2007. Prior thereto, he served as Vice President of Administration and Secretary of the Company from January 2007. From 2001 to 2006, he was the vice president of finance with Med Diversified Inc., then the largest healthcare staffing and infusion company in the United States. In November 2002, Med Diversified filed for bankruptcy following the indictment of National Century Financial Enterprise (“NCFE”). NCFE was the lending source for Med Diversified and 116 other companies all of which were closed, sold, restructured or forced into bankruptcy. The NCFE criminal proceedings were the largest healthcare fraud case brought and there is still an ongoing grand jury investigation. Mr. Shanahan holds a B.A. from Oberlin College, an M.B.A. from Cornell University, Johnson Graduate School of Management, and an M.S. from Bentley College. He is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute, and the New Hampshire Society of Certified Public Accountants.

Robert G. Coffill, Jr.    Mr. Coffill was elected to the Company’s Board of Directors on August 31, 2006. Mr. Coffill has been the Senior Vice President of Field Operations and member of the Board of Directors of Medical Solutions Management, Inc. from April, 2005 to the present. Prior thereto, from July 2004 to April 2005, Mr. Coffill served as manager in the New England region for Ortho Rehab, Inc., a manufacturer and distributor of continuous passive motion devices. From January 2000 to January 2002, Mr. Coffill formed, and served as the Chief Executive Officer of, a construction staffing company in New York. He also serves as a Director of WiFiMed Holdings Company, Inc. From 1978 to 2000 Mr. Coffill had a career in education, serving as a principal and then a superintendent in five school districts located in urban, suburban, and rural environments with school populations ranging from 900 to 3,200 students. Mr. Coffill earned a B.S. from North Adams State College, a Masters in Education from Salem State College and a C.A.E.S from the Boston College Advanced Executive School Management Program.

Marshall S. Sterman.    Mr. Sterman was elected to the Company’s Board of Directors on October 16, 2006. Mr. Sterman is currently the Chief Executive Officer and President of The Mayflower Group, Ltd., a Boston, Massachusetts based consulting company, where he has been employed since 1986. Since March, 2007, he has also been Chairman and President of Aquamer, Inc. which is a development stage public company with technology in the fields of dermatology and urinary incontinence. He also serves as a director of Net Currents, Inc. and Chairman of Medical Solutions Management, Inc. and WiFiMed Holdings Company, Inc. He previously served as managing partner of Cheverie and Company and MS Sterman & Associates, both merchant banking firms, and president of Sterman & Gowell Securities, an investment banking and securities firm. During his over 40 years of investment banking/corporate finance experience, Mr. Sterman has assisted businesses in obtaining financing as a principal of a registered broker-dealer as a merchant banker and as a consultant. Mr. Sterman served as an officer in the US Navy and holds his B.A. from Brandeis University and his M.B.A. from Harvard University.

Robert A. Baron.    Mr. Baron was elected to the Company’s Board of Directors on November 13, 2006. Mr. Baron presently serves as a member of the board of directors of three publicly traded companies, Nanosenors, Inc., Hemobiotech, Inc. and opko, Inc. Nanosensors is company developing an internet video console gaming gambling service. Hemobiotech is a development stage biotechnology company; and opko is a clinical stage biopharmaceutical business. From 1998 to August 2004, he served as President of Cash City Inc., a payday advance and check cashing business. Previously, Mr. Baron served as President of East Coast Operations of CSS/TSC, a subsidiary of Tultex, Inc., a New York Stock Exchange listed company engaged in the manufacturing of activewear products, such as t-shirts, and as Chairman of T-Shirt City Inc., a company engaged in the distribution of activewear products. Mr. Baron received his B.S. degree from Ohio State University. Mr. Baron was a limited partner in Meyers Associates, LP from February 2002 until July 2006. Meyers Associates, LP is currently serving as our financial advisor and is a FINRA member firm.

Board of Directors Committees and Meetings

During the year ended December 31, 2007, our Board of Directors held seven meetings which were attended by all directors and took action by written consent on nine occasions.

Vicis Capital Master Fund, as the holder of a majority of the Series D Preferred Stock, is entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series D Preferred Stock has been converted into common stock. Pursuant to a Board of Directors resolution dated March 26, 2008, the number of directors of the Company was increased from four to seven and Vicis has the power to name the three new directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) currently consists of Robert A. Baron, Chairman, and Marshall Sterman, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended.  The Nominating Committee held one meeting during the fiscal year ended December 31, 2007. The Nominating Committee evaluates the appropriate size of the Board, recommends a change in the composition of members of the Board to reflect the needs of the business, interviews prospective candidates, makes recommendations to the Board as to the nominees for directors, and formally proposes the slate of directors to be elected at each Annual Meeting of the Stockholders. A current copy of the Nominating Committee’s charter was filed with the Company’s Form 10-KSB on March 30, 2007.

Although the Nominating Committee does not establish minimum qualifications for director candidates, it will consider, among other factors:

•      Broad experience, diversity,

•      Wisdom and integrity,

•      Judgment and skill,

•      Understanding of the Company’s business environment,

•      Experience with businesses and other organizations of comparable size,

•      Ability to make independent analytical inquiries,

•      The interplay of the candidate’s experience with the experience of other Board members,

•      The extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and

•      Willingness to devote adequate time to the Board.

The Nominating Committee will consider all director candidates recommended by stockholders. Any stockholder who desires to recommend a director candidate may do so in writing, giving each recommended candidate’s name, biographical data, and qualifications, by mail addressed to the Chairman of the Nominating Committee, in care of Andover Medical, Inc.: Attention: Secretary. A written statement from the candidate consenting to being named as a candidate and, if nominated and elected, to serve as director, must accompany any stockholder recommendation. Members of the Nominating Committee will assess potential candidates on a regular basis.

Compensation Committee

The Compensation Committee of the Board currently consists of Robert Coffill, Jr., Chairman, and Marshall Sterman, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended. The Compensation Committee held two meetings during the fiscal year ended December 31, 2007. The Committee makes recommendations to the Board as to the salaries of the CEO and President, sets the salaries of the other elected officers and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of the Company’s incentive programs. The Compensation Committee also reviews and approves or makes recommendations to the Board on any proposed plan or program which would benefit primarily the senior executive group.

Audit Committee

The Audit Committee of the Board currently consists of Marshall Sterman, as Chairman, Robert Coffill, Jr. and Robert A Baron, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended. The Board has determined that Marshall Sterman is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. The Audit Committee did not meet separately during the fiscal year ended December 31, 2007.  Each year it will recommend the appointment of a firm of independent public accountants to examine the financial statements of the Company and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company and its subsidiaries. The Audit Committee reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants’ examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company’s financial management to review reports on the functioning of the Company’s programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company and its subsidiaries based upon the activities of the Company’s internal auditing staffs, as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Company’s financial management to review any special situation arising in relation to any of the foregoing subjects. Pursuant to the rules mandated by the SEC and the Nasdaq listing standards, as amended, the Board has adopted an Audit Committee Charter which sets forth the composition of the Audit Committee, the qualifications of Audit Committee members and the responsibilities and duties of the Audit Committee. A current copy of the Company’s Audit Committee Charter was filed with the Company’s Form 10-KSB on March 30, 2007.

Andover Medical Advisory Boards

During October and November of 2006, the Company formed Orthopedic and Podiatric Advisory Boards, each of whose purpose is to assist the Company in identifying strategic market opportunities and determining how best to address them.

Orthopedic Advisory Board, William Tobin, Chairman

William Tobin, Chairman of the Orthopedic Advisory Board is president and founder of O.R.Specialties (“ORS”), an orthopedic surgical equipment distribution organization. ORS distributes to hospitals and surgery centers in the markets of Long Island, New York City, southern New York state, northern New Jersey, Connecticut, Rhode Island, and western Massachusetts. It provides on site technical service and consults with customers on everything from start up surgery centers to design of state of the art operating rooms. It also consults with surgeon customers on technical surgical procedures, as well as providing extensive training venues for multiple aspects of orthopedic medicine. Mr. Tobin was a principal of Ortho-Medical Products, Inc., a full service durable medical equipment, respiratory, orthotic and prosthetic company that services the markets of New York State, northern New Jersey, Connecticut, Rhode Island, and western Massachusetts, prior to its acquisition by the Company.

Also on the Board is Brian P. McKeon, M.D., who is the chief medical officer and head team physician of the Boston Celtics and has been with the Celtics organization for the past eight seasons. An internationally published author and presenter, Dr. McKeon is affiliated with a number of professional societies including the American Orthopedic Society of Sports Medicine and the Professional Team Physician’s Society. He is currently participating in several clinical trials and has funded research studies in his primary research area, articular cartilage. Upon graduating cum laude from the University of Connecticut in 1988 with a BS in Biology, Dr. McKeon received his medical degree with honors from Georgetown University’s School of Medicine. Following his residency and internship training with the University of Connecticut’s Integrated Residency Program, he completed a Sports Medicine Fellowship at New England’s Baptist Hospital in Boston. He is currently an assistant clinical professor of orthopedics at the Tufts University School of Medicine and a Sports Medicine Fellowship Instructor at New England Baptist Hospital.

Podiatric Advisory Board, Dr. Peter J. Bregman, Chairman

Dr. Peter J. Bregman, chairman of the Podiatry Advisory Board has been in private practice for 10 years and serves on the board of the American Association of Lower Extremity Peripheral Nerve Surgeons. His special interests include Peripheral Neuropathy and Pediatric foot problems. He is active in teaching, lecturing, and writing for scientific journals. His credentials include a doctor of podiatric medicine from the Temple School of Podiatric Medicine (1994); chief resident at Cambridge Hospital; Tufts University Achievement of Excellence (2002); and Cambridge Residency Program Attending Physician of the Year (2003).

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, that is designed to comply with Item 406 of Regulation S-K.  A copy of the Company’s Code of Ethics will also be furnished, without charge, in print to any person who requests such copy by writing to the Corporate Secretary, 510 Turnpike Street, Ste. 204, North Andover, MA 01845.

Certain Relationships and Related Transactions

On March 29, 2007, the Company completed a private financing of an aggregate of $5,612,492 principal amount of 6% Series A Convertible Preferred Stock.  Included in this amount is $1 million principal amount purchased by Vicis Capital Master Fund (“Vicis”).  The Company had no prior relationship with Vicis.  Vicis acquired Series A Convertible Preferred Stock convertible at $.35 per share into 2,857,000 shares of Common Stock; Class A Warrants to purchase 2,857,000 shares of Common Stock at $.35 per share and Class B Warrants to purchase 2,857,000 shares of Common Stock at $.35 per share.  See “Description of Securities.”

On May 3, 2007 and September 10, 2007, the Company completed a private financing of $1,700,000 and $500,000 principal amount, respectively, of 6% Series B Convertible Preferred Stock solely to Vicis.  The Series B Convertible Preferred Stock is convertible at $.35 per share into an aggregate of 6,285,400 shares of Common Stock; together with Class C Warrants exercisable for five years at $.35 per share to purchase 6,285,400 shares of Common Stock and Class D Warrants exercisable for five years at $.35 per share to purchase 6,285,400 shares of Common stock.

Pursuant to the Registration Rights Agreement entered into with the Company in connection with the Series B Offering, the Company was obligated to file this Registration Statement with the SEC within 30 days from the final closing date of the Series B Offering and have it declared effective by the SEC by June 19, 2008, which is 6 months from the effective date of the initial registration statement filed for the Series A Offering.  In the event the Company does not meet theses deadlines the Company shall automatically increase the number of shares of Common Stock issuable upon exercise of the Class C and D Warrants to twice the original 12,570,800 shares.

On March 28, 2008, the Company completed the sale of an aggregate of $2,000,000,  8% Series D Convertible Preferred Stock to Vicis convertible at the holder’s options at $.35 per share into an aggregate of 5,714,000 shares of Common Stock (the “Underlying Common Stock”).  For every share of underlying Common Stock issuable, the Company issued to the holders of Series D Preferred Stock, one Class E Common Stock Purchase Warrant (“E Warrant”) to purchase three (3) shares of Common Stock, or an aggregate of 17,142,858 shares exercisable for a period of ten (10) years expiring March 28, 2018 at a price of $.35 per share.  The holders of the Series D Preferred Stock entered into a Security Agreement with the Company and have a lien on all of the Company’s properties and assets.

On August 11, 2008, the Company completed the sale of an aggregate of $1,000,000,  8% Series E Convertible Preferred Stock to Vicis convertible at the holder’s option at $.35 per share into an aggregate of 2,857,143 shares of Common Stock (the “Underlying Common Stock”).  For every share of underlying Common Stock issuable, the Company issued to the holder of Series E Preferred Stock, one Class F Common Stock Purchase Warrant (“F Warrant”) to purchase three (3) shares of Common Stock, or an aggregate of 8,571,429 shares exercisable for a period of ten (10) years expiring August 11, 2018 at a price of $.35 per share; one Class G Common Stock Purchase Warrant (“G Warrant”) to purchase one (1) share of Common Stock, or an aggregate of 2,857,143 shares, exercisable for a ten-year period expiring August 11, 2018 at a price of $.40 per share; and one (1) Class H Common Stock Purchase Warrant (“H Warrant”) to purchase one (1) share of Common Stock, or an aggregate of 2,857,143 shares, exercisable for a ten-year period expiring August 11, 2018 at a price of $.45 per share .  The holder of the Series D Preferred Stock entered into a Security Agreement with the Company which the holder of Series E Preferred Stock joined and together have a lien on all of the Company’s properties and assets.

Vicis, as the holder of a majority of the Series D and Series E Preferred Stock, is entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series D and E Preferred Stock has been converted into common stock.  Pursuant to a Board of Directors resolution dated March 26, 2008, the number of directors of the Company was increased from four to seven and Vicis has the power to name the three new directors.

Andover Medical, Inc. was originally formed in the Commonwealth of Massachusetts on April 16, 2003 under the name Snow & Sail Sports, Inc. and reincorporated in Delaware in September 2005. On August 31, 2006, AMI entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the Company spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”). The following steps were taken in connection with the Transaction:

•       the Company effected a 28.5-for-1 forward stock split whereby 460,000 pre-forward split registered shares of its common stock (“Common Stock”) held by approximately 42 non-affiliates (the “Non-Affiliates”) of the Company were converted into 13,110,000 post-forward split registered shares (the “Post-Forward Split Registered Shares”);

•      all of the Company’s issued and outstanding shares of registered and restricted Common Stock (other than the Post-Forward Split Registered Shares) were cancelled;

•      in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement, the Company issued an aggregate of 10,000,000 restricted shares of its Common Stock in connection with the Transaction to management and certain affiliates. As part of the Reorganization Agreement, the principals of Andover Management Services, Inc. (“AMSI”) transferred to the Company all right, title and interest in the business of AMSI, including, but not limited to, letters of intent for acquisitions, an office lease, office furniture and cash;

•      Paul F. Tetreault and John P. Greeley, representing all of the former officers and directors of the Company prior to the Transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.;

•      Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the Company, and Mr. Coffill was elected to serve, at that time, as its sole director;

•      the Company’s former business (including all of its assets and liabilities), which involved providing one-day ski trips within the New England area, was spun off prior to the Transaction to former management;

•      the Company issued an aggregate of 2,500,000 stock options to purchase an equivalent number of shares of its restricted Common Stock to the Company’s then sole officer: Edwin A. Reilly (1,250,000) and its then and sole director Robert G. Coffill, Jr. (1,250,000); and

•      the Company changed its name from Snow & Sail Sports, Inc. to Andover Medical, Inc.

In connection with the Transaction, the Company issued an aggregate of 10,000,000 restricted shares of its Common Stock to management and certain affiliates in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement. Included in this issuance was 3,000,000 shares subsequently assigned to Frank Magliochetti plus 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters, over which 2,000,000 shares Mr. Magliochetti has no beneficial ownership.

See “Employment Agreements” below for information on stock options granted to an employment agreement entered into by the Company with Edwin A. Reilly, in 2006.

See “2006 Employee Stock Incentive Plan” below for information on stock options granted by the Company to Frank Magliochetti, Edwin A. Reilly, Robert G. Coffill, Jr., Marshall Sterman, and Robert A. Baron.

None of our directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons, has any material interest, direct or indirect, in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

Executive Compensation

The following table shows information concerning all compensation paid for services to the Company in all capacities during the year ended December 31, 2007 or accrued within the current fiscal year as to the Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company who served in such capacity at the end of the last fiscal year (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000:

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards	Option Awards		Non- Equity Incentive Plan Com-pensation	Non- qualified Deferred Compen-sation Earnings	All Other Compen-sation		Total
		($)		($)		($)	($)		($)	($)	($)		($)
(a)	(b)	(c)		(d)		(e)	(f)(1)		(g)	(h)	(i)		(j)
Edwin A. Reilly, current Chief Executive Officer, Chief Operating Officer, and Chairman of the Board	12/31/07	$156,150	(2)	$50,000	(3)	—	$298,478	(4)	—	—	$11,538	(5)	$516,166
James A. Shanahan, Chief Financial Officer and Secretary	12/31/07	$135,692	(6)	$16,250	(7)	—	$57,799	(8)	—	—	—		$209,741
Frank P. Magliochetti, former Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chairman of the Board	12/31/07	$92,308	(9)	—	(10)	—	$654,857	(11)	—	—	$6,231	(10)	$753,396

(1)           Please see the discussion of relevant FAS 123R valuation assumptions contained in the notes to the Company’s most recent financial statements.

(2)           Pursuant to his Employment Agreement, dated December 20, 2006, Edwin Reilly received an annual base salary of $150,000. On September 3, 2007, his salary was raised to $170,000.

(3)           Mr. Reilly is eligible for an annual bonus in an amount up to 50% of his base salary paid quarterly based on the achievement of corporate objectives relating to the Company’s performance.

(4)           Mr. Reilly was awarded stock options under his Employment Agreement to purchase 700,000 shares of Common Stock on December 20, 2006, and shall be granted options to purchase 700,000 shares on the first and second anniversary dates of his contract, with each option vesting over a 12-month period from the date of grant. The Board determined that the exercise prices of $0.38 and $0.27 per share was equal to the fair market value on December 27, 2006 and January 2, 2008, respectively. The option to be granted in 2008  shall be granted at the then fair market value. Mr. Reilly received stock options to purchase 1,250,000 shares of Common Stock at an exercise price of $0.06 per share in accordance with the 2006 Employee Stock Incentive Plan, adopted on August 31, 2006.

(5)           Includes automobile allowance of $1,000 per month.

(6)           Pursuant to his Employment Agreement, dated September 11, 2007, James Shanahan receives an annual base salary of $150,000.

(7)           Mr. Shanahan is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance.

(8)           Mr. Shanahan has been awarded stock options to purchase 300,000 shares of Common Stock, at $.41 per share the fair market value on September 11, 2007 with such option vesting over a 36-month period from the date of grant. Mr. Shanahan was previously awarded stock options to purchase 225,000 shares of Common Stock on January 22, 2007, with each option vesting over a 36-month period from the date of grant.

(9)           Pursuant to his Employment Agreement, dated December 20, 2006, Mr. Magliochetti was to receive an annual base salary of $200,000.

(10)         Mr. Magliochetti was eligible for an annual bonus (in cash or stock) in an amount up to 50% of his base salary paid quarterly based on the achievement of corporate objectives relating to the Company’s performance.

(11)         6,500,000 shares of common stock at market price vesting over 30 days from 12/20/06. The Board determined the exercise price of $0.38 per share is equal to the fair market value on December 27, 2006. Following his resignation from the Company, Mr. Magliochetti rescinded options to purchase 4 million shares of common stock and forfeited his remaining stock options. See “2006 Employee Stock Incentive Plan” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								(i)	(j)
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	(e) Option Exercise Price ($ )	(f) Option Expiration Date	(g) Number of Share or Units of Stock That Have Not Vested	(h) Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Edwin A. Reilly	1,250,000	0	0	$0.06	8/31/16
Edwin A. Reilly	700,000	0	0	$0.38	12/27/16
James A. Shanahan	225,000	150,000	0	$0.60	1/22/08
James A. Shanahan	300,000	266,667	0	$0.41	9/11/10

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert G. Coffill, Jr.	$15,000	$83,164					$98,164
Marshall Sterman	$15,000	$28,497					43,497
Robert A. Baron	$15,000	$28,497					43,497

Employment Agreements

On December 20, 2006, we entered into an employment agreement with Edwin A. Reilly for Mr. Reilly to serve as the Company’s President and Chief Operating Officer (“COO”). On March 9, 2007 Ms. Reilly was elected to serve as the Company’s Chief Executive Officer and Chairman of the Board.  Pursuant to his employment agreement Mr. Reilly received an annual base salary of $150,000 and is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance. Effective September 3, 2007, Mr. Reilly’s annual base salary increased to $170,000. The term of Mr. Reilly’s employment agreement is for three years commencing August 31, 2006, and will automatically renew for additional one year terms unless notice of non-renewal is provided in accordance with the agreement. The Company may terminate the employment agreement for Cause (as defined) or one year’s prior notice. Mr. Reilly has been awarded stock options to purchase 700,000 shares of Common Stock on December 20, 2006 and January 2, 2008 and shall be granted options to purchase 700,000 shares on December 20, 2008, at then fair market value with each option vesting over a 12-month period from the date of grant.

Mr. Reilly will participate in the Company’s benefit programs and shall also be provided with the use of an automobile or an automobile allowance, the cost of either of which shall not exceed $1,000.00 per month.

On September 11, 2007, we entered into an employment agreement with James Shanahan for Mr. Shanahan to serve as the Company’s Chief Financial Officer.  In January 2007, Mr. Shanahan was appointed to serve as the Company’s Vice President of Administration and Secretary.  Pursuant to his employment agreement, Mr. Shanahan receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance. The term of the agreement is for two years commencing September 11, 2007. The Company may terminate the agreement for Cause (as defined). In the event his employment is terminated without Cause, Mr. Shanahan will be entitled to receive an amount equal to six months of his base salary. Mr. Shanahan has been awarded stock options to purchase 300,000 shares of Common Stock, at $.41 per share, the fair market value on September 11, 2007 with such option vesting over a 36-month period from the date of grant. Mr. Shanahan will participate in the Company’s benefit programs.

2006 Employee Stock Incentive Plan

The Company’s 2006 Employee Stock Incentive Plan (the “2006 Plan”) was filed with the Company’s Form 8-K on November 14, 2006. The Board of Directors adopted amendments to the 2006 Plan on December 27, 2006 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2006 Plan, which is administered by our Board of Directors, authorizes the issuance of a maximum of 15,000,000 shares of our common stock, which may be authorized and unissued shares or treasury shares. The Employment Agreement Options (as defined below) and Directors’ Options (as defined below) shall be deemed Incentive Stock Options (as defined in the 2006 Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2006 Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of Common Stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2006 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2006 Plan will terminate on December 27, 2016.

On August 31, 2006, the Company granted a total of 2,500,000 Incentive Stock Options valued at $162,956, including 1,250,000 options to each of Edwin A. Reilly, then its sole officer, and Robert G. Coffill, Jr., then its sole director. The options expire 10 years from the date of issuance and have an exercise price of $.06 per share. One—twelfth of the options shall vest and be exercisable on the last day of each month over a 12-month period starting with September 30, 2006, subject to acceleration in the event of a Material Transaction (as defined in the 2006 Plan).

On December 27, 2006, the Board of Directors granted Edwin Reilly, then the Chief Operating Officer, options under the Employment Agreement referenced above in the “Employment Agreement” section (the “Employment Agreement Options”) providing for the purchase of 700,000 shares of the Company’s Common Stock under the 2006 Plan. The Board determined the exercise price of $0.38 per share of Common Stock equaled 100% of the fair market value per share as of December 27, 2006. The shares underlying the Employment Agreement Options to Edwin Reilly shall be vested and exercisable in 12 equal installments ending on December 20, 2007. Pursuant to his Employment Agreement, Edwin Reilly shall be granted additional options to purchase 700,000 shares on each of December 20, 2007 and December 20, 2008, with each option vesting over a 12 month period from the date of grant;

On December 27, 2006, the Board of Directors granted options (the “Directors’ Options”) to acquire 225,000 shares of the Common Stock to each of Robert G. Coffill, Marshall Sterman, and Robert A. Baron (the “Directors”) under the 2006 Plan. The Directors’ Options for each of the Directors shall be vested and exercisable in 36 equal monthly installments ending on December 20, 2009. The Board determined the exercise price of $0.38 per share equaled 100% of the fair market value per share of Common Stock as of December 27, 2006.

On January 22, 2007, the Board of Directors granted options to acquire 225,000 shares of Common Stock to James A. Shanahan under the 2006 Plan. These options shall be vested and exercisable in 36 equal monthly installments. The Board determined that the exercise price of $.60 per share equaled 100% of the fair market value per share of Common Stock as of January 22, 2007.

On September 11, 2007, the Board of Directors granted options to acquire 300,000 shares of Common Stock to James A. Shanahan under the 2006 Plan. These options shall be vested and exercisable in 36 equal monthly installments. The Board determined the exercise price of $0.41 per share equaled 100% of the fair market value per share of Common Stock as of September 11, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our issued and outstanding common stock by each director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the other named executive officers, all officers and directors of the Company as a group, and beneficial owners of more than five percent of the issued and outstanding shares of Common Stock.

Name of Beneficial Owner	Title of Class	Total Number of Shares Owned Beneficially(1)		Percent of Class Before Sale(1)
Edwin A. Reilly(2)	Common Stock	2,546,500	(3)	6.6%
Robert G. Coffill, Jr.(2)	Common Stock	1,499,553	(4)(11)	4.0%
James Shanahan(2)	Common Stock	446,875	(5)	1.2%
Marshall Sterman(2)	Common Stock	178,125	(11)	*
Robert A. Baron(2)	Common Stock	178,125	(11)	*
Frank Magliochetti(6)	Common Stock	3,000,000	(7)	8.3%
Bruce Meyers(8)	Common Stock	7,184,791	(9)	17.8%
Meyers Associates, LP(8)(10)	Common Stock	5,684,791	(9)	14.1%
Maraline International Ltd.(12)	Common Stock	1,825,166	(13)	4.8%
Roger Nesbitt(14)	Common Stock	3,002,397	(15)	7.7%
Odett Holding Ltd.(12)	Common Stock	2,302,447	(16)	6.0%
TriCounty Grain Corp.(17)	Common Stock	2,071,563	(18)	5.4%
Greville EM Vernon(19)	Common Stock	1,825,166	(13)	4.8%
James Muir Drummond(20)	Common Stock	6,844,371	(21)	16.5%
Eusibio Mario Lopez Perez(20)	Common Stock	3,194,040	(23)	8.2%
Vicis Capital Master Fund(24)	Common Stock	68,736,030	(25)	66.4%
Hjortur Eiriksson(26)	Common Stock	7,097,158	(27)	16.4%
Otto Bock Healthcare L.P.(28)	Common Stock	5,300,353	(29)	14.7%
Total number of shares owned by directors and officers as a group (5 persons)	Common Stock	4,849,678	(3)(4)(5)(11)	11.9%

*  Less than 1% of the issued and outstanding shares.

(1)

Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. On July 16, 2008, there were 36,150,309 shares of our common stock issued and outstanding. As of that date, (i) 15,000,000 shares of Common Stock were reserved for issuance under our 2006 Plan of which 7,300,000 options had been granted, in the aggregate; and (ii) approximately 22,321,170 shares of our common stock were reserved for issuance pursuant to conversion of preferred stock and approximately 44,642,843 shares reserved for issuance pursuant to exercise of warrants to purchase common stock.

(2)	The mailing address of this person is c/o Andover Medical, Inc., 510 Turnpike Street, Ste. 204, N. Andover, MA 01845.

(3)

Includes 2,475,000 shares of Common Stock underlying stock options held by this person that are currently exercisable; however does not include 175,000 shares of Common Stock underlying stock options that are not currently exercisable.

(4)

Includes 1,559,375 shares of Common Stock underlying stock options that are held by this person that are currently exercisable; however does not include 271,828 shares of Common Stock underlying stock options that are not currently exercisable.

(5)

Includes 448,875 shares of Common Stock underlying stock options that are held by this person that are currently exercisable; however, does not include 503,125 shares of Common Stock underlying stock options that are not currently exercisable.

(6)	The mailing address of this person is 61 Mill Pond, North Andover, MA 01845.

(7)

Does not include 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters over which shares Mr. Magliochetti disclaims beneficial ownership. Peter S. Johnson, Esq., is the trustee who holds voting and dispositive power with respect to the 2,000,000 shares of Common Stock.

(8)	The mailing address of this person is Meyers Associates LP, 45 Broadway, New York, NY 10006.

(9)

Includes 1,500,000 shares owned by Mr. Meyers and an additional 1,500,000 shares and 4,184,791 shares issuable upon full exercise of a unit purchase option to purchase Units of the Company’s securities owned by Meyers Associates LP, of which Mr. Meyers is President. Unit purchase options to purchase an aggregate of 15.625 Units in connection with the Company’s Offering of which 5.86 Units (2,511,303 underlying shares) were assigned to employees and other designees by Meyers Associates.

(10)	Voting and disposition power with respect to the shares owned by this stockholder is held by Bruce Meyers, President.

(11)

Pursuant to the 2006 Plan, as amended, Robert G. Coffill, Jr., Marshall Sterman and Robert A. Baron each were granted options to purchase 225,000 shares of Common Stock on both December 27, 2006 and April 30, 2008 that vest in 36 equal installments, including 178,125 shares that are currently exercisable.

(12)	The address of this person is Hlidarsmari 9, 200 Kapavogur, Iceland. Voting and disposition power with respect for the Shares are held by Hjortur Eiriksson, Director.

(13)

Consists of 571,400 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 571,400 shares of Common Stock issuable upon exercise of Class A Warrants and 571,400 shares of Common Stock issuable upon exercise of Class B Warrants; 68,571 shares granted as a 6% annual dividend (“Dividend Shares”) and 42,394 shares issuable upon payment of penalties for the delay in the Effective Date of the Company’s Form SB-2 Registration Statement declared effective on December 19, 2007 (“Penalty Shares”).

(14)	The address of this person is 1904 West Louise Dr., Grand Island, Nebraska 68803.

(15)

Consists of 939,953 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 939,953 shares of Common Stock issuable upon exercise of Class A Warrants; 939,953 shares of Common Stock issuable upon exercise of Class B Warrants; 112,800 Dividend Shares; and 69,738 Penalty Shares.

(16)

Consists of 720,821 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 720,821 shares of Common Stock issuable upon exercise of Class A Warrants; 720,821 shares of Common Stock issuable upon exercise of Class B Warrants; 86,503 Dividend Shares; and 53,481 Penalty Shares.

(17)	The address of this person is 400 4th Street, Eldon, Iowa 52554. Voting and disposition power with respect to the Shares are held by Robben Franklin, Manager & Vice President.

(18)

Consists of 648,539 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 648,539 shares of Common Stock issuable upon exercise of Class A Warrants; 648,539 shares of Common Stock issuable upon exercise of Class B Warrants; 77,829 Dividend Shares; and 48,117 Penalty Shares.

(19)	The address of this person is Bowldown Farms Ltd., Tetbury, Gloucestershire, BL8 8UD, UK.

(20)	The address of this person is 320 Branard Street, Houston, Texas 77006-5014.

(21)

Consists of 2,142,750 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 2,142,750 shares of Common Stock issuable upon exercise of Class A Warrants; 2,142,750 shares of Common Stock issuable upon exercise of Class B Warrants; 257,143 Dividend Shares; and 158,978 Penalty Shares.

(22)	The address of this person is PO Box N8174, Nassau, Bahamas.

(23)

Consists of 999,950 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 999,950 shares of Common Stock issuable upon exercise of Class A Warrants; 999,950 shares of Common Stock issuable upon exercise of Class B Warrants; 120,000 Dividend Shares; and 74,190 Penalty Shares.

(24)

The address of this person is c/o Vicis Capital LLC, 126 East 56th Street, 7th Floor, New York, NY 10022. Voting and disposition power with respect to the Shares are held by Shad L. Stastney, Partner, Vicis Capital, LLC.

(25)

Includes 2,857,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 2,857,000 shares of Common Stock issuable upon exercise of Class A Warrants and 2,857,000 shares of Common Stock issuable upon exercise of Class B Warrants; 342,857 Dividend Shares; and 211,971 Penalty Shares relating to the Series A Preferred Stock Offering. Also includes 6,285,400 shares of Common Stock issuable upon conversion of Series B Preferred Stock; 6,285,400 shares of Common Stock issuable upon exercise of Class C Warrants and 6,285,400 shares of Common Stock issuable upon exercise of Class D Warrants and 754,286 Series B Dividend Shares. Includes 5,714,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock and 17,142,858 shares of Common Stock issuable upon exercise of Class E Warrants. Includes 2,857,143 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 8,571,429 shares issuable upon exercise of Class F Warrants, 2,857,143 shares issuable upon exercise of Class G Warrants and 2,857,143 shares issuable upon exercise of Class H Warrants. Does not include 12,570,800 Penalty Shares if this registration statement is not declared effective on a timely basis.

(26)	The address of this person is Hlidarsmari 9, 200 Kapavogur, Iceland.

(27)

Includes 285,700 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 285,700 shares of Common Stock issuable upon exercise of Class A Warrants and 285,700 shares of Common Stock issuable upon exercise of Class B Warrants all held in the name of Hjortur Eiriksson; 34,286 Dividend Shares and 21,197 Series A Penalty Shares. Also includes an aggregate of 916,233 shares issuable upon conversion of Series A Preferred Stock and exercise of Class A Warrants and Class B Warrants beneficially held by Gion, Ltd., 1,825,166 shares held by Maraline International Ltd., 2,302,447 shares held by Odett Holding, Ltd. and 1,140,729 shares held by SLR Ltd., over which Hjortur Eiriksson exercises voting and/or dispositive power.

(28)	The address of the person is Two Carlson Parkway, Suite 100, Minneapolis, MN 55447. Voting and disposition power with respect to these shares is held by Elbert P. Harman, CEO.

(29)

These shares were issued pursuant to the terms of a settlement agreement. If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares then held by Otto Bock shall be returned to the Company.

SELLING STOCKHOLDERS

This Offering consists of an aggregate of 31,114,720 shares of our common stock (collectively referred to in this section as the “Shares”) issuable upon the conversion of Series A Preferred Stock, Series B Preferred Stock and the Exercise of Class A Warrants and Class B Warrants, inclusive of all dividends to be earned for two years from the date of issuance, on shares of Series A Preferred Stock registered hereby; and shares issued to the former shareholder of two acquired companies, all of which may be offered for sale and sold pursuant to this Prospectus by the Selling Stockholders. The Shares are to be offered by and for the respective accounts of the Selling Stockholders. We have agreed to register all of the Shares under the securities act for resale by the Selling Stockholders and to pay all of the expenses in connection with such registration and sale of the Shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders.  We will not receive any proceeds from the sale of the Shares by the selling stockholders.

Information with respect to the Selling Stockholders and the shares of our Common Stock held by them and those Shares being offered for sale pursuant to this prospectus is set forth in the following table.  None of the Selling Stockholders has had any material relationship with us within the past three years, except as noted above or in the Notes to the following table.

	Number of Shares Owned Prior		No. of Shares Outstanding being Offered for	No. of Shares Underlying Preferred Stock and Warrants being Offered for		Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage (2)
	to Sale		Sale	Sale (1)		Before		After
Selling Stockholder
Gary T. Algier	267,416		—	267,416		*	%	0.0%
Kurt Baum	276,333		—	276,333		*	%	0.0%
Robert Bowman	111,425		—	111,425		*	%	0.0%
Jerry Brower	445,693		—	445,693		1.2%		0.0%
Michael Bussa	338,727		—	338,727		1.1%		0.0%
George E. Carmack	311,985		—	311,985		1.0%		0.0%
Dennis J. Chodnicki	151,536		—	151,536		*	%	0.0%
Robert Clauss	111,425		—	111,425		*	%	0.0%
Scott Collins	133,708		—	133,708		*	%	0.0%
Leonard Davis	105,185		—	105,185		*	%	0.0%
James Muir Drummond	6,685,380		—	1,300,000	(7)	15.6%		12.6%
William Eccles	160,449		—	160,449		*	%	0.0%
Hjortur Eiriksson	7,097,158	(8)	—	260,000	(7)(9)	16.4%		15.8%
Thomas Faifer	75,769		—	75,769		*	%	0.0%
Shane K. Foster	365,468		—	365,468		1.0%		0.0%
Barry W. Gehring	436,779		—	436,779		1.1%		0.0%
James Gilbert	267,416		—	267,416		*	%	0.0%
Gion, Ltd.	894,950		—	260,000	(7)(9)	2.4%		1.7%
Thomas Gioseffi	82,899		—	82,899		*	%	0.0%
David Harary	480,457		—	480,457		1.3%		0.0%
Clayton Hisler	133,708		—	133,708		*	%	0.0%
Greg Horton	249,598		—	249,598		*	%	0.0%
Brian Kane	226,412		—	226,412		*	%	0.0%
Edward R. Kimmelman	111,425		—	111,425		*	%	0.0%
Dr. Bruce Kloster	111,425		—	111,425		*	%	0.0%
Jack Lash	133,708		—	133,708		*	%	0.0%
Jack Love	115,880		—	115,880		*	%	0.0%
Jim Lucey	570,487		—	570,487		1.9%		0.0%
Robert Machado	142,622		—	142,622		*	%	0.0%
Maraline Int’l Ltd.	1,782,771		—	260,000	(7)(9)	4.7%		4.0%
Alfonse Marano	338,727		—	338,727		*	%	0.0%
John Marden	508,090		—	508,090		1.6%		0.0%
Fergus McDermott	668,539		—	668,539		1.8%		0.0%
Dan McDonald	258,502		—	258,502		*	%	0.0%
E. Dale Miller	490,262		—	490,262		1.3%		0.0%
Donald Mudd	452,824		—	452,824		1.2%		0.0%
Jerry Murphy	151,536		—	151,536		*	%	0.0%
Roger Nesbitt	2,932,659		—	1,300,000	(7)	7.5%		4.2%
Odett Holdings Ltd.	2,248,969		—	260,000	(7)(9)	5.8%		5.2%
Lawrence Olson	222,846		—	222,846		*	%	0.0%
Daniel Osero	111,425		—	111,425		*	%	0.0%
Craig Paine	196,105		—	196,105		*	%	0.0%
William Plaster	142,622		—	142,622		*	%	0.0%
Terry Poling, M.D.	160,449		—	160,449		*	%	0.0%
Keith Pomper	222,846		—	222,846		*	%	0.0%
Carl Rosati	232,652		—	232,652		*	%	0.0%
Ronald Roseman	111,425		—	111,425		*	%	0.0%
William Satterfield	499,176		—	499,176		1.3%		0.0%
Francesco Scarso	222,846		—	222,846		*	%	0.0%
William Schaffer	169,363		—	169,363		*	%	0.0%
Rod Schmidt	111,425		—	111,425		*	%	0.0%
Ken Sitomer	90,921		—	90,921		*	%	0.0%
SLR, Ltd.	1,114,232		—	260,000	(7)(9)	3.0%		2.3%
Randall & Nancy Smart	115,880		—	115,880		*	%	0.0%
Leroy Stevens	187,191		—	187,191		*	%	0.0%
Michael Stone	2,664,485		—	1,300,000	(7)	6.9%		3.5%
Michael Thomas	101,619		—	101,619		*	%	0.0%
William Thompson	445,693		—	445,693		1.2%		0.0%
Robert E. Tober	249,598		—	249,598		*	%	0.0%

	Number of Shares Owned Prior		No. of Shares Outstanding being Offered for		No. of Shares Underlying Preferred Stock and Warrants being Offered for		Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage (2)
	to Sale		Sale		Sale (1)		Before	After
Liza Torkan	232,652		—		232,652		* %	0.0%
TriCounty Grain Corp.(3)	2,023,446		—		1,300,000	(7)	5.3%	2.2%
Edward Trunk	178,277		—		178,277		* %	0.0%
Greville EM Vernon	1,782,771		—		1,300,000	(7)	4.7%	1.3%
Walter Bill Walker	445,693		—		445,693		1.2%	0.0%
Dale Welle	267,416		—		267,416		* %	0.0%
Steve Zekan	231,760		—		231,760		* %	0.0%
Robert Geoghan	445,693		—		445,693		1.2%	0.0%
Leonard Hess	222,846		—		222,846		* %	0.0%
Eusibio Mario Lopez Perez	3,119,850		—		1,300,000	(7)	7.9%	4.6%
Nutmeg Mercury Fund LLP(4)	668,539		—		668,539		1.8%	0.0%
Daniel Osero	111,425		—		111,425		* %	0.0%
RFJM Partners LLC(5)	222,846		—		222,846		* %	0.0%
Steven Topp	89,139		—		89,139		* %	0.0%
Bradford Wilson	93,596		—		93,596		* %	0.0%
Wood Family Trust-Jack W.Wood, Trustee(6)	111,425				111,425		* %	0.0%
Leon Yoder	111,425				111,425		* %	0.0%
Vicis Capital Master Fund(10)	68,736,030	(11)			1,428,500	(12)	66.4%	65.0%
Bernard Leff	198,000		198,000	(13)	—		*	0.0
JANK Partners LLC (14)	726,000		726,000	(13)	—		2.0%	0.0
William Tobin	726,000		726,000	(13)	—		2.0%	0.0
Marc Waldman	825,000		825,000	(13)	—		2.3%	0.0
Joseph Anastasio	660,000		660,000	(13)	—		1.8%	0.0
Jeanne Wilde	165,000		165,000	(13)	—		*	0.0
Garth Luke	1,378,069		1,378,069	(15)	—		3.8%	0.0
Susan Beck	29,460		29,460	(16)	—		*	0.0
James Ort	65,466		65,466	(16)			*	0.0
TOTAL			4,772,995		26,341,725

* Less than 1% of the issued and outstanding shares.

(1)                    Except where noted in footnotes, includes one share of Common Stock issuable upon exercise of Class A Warrants and one share of Common Stock issuable upon the exercise of Class B Warrants issued for every share of Common Stock issuable upon conversion of Series A Preferred Stock. Also includes an aggregate of up to an additional 608,230 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Series A Preferred Stock, for two years at an assumed conversion price of $.35 per share. These shares have been registered on this registration statement and are included in the above table; however, the exact number of dividend shares cannot be determined until the date the dividend is declared. By way of example, for each unit sold at $50,000, 142,850 shares of Common Stock are issuable upon conversion of 50 shares of Series A Preferred Stock 142,850 shares of Common Stock are issuable upon exercise of Class A Warrants, 142,850 shares of Common Stock are issuable upon exercise of Class B Warrants and 17,142 shares of Common Stock are issuable in payment of dividends.

Notwithstanding the foregoing, in order to comply with Rule 415 under the Securities Act, the total number of shares of the Registrant’s common stock that each of the selling stockholders will be permitted to resell under this Registration Statement will not exceed 10% of the Company’s public float (approximately 13,000,000 as of December 19, 2007 and 14,700,000 as of the date of this prospectus) held by non-affiliates. Consequently, the Company will not be registering a portion of the shares certain of the selling stockholders listed in the Selling Stockholders Table as listed above would be entitled to receive upon conversion of their Series A or B Preferred Stock or upon exercise of their Class A, B, C and D Warrants, since doing so would cause such selling stockholders to exceed the 10% limitation discussed above.

(2)                    As of July 16, 2008, we had 36,150,309 shares of Common Stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is: (a) deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)                    Voting and disposition power with respect for the Shares are held by Robben Franklin, Manager & Vice President.

(4)                    Voting and disposition power with respect for the Shares are held by Randall S. Goulding, General Partner.

(5)                    Voting and disposition power with respect for the Shares are held by Jeffrey Markowitz, Managing Member.

(6)                    Voting and disposition power with respect for the Shares are held by Jack W. Wood, Trustee.

(7)                    Consists solely of shares of Common Stock issuable upon the conversion of Series A Preferred Stock.

(8)                    Includes 285,700 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 285,700 shares of Common Stock issuable upon exercise of Class A Warrants and 285,700 shares of Common Stock issuable upon exercise of Class B Warrants all held in the name of Hjortur Eiriksson; 34,286 Dividend Shares and 21,197 Series A Penalty Shares. Also includes an aggregate of 916,233 shares issuable upon conversion of Series A Preferred Stock and exercise of Class A Warrants and Class B Warrants beneficially held by Gion, Ltd., 1,825,166 shares held by Maraline International Ltd., 2,302,447 shares held by Odett Holding, Ltd. and 1,140,729 shares held by SLR Ltd., over which Hjortur Eiriksson exercises voting and/or dispositive power.

(9)                    Hjortur Eiriksson, Gion, Ltd., Maraline Int’l Ltd., SLR, Ltd and Odett Holdings Ltd. are affiliates with each other but not with the Company.

(10)            Voting and disposition power with respect to these Shares are held by Shad Stastney, Managing Member of Vicis Capital, LLC, the Managing Member of this selling stockholder.

(11)            Consists of 2,857,000 Shares issuable upon the conversion of 1,000 shares of Series A Preferred Stock, 2,857,000 Shares issuable upon exercise of Class A Warrants, 2,857,000 Shares issuable upon exercise of Class B Warrants, 342,857 Series A Preferred Stock Dividend Shares, 211,971 Series A Penalty Shares, 6,285,400 Shares issuable upon the conversion of 2,200 shares of Series B Preferred Stock, 754,286 Series B Preferred Stock Dividend Shares, 6,285,400 Shares issuable upon exercise of Class C Warrants, and 6,285,400 Shares issuable upon exercise of Class D Warrants.  Includes 5,714,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock and 17,142,858 shares of Common Stock issuable upon exercise of Class E Warrants.  Includes 2,857,143 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 8,571,429 shares issuable upon exercise of Class F Warrants, 2,857,143 shares issuable upon exercise of Class G Warrants and 2,857,143 shares issuable upon exercise of Class H Warrants.  Does not include 12,570,800 shares issuable to Vicis Capital Master Fund in the event this registration statement is not declared effective on a timely basis.

(12)            Consists of 1,428,500 Shares issuable upon the conversion of 500 shares of Series B Preferred Stock.

(13)            These Shares are held by a former shareholder of Ortho-Medical Products, Inc. and 10% of such shares are held in escrow. Pursuant to the terms of the Company’s acquisition of OMI, in the event the Company is entitled to indemnification, which is not satisfied first from $75,000 cash held in escrow, and/or there is (ii) any shortfall in OMI’s financial statements for the periods immediately before and after the acquisition, then pursuant to the Escrow Agreement, dated as of May 4, 2007, by and among the Company, the respective shareholders of OMI and Phillips Nizer LLP as escrow agent, the shares held in escrow would be returned by the Company in satisfaction of a claim.  As of the first anniversary date of the escrow agreement when the escrow was otherwise subject to termination, objections to the release from escrow had not been resolved and no shares had been released from escrow.

(14)            Voting and disposition power with respect to these Shares are held by Ronald Krinick,

(15)            These Shares are held by a former shareholder of Rainer Surgical Incorporated.  See “Business Strategy – Completed Acquisitions” for information concerning the acquisition of Rainier Surgical Incorporated pursuant to a Stock Purchase Agreement dated May 11, 2007.

(16)            These Shares are held by managers of Rainier Surgical Incorporated as granted by the former shareholder of Rainier Surgical Incorporated.

Additional Disclosures

Dollar value of Underlying Securities Registered for Resale in this Prospectus

The closing prices per share of our common stock on December 22, 2006, March 29, 2007, and September 10, 2007 the dates of sale of the Units pursuant to the private placement (the “Financing”) described elsewhere in this prospectus were $0.38, $0.70 and $0.40, respectively. Using these share prices, the total dollar value of the 36,415,073 shares of common stock being registered hereunder, inclusive of common stock underlying the preferred stock, dividends and the warrants would have been $11,267,943.

Payments Made in Connection with the Financing

Since the Company’s registration statement No. 333-142837 was not effective within 120 days following the Scheduled Filing Date (i.e., 30 days from the final closing of the Financing, which occurred on March 29, 2007), we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested, with respect to shares being registered for resale herein (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days thereafter. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement has not been declared effective prior to August 25, 2007, the total possible payments we would have to make pursuant to these liquidated damages to selling shareholders under this prospectus would be an aggregate of $633,645.  In addition, each share of Series A and Series B Preferred Stock issued in connection with the Financing accrues an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed. The amount of dividends paid in shares of Common Stock to each of the selling stockholders listed in the Selling Stockholder table of this prospectus is calculated by multiplying the principal amount of Preferred Stock held by such selling stockholder by 12% (assumes the dividends are being paid for a two-year period). Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. The number of shares of common stock issuable in full payment of dividends would be 1,581,565 for Series A Preferred Stock and 754,286 for Series B Preferred Stock. However, as set forth above, in order to comply with Rule 415 under the Securities Act this Registration Statement includes only 608,274 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Series A Preferred Stock (and no shares of Series B Preferred Stock) for the next two years at an assumed conversion price of $.35 per share. Consequently, the dollar value of the dividend payments that the Company may be required to make in connection with the Series A Preferred Stock is $239,709 consisting of 608,274 shares of Common Stock.

Except as set forth in the immediately preceding paragraph, no payments have been made or may be required to be made in the future in connection with the transaction to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

The net proceeds we received from the Series A Offering were $5,018,867. From the gross proceeds of $5,612,492, Meyers Associates LP, an NASD member firm participating in the private placement, received cash compensation of $455,250, plus reimbursement for accountable expenses in the amount of $138,375.

The net proceeds we received from the Series B Offering was $500,000 for shares registered hereby.  No underwriting discounts, commissions or expenses were paid.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of Units are $873,354 consisting of $239,709 of dividend payments and $633,645 of liquidated damages, or

$1,113,063 consisting of $479,418 of dividend payments and $633,645 of liquidated damages after the second year. Total possible payments under agreements entered into in connection with the sale of the Units to all selling stockholders and any of their affiliates in the year following March 29, 2007 consist of the following:

1.   If the registration statement for the Series A Offering is not effective within 120 days following the Scheduled Filing Date (i.e., 30 days from the final closing of the Financing, which occurred on March 29, 2007), we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days thereafter. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement No. 333-142387 was not declared effective prior to August 25, 2007, the total possible payments we would have to make pursuant to these liquidated damages to selling stockholders would be an aggregate of $633,645.

2.   If the registration statement for the Series B offering is not effective within six months of the December 19, 2007 effective date of the last registration statement, the Company shall automatically increase the number of shares of Common Stock issuable upon exercise of the Class C and D Warrants to twice the original amount.

3.   We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction or disclosure documents with respect to the Series A Offering, including this registration statement, or as a result of any action instituted against a selling stockholder with respect to the Financing, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

Profits on Conversion of Preferred Stock and Exercise of Warrants

The following tables show the total possible profit that the selling stockholders could realize as a result of the conversion/exercise discount for the securities underlying the preferred stock, warrants and dividends offered hereby.

Shareholder	Market Price per Share of Common Stock @ Closing	Conversion Price (1)	Total Shares Underlying Unit (2)	Aggregate Market Price of Shares Underlying Units	Aggregate Conversion Exercise Price of Shares Underlying Units	Total Possible Discount to Market Price

Gary T. Algier	$0.38	$0.35	267,416	$101,617.97	$93,595.50	$8,022.47
Kurt Baum	$0.38	$0.35	276,333	$105,006.38	$96,716.40	$8,289.98
Robert Bowman	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
Jerry Brower	$0.38	$0.35	445,693	$169,363.29	$155,992.50	$13,370.79
Michael Bussa	$0.38	$0.35	338,727	$128,716.10	$118,554.30	$10,161.80
George E. Carmack	$0.38	$0.35	311,985	$118,554.30	$109,194.75	$9,359.55
Dennis Chodnicki	$0.38	$0.35	151,536	$57,583.52	$53,037.45	$4,546.07
Robert Clauss	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
Scott W. Collins	$0.38	$0.35	133,708	$50,808.99	$46,797.75	$4,011.24
Leonard E. Davis	$0.38	$0.35	105,185	$39,969.74	$36,814.23	$3,155.51
James Muir Drummond (3)	$0.38	$0.35	1,300,000	$494,000.00	$455,000.00	$39,000.00
William Eccles	$0.38	$0.35	160,449	$60,970.78	$56,157.30	$4,813.48
Hjortur Eiriksson (3)	$0.38	$0.35	260,000	$98,800.00	$91,000.00	$7,800.00

Thomas Faifer	$0.38	$0.35	75,769	$28,792.14	$26,519.08	$2,273.06
Shane K. Foster	$0.38	$0.35	365,468	$138,877.89	$127,913.85	$10,964.04
Barry W. Gehring	$0.38	$0.35	436,779	$165,976.02	$152,872.65	$13,103.37
James N. Gilbert	$0.38	$0.35	267,416	$101,617.97	$93,595.50	$8,022.47
Gion, Ltd. (3)	$0.38	$0.35	260,000	$98,800.00	$91,000.00	$7,800.00
Thomas Gioseffi	$0.38	$0.35	82,899	$31,501.57	$29,014.61	$2,486.97
David Harary	$0.38	$0.35	480,457	$182,573.62	$168,159.92	$14,413.71
Clayton Hisler	$0.38	$0.35	133,708	$50,808.99	$46,797.75	$4,011.24
Greg Horton	$0.38	$0.35	249,598	$94,847.24	$87,359.30	$7,487.94
Brian Patrick Kane	$0.38	$0.35	226,412	$86,036.55	$79,244.19	$6,792.36
Edward R. Kimmelman	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
Dr. Bruce Kloster	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
Jack Lash	$0.38	$0.35	133,708	$50,808.99	$46,797.75	$4,011.24
Jack Love	$0.38	$0.35	115,880	$44,034.45	$40,558.05	$3,476.40
Jim Lucey	$0.38	$0.35	570,487	$216,785.01	$199,670.40	$17,114.61
Robert J. Machado	$0.38	$0.35	142,622	$54,196.25	$49,917.60	$4,278.65
Maraline International Ltd. (3)	$0.38	$0.35	260,000	$98,800.00	$91,000.00	$7,800.00
Alfonse Marano	$0.38	$0.35	338,727	$128,716.10	$118,554.30	$10,161.80
John Marden	$0.38	$0.35	508,090	$193,074.15	$177,831.45	$15,242.70
Fergus J. McDermott	$0.38	$0.35	668,539	$254,044.93	$233,988.75	$20,056.18
Dan M. McDonald	$0.38	$0.35	258,502	$98,230.71	$90,475.65	$7,755.06
E. Dale Miller	$0.38	$0.35	490,262	$186,299.61	$171,591.75	$14,707.86
Donald Mudd	$0.38	$0.35	452,824	$172,073.10	$158,488.38	$13,584.72
Jerry Murphy	$0.38	$0.35	151,536	$57,583.52	$53,037.45	$4,546.07
Roger D. Nesbitt (3)	$0.38	$0.35	1,300,000	$494,000.00	$455,000.00	$39,000.00

Odett Holding Ltd. (3)	$0.38	$0.35	260,000	$98,800.00	$91,000.00	$7,800.00
Lawrence Olson	$0.38	$0.35	222,846	$84,681.64	$77,996.25	$6,685.39

Daniel Osero	$0.38	$0.35	111,423	$42,340.74	$38,998.05	$3,342.69
Craig Paine	$0.38	$0.35	196,105	$74,519.85	$68,636.70	$5,883.15
William Plaster	$0.38	$0.35	142,622	$54,196.25	$49,917.60	$4,278.65
Terry Poling, M.D.	$0.38	$0.35	160,449	$60,970.78	$56,157.30	$4,813.48
Keith Pomper	$0.38	$0.35	222,846	$84,681.64	$77,996.25	$6,685.39
Carl Rosati	$0.70	$0.35	232,652	$162,856.17	$81,428.09	$81,428.09
Ronald Roseman	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
Bill Satterfield	$0.38	$0.35	499,176	$189,686.88	$174,711.60	$14,975.28
Francesco A. Scarso	$0.38	$0.35	222,846	$84,681.64	$77,996.25	$6,685.39
Rod Schmidt	$0.38	$0.35	111,425	$42,341.58	$38,998.83	$3,342.76
William Schaffer	$0.38	$0.35	169,363	$64,358.05	$59,277.15	$5,080.90
Ken Sitomer	$0.38	$0.35	90,921	$34,550.11	$31,822.47	$2,727.64
SLR Ltd. (3)	$0.38	$0.35	260,000	$98,800.00	$91,000.00	$7,800.00
Randall & Nancy Smart	$0.38	$0.35	115,880	$44,034.45	$40,558.05	$3,476.40
Leroy Stevens	$0.38	$0.35	187,191	$71,132.58	$65,516.85	$5,615.73
Michael Stone (3)	$0.38	$0.35	1,300,000	$494,000.00	$455,000.00	$39,000.00
Michael W. Thomas	$0.38	$0.35	101,619	$38,615.21	$35,566.64	$3,048.57
William Thompson	$0.38	$0.35	445,693	$169,363.29	$155,992.50	$13,370.79
Robert A. Tober	$0.38	$0.35	249,598	$94,847.24	$87,359.30	$7,487.94

LizaTorkan	$0.70	$0.35	232,652	$162,856.17	$81,428.09	$81,428.09
The TriCounty Grain Corp. (3)	$0.38	$0.35	1,300,000	$494,000.00	$455,000.00	$39,000.00
Edward V. Trunk	$0.38	$0.35	178,277	$67,745.31	$62,397.00	$5,348.31
Greville EM Vernon (3)	$0.38	$0.35	1,300,000	$494,000.00	$455,000.00	$39,000.00
Walter Bill Walker (3)	$0.38	$0.35	445,693	$169,363.29	$155,992.50	$13,370.79
Dale Welle	$0.38	$0.35	267,416	$101,617.97	$93,595.50	$8,022.47
Steve Zekan	$0.38	$0.35	231,760	$88,068.91	$81,116.10	$6,952.81
Robert Geoghan	$0.70	$0.35	445,693	$311,985.00	$155,992.50	$155,992.50
Leonard Hess	$0.70	$0.35	222,846	$155,992.50	$77,996.25	$77,996.25
Eusibio Mario Lopez Perez (3)	$0.70	$0.35	1,300,000	$910,000.00	$455,000.00	$455,000.00
Nutmeg Mercury Fund LLP	$0.70	$0.35	668,539	$467,977.50	$233,988.75	$233,988.75
Daniel Osero	$0.70	$0.35	111,423	$77,998.48	$38,998.05	$39,000.43
Steven Topp	$0.70	$0.35	89,139	$62,397.00	$31,198.50	$31,198.50
F.B.Wilson	$0.70	$0.35	93,596	$65,516.85	$32,758.43	$32,758.43
Wood Family Trust	$0.70	$0.35	111,425	$77,997.65	$38,998.83	$38,998.83
Leon Yoder	$0.70	$0.35	111,425	$77,997.65	$38,998.83	$38,998.83
Vicis Capital Master Fund (4)	$0.40	$0.35	1,428,500	$571,400.00	$499,975.00	$71,425.00

Total			26,341,725	$11,267,941	$9,219,604	$2,048,338

(1)                                  Each share of Series A and Series B Preferred Stock is convertible, subject to adjustment as described below, into 2,857 shares of Common Stock (the “Conversion Rate”) at a price equal to $0.35 per share of Common Stock (the “Conversion Price”). The then existing Conversion Price of the Series A Preferred Stock and the exercise price of the Class A and Class B Warrants (collectively referred to as the “Conversion Price”) shall be subject to adjustment for issuances of Common Stock at a purchase price of less than the then-effective Conversion Price to be reduced to the consideration received by the Company for such issuance, subject to customary carve outs, including stock options issued to the Company’s management and the Board of Directors for less than the Conversion/Exercise Price. In particular, if the Company issues additional shares of Common Stock (other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock) for a consideration per share less than the then existing Conversion Price, then, the Conversion Rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which the Company issues or sells such shares of Common Stock. In the event of any adjustment to the conversion price of the Series A Preferred Stock as a result of a subsequent Common Stock issuance as described above, the Class A and Class B Warrants shall be adjusted to 128% and 171%, respectively, of the price paid for the shares of Common Stock (or equivalent thereof) in such subsequent issuance. No anti-dilution adjustments, however, will be made for a reverse stock split or any similar recapitalization of the Company for a 12-month period commencing on the effective date of the registration statement, of which this prospectus is a part.

(2)                                  Includes one share of Common Stock issuable upon exercise of Class A Warrants and one share of Common Stock issuable upon the exercise of Class B Warrants issued for every share of Common Stock issuable upon conversion of Series A Preferred Stock. These shares have been registered on this registration statement and are included in the above table entitled “Profits on Conversion of Preferred Stock and Exercise of Warrants.” By way of example, for each unit sold at $50,000, 142,850 shares of Common Stock are issuable upon conversion of 50 shares of Series A Preferred  Stock 142,850 shares of Common Stock are issuable upon exercise of Class A Warrants and 142,850 shares of Common Stock are issuable upon exercise of Class B Warrants. It is assumed for purposes of this registration statement that an aggregate of 608,230 shares of Common Stock will be issuable in payment of 6% dividends on the Series A Preferred Stock for the next two years at an assumed conversion price of $.35 per share; however, the exact number of dividend shares cannot be determined until the date the dividend is declared. Notwithstanding the foregoing, in order to comply with Rule 415 of the Securities Act, the total number of shares of the Registrant’s common stock that each of the selling stockholders will be permitted to resell under this Registration Statement will not exceed 10% of the Company’s public float held by non-affiliates, or approximately 1,300,000 shares. Consequently, the Company will not be registering a portion of the shares that certain of the selling stockholders listed in the Selling Stockholders Table above as indicated would be entitled to receive upon conversion of their Series A Preferred Stock or upon exercise of their Class A Warrants and Class B Warrants, since doing so would cause such selling stockholders to exceed the 10% limitation discussed above.

(3)                                  Consists solely of shares of Common Stock issuable upon conversion of Series A Preferred Stock.

(4)                                  The address of this person is 400 4th Street, Eldon, Iowa 52554.  Voting and disposition power with respect for the shares are held by Robben Franklin, Manager and Vice President.

(5)                                  Voting and disposition power with respect for the shares are held by Randall Goulding, General Partner.

(6)                                  Voting and disposition power with respect for the shares are held by Jeffrey Markowitz, Managing Member.

(7)                                  Voting and disposition power with respect for the shares are held by Jack W. Wood, Trustee.

(8)                                  Voting and disposition power with respect for the shares are held by Shad Stastney, Partner, Vicis Capital, LLC.

(9)                                  Consists solely of shares of Common Stock issuable upon conversion of Series B Preferred Stock.

Comparison of Company Proceeds from the Financing to Potential Investor Profit

Gross Proceeds from the Series A Offering:	$8,472,082	(1)
Less Payments Made (liquidated damages and dividends) or Required to be Made to Selling Stockholders and Any of Their Affiliates:	$1,113,063
Resulting Net Proceeds from the Financing:	$7,506,065	(2)
Total Possible Profit to Selling Stockholders	$1,976,913	(3)

(1)   Reflects gross proceeds of $5,612,492 received by the Company from the Series A Preferred Stock less $1,652,208 sold to the selling shareholders and not registered hereby, plus $4,511,798 to be received upon the exercise of warrants.

(2)   This amount reflects payment to participating FINRA member firms of a selling commission equal to 10% of the Units sold in the Series A Offering, a non-accountable expense allowance equal to 3% of the gross proceeds raised in connection with the Financing and a 10% warrant solicitation fee.

(3)  Total possible discount to market price.

Gross Proceeds from the Series B Offering:	$500,000	(1)
Less Payments Made	$0
Or Required to be Made to Selling Stockholder	$60,000	(2)
Resulting Net Proceeds from the Series B Offering	$500,000	(3)
Total Possible Profit to Selling Stockholder	$71,425

(1)   Reflects gross proceeds of $500,000 received by the Company from the Series B Preferred Stock.

(2)   This amount reflects payment to dividends at 6% per year for two years.

(3)  Total possible discount to market price.

Total of Possible Payments and Discounts as a Percentage of Net Proceeds

The total amount of all possible payments made or required to be made to selling stockholders and any of their affiliates ($1,113,063) and the total possible discount to the market price of the shares underlying the Units ($11,267,943) divided by the net proceeds from the sale of the Units to the selling stockholders $8,006,065 , expressed as a percentage, is 155%.

Total Possible Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

None.

Prior and Subsequent Transactions Between the Company and the Selling Stockholders

None.

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following table sets forth (a) the number of shares outstanding prior to the completion of convertible preferred stock transaction on March 29, 2007 held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the Financing held by persons other than selling stockholders, affiliates of the Company and affiliates of the selling stockholders	16,263,072

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	24,913,225

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	24,913,225

Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	0

Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	6,201,495

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief that no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships

We have no relationships or arrangements with the selling stockholders, any affiliates of the selling stockholders, or any person with whom any of the selling stockholders has a contractual relationship regarding the transaction.

Method for Determining the Number of Shares Being Registered Hereunder

We are registering the number of: (i) shares of our common stock which are issuable upon the conversion of Series A Preferred Stock, (ii) shares of Common Stock issuable over the two year period from the date of issuance in payment of 6% dividends on the Series A Preferred Stock, and (iii) the shares of our common stock issuable on the exercise of A and B warrants issued to the selling stockholders, each purchased in the Financing, as described herein so that no single selling stockholder has registered to resell more than 10% of the Company’s public float, or approximately 1,470,000 shares.

DESCRIPTION OF SECURITIES

General

We currently have authorized capital of 301,000,000 shares, of which 300,000,000 shares have been designated as common stock, par value $.001 per share, and 1,000,000 shares as preferred stock, par value $.001 per share. As of July 16, 2008, there were 36,150,309 shares of Common Stock held of record by 45 stockholders. As of the date hereof, we have 5,612.8 shares of Series A

Preferred Stock, 2,200 shares of Series B Preferred Stock, 2,000 shares of Series D Preferred Stock and 1,000 shares of Series E Preferred Stock issued and outstanding, each convertible into 2,857 shares of Common Stock or an aggregate of 28,035,170 shares. Pursuant to a Certificate of Elimination none of the authorized shares of Series C Preferred Stock will be issued.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby are validly issued, fully paid and non-assessable.

Preferred Stock

The Board of Directors has the authority to designate one or more series of Preferred Stock. Such provisions are referred to as “blank check” provisions, as they give the Board of Directors the flexibility, from time to time, without further stockholder approval, to create Preferred Stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the company and (viii) other relative rights, preferences and limitations of such series.

If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. On the Company’s liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company. Preferred stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company’s management. In addition, the issuance of additional Common Shares or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so.

On March 29, 2007, the Company completed a private financing (the “Series A Offering”) of an aggregate of approximately 112.2 Units of the Company’s securities, representing $5,612,492 principal amount of 6% Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $50,000 per Unit. Each Unit consisted of: $50,000 face value of 50 shares of Series A Preferred Stock, convertible at $.35 per share into 142,850 shares of Common Stock, with each share of Series A Preferred Stock accruing an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed; Class A Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class B Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. A total of 5,612.8 shares of Series A Preferred Stock were purchased in the Series A Offering, which are convertible into an aggregate of 16,035,779 shares of Common Stock. Of this amount, 11,414,144 shares were previously registered, together with 608,230 shares of Common Stock issuable to the selling shareholders in payment of 6% dividends on the Series A Preferred Stock for a two-year period at an assumed conversion price of $0.35 per share, on the Company’s Form SB-2 registration statement previously field with the SEC, which became effective on December 19, 2007 (the “IPO Registration Statement”) in connection with the Series A Offering.

On May 3, 2007, the Company completed a private financing (the “First Series B Offering”) of an aggregate of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 per Unit. Each Unit consists of: 50 shares of Series B Convertible Preferred Stock of the Company, with a Face Value of $1,000 per share, with each share initially convertible at $.35 per share into 2,857 shares or an aggregate of 142,850 shares of Common Stock; Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. A total of 1,700 shares of Series B Preferred Stock were purchased by one institutional investor which are convertible into 4,856,900 shares of Common Stock.  Of this amount, 1,428,500 shares are being registered for resale by such stockholder.

On September 10, 2007, the Company completed the sale of an aggregate of 500 Units of the Company’s securities at a price of $1,000 per Unit to one investor, for a total offering price of $500,000 (the “Second Series B Offering”). Each Unit consists of (i) one share of Series B Convertible Preferred Stock of the Company, convertible at the holder’s option into 2,857 shares of Common Stock at $0.35 per share, (ii) one Class C Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“C Warrant”), and (iii) one Class D Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“D Warrant,” together with the C Warrant, collectively referred to below as the “C and D Warrants”). A total of 500 shares of Series B Preferred Stock were purchased by one investor which are convertible into 1,428,500 shares of Common Stock.

The Series A and Series B Preferred Stock are subject to forced conversion if the Common Stock trades above certain target levels. Following the effective date of the registration statement on Form S-1, of which this prospectus forms a part, in the event that our common stock trades above 500% of the Conversion Price ($.35 per share) of the Series A and Series B for a period of 30 consecutive trading days, each share of Series A and Series B Preferred Stock may be converted, at the Company’s option, at its Face Value of $1,000 at the Conversion Price, into 2,857 shares of Common Stock. Upon such a mandatory conversion, stockholders will lose all of the preferences and other benefits of owning the Preferred Stock, other than the right to receive all dividends declared and unpaid up to the date of conversion.

See “Management – Certain Relationships and Related Transactions” for information concerning Series D and E Preferred Stock sold by the Company on March 28, 2008 and August 11, 2008, respectively whose underlying Common Stock is not registered hereby.  The holders of Series A, B, D and E Preferred Stock each vote on an as converted basis with the holders of Common Stock.  Each Series also has a separate vote on dissolution, liquidation, a merger, recapitalization, reclassification or the sale of all or substantially all of the assets of the Company.  In addition, the holder of the majority of the Series D and E Preferred Stock is entitled to nominate and elect a majority of the Board of Directors until 50% of the Series D Preferred Stock has been converted into Common Stock.

Warrants

In connection with the Equity Offerings, the Company issued Class A, Class B, Class C and Class D Warrants, each exercisable for five years at $.35 per share, to purchase 142,850 shares of Common Stock (collectively, the “Warrants”). The total number of Warrants, of which the underlying shares are being registered pursuant to this prospectus, are exercisable for an aggregate of 31,751,516 shares of Common Stock, exclusive of the Warrants included in the unit purchase options described below.  In connection with the Series D Preferred Stock offering we issued Class E Warrants to purchase 17,142,858 shares of Common Stock exercisable at $.35 per share.  In connection with the Series E Preferred Stock offering we issued Class F, G and H Warrants to purchase 8,571,429, 2,857,143 and 2,857,143 shares of Common Stock, respectively, at exercise prices of $.35, $.40 and $.45 per share, respectively.  None of the underlying shares of Common Stock of the Class E, F, G and H Warrants have been registered for resale by the institutional investor.

The Warrants are identical in all respects except that in the event of any adjustment to the conversion price of the Preferred Stock as a result of a subsequent dilutive Common Stock issuance, the Class A Warrants shall be adjusted to 128% of the price paid for the shares of Common Stock (or equivalent thereof) in such subsequent issuance whereas the adjustment percentage is 171% for the Class B, Class C and Class D Warrants.

Unit Purchase Options

In connection with the Equity Offerings an aggregate of 15.625 unit purchase options (“UPO”) were issued to Meyers Associates LP, the Company’s Placement Agent, of which 5.86 Units were assigned to employees and other designees by Meyers Associates.  For each unit issuable upon exercise of a UPO, the holder shall pay the Company $50,000 and receive: (i) 142,850 Shares issuable upon conversion of 50 shares of Series A Preferred Stock, (ii) 142,850 Shares issuable upon exercise of Class A Warrants, and (iii) 142,850 Shares issuable upon exercise of Class C Warrants, or an aggregate of 428,500 Shares per unit. None of these shares have been registered to date.

Dividends

In the fiscal year ended December 31, 2007, we did not pay any cash dividends on our common stock. We do not intend on paying any dividends on our common stock in the foreseeable future. The decision to pay dividends on our common stock will depend on our situation with regard to profitability, cash availability and credit line restrictions. Each share of preferred stock issued in connection with the Equity Offerings will accrue an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed. Up to an additional 951,087 and 754,286 shares of Common Stock are issuable in payment of 6% dividends on the Series A Preferred Stock and Series B Preferred Stock, respectively, for two years at an assumed conversion price of $.35 per share. The amount of dividends paid in shares of Common Stock to certain of the selling stockholders listed in the Selling Stockholder table of this prospectus is calculated by multiplying the principal amount of Series A and B Preferred Stock held by such selling stockholder by 12% (assumes the dividends are being paid for a two-year period) and dividing same by an assumed conversion price of $.35 per share. Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. For example, if a selling stockholder becomes entitled to a dividend payment of 1,000.20 shares of Common Stock, such stockholder would receive 1,001 shares from the Company.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

SEC Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

Certain Market Information

Our common stock is listed on the OTCBB. There has been limited trading, to date, of our common stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

Federal regulations governing “penny stocks” could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Because our securities currently constitute a “penny stock” within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

Equity Compensation Plan Information

See “Executive Compensation—2006 Employee Stock Incentive Plan” described above.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling stockholders for their respective own accounts. We will receive none of the proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. The Company has been advised that no selling stockbroker is a broker-dealer or an affiliate of a broker-dealer.

The shares may be sold or transferred for value by the selling stockholders, in one or more transactions, on the OTCBB, in privately negotiated transactions or in a combination of such methods. The shares may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling or transferring the shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any FINRA member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling stockholders and any broker or dealer that participate in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the FINRA Corporate Financing Rules.

The selling stockholders may use any one or more of the following methods when selling the shares:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  privately negotiated transactions;

•  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•  a combination of any such methods of sale;

•  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•  any other method permitted pursuant to applicable law.

Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell or transfer any of the shares being offered pursuant to this prospectus.

EXPERTS

Our consolidated financial statements for the fiscal year ending December 31, 2007 have been included in this prospectus and in the Registration Statement in reliance upon the report of Mantyla, McReynolds, LLC, independent registered public accounting firm, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this prospectus has been passed upon for us by Phillips Nizer LLP, 666 Fifth Avenue, New York, NY 10103.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006 and December 31, 2007	F-2

Consolidated Statement of Operations for the Period from July 13, 2006 (Inception) to December 31, 2006 and for the Year Ended December 31, 2007	F-3

Consolidated Statements of Cash Flows for the Period from July 13, 2006 (Inception) to December 31, 2006 and for the Year Ended December 31, 2007	F-4

Consolidated Statement of Changes in Stockholders’ Equity / Deficit for the Period from inception on July 13, 2006 (Inception) to December 31, 2006 and the Year Ended December 31, 2007	F-5

Notes to Consolidated Financial Statements as of December 31, 2007	F-6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Andover Medical, Inc.:

We have audited the accompanying consolidated balance sheet of Andover Medical, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from inception (July 13, 2006) through December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Andover Medical, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period from inception (July 13, 2006) through December 31, 2006, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has not yet generated profits from operations and is still developing its planned principal operations.  These factors raise substantial doubt about its ability to continue as a going concern.  Managements’ plans in regard to these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 \S\ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

March 17, 2008

Andover Medical, Inc

Consolidated Balance Sheet

	December 31,2007	Restated December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$560,375	$2,377,572
Accounts receivable, net of allowance for doubtful accounts of $1,230,842	2,367,813	—
Inventories	938,287	—
Prepaid expenses and other current assets	123,215	133,974

Total current assets	3,989,690	2,511,546

Property, plant and equipment:
Property and equipment, gross	1,549,779	62,122
Less accumulated depreciation	800,958	6,053

Total property, plant and equipment, net	748,821	56,069

Other assets:
Goodwill	4,032,089	—
Intangible Assets, net of accumulated amortization of $317,633	1,791,225
Deposits and other assets	133,019	8,893

Total other assets	5,956,333	8,893
Total assets	$10,694,844	$2,576,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,765,079	$165,339
Bank line of credit	1,604,758	—
Current portion of long-term debt	145,393	—
Notes Payable, net of $132,822 discount	—	27,178

Total current liabilities	3,515,230	192,517

Long term liabilities:
Long-term debt, less current portion	78,263	—
Deferred items	49,670	—

Total long-term liabilities	127,933	—
Total liabilities	$3,643,163	$192,517

Shareholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, 7,813 and 3,188 outstanding, respectively	8	3
Common stock, $.001 par value; 300,000,000 shares authorized, 34,846,224 shares issued and outstanding at 12/31/2007; 24,556,000 shares issued and outstanding at 12/31/2006	34,846	24,556
Additional paid-in capital	20,108,921	5,490,762
Stock subscription receivable		(12,500)
Accumulated deficit	(13,092,094)	(3,118,830)

Total shareholders’ equity	7,051,681	2,383,991

Total liabilities and shareholders’ equity	$10,694,844	$2,576,508

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc
Consolidated Statement of Operations

	Year Ended December 31,	Period from July 13, 2006 (Inception) to December 31,
	2007	2006
Net Revenue	$6,199,539	$—
Costs of revenue	2,588,993	—
Gross profit	3,610,546	—
General and administrative expenses (including stock-based compensation expense of $1,217,404 and $220,680, respectively)	6,436,184	608,903

Operating loss	(2,825,638)	(608,903)

Interest expense	(169,301)	(115,395)
Other expense	(2,580,537)	—
Other income	4,409	—
Interest income	82,292	849

Loss before income tax expense	(5,488,775)	(723,449)
Provision for income taxes	46,664	6,233

Net loss	$(5,535,439)	$(729,682)

Preferred dividend	(4,437,825)	(2,389,148)

Net loss available to common shareholders	$(9,973,264)	$(3,118,830)

Net loss per share:
Basic and diluted	$(.20)	$(.03)
Basic and diluted available to common shareholders	$(.36)	$(.15)

Weighted average number of common shares outstanding:
Basic and diluted	27,876,253	20,857,884

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc
Consolidated Statement of Cash Flows

	Year Ended December 31, 2007	Period from July 13, 2006 (Inception) to December 31, 2006
OPERATING ACTIVITIES:
Net loss	$(5,535,439)	$(729,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	370,890	6,053
Share based compensation	1,217,404	227,240
Stock issued for consulting expenses	1,550,000	—
Accrued interest and fees related to bridge loans	47,448	115,395
Changes in operating assets and liabilities:
Accounts receivable, net	10,845	(849)
Inventory	128,596	—
Prepaid and other assets	(81,276)	(142,018)
Accounts payable and accruals	265,009	165,339

Net cash used in operating activities	(2,026,523)	(358,522)

INVESTING ACTIVITIES:
Purchase of property and equipment	(180,733)	(62,121)
Acquisitions	(3,401,931)	—

Net cash used in investing activities	(3,582,664)	(62,121)

FINANCING ACTIVITIES:
Proceeds/(Payments) on notes payable	(978,711)	—
Proceeds from bank line of credit	457,160	—
Proceeds from capital leases	81,592	—
Proceeds from convertible bridge loans	—	673,000
Proceeds from contributed capital	—	85,372
Debt issuance costs	—	(109,922)
Issuance of common stock	56,875	—
Issuance of preferred stock, net of offering costs	4,175,074	2,149,765

Net cash provided by financing activities	3,791,990	2,798,215

Net increase/(decrease) in cash and cash equivalents	(1,817,197)	2,377,572
Cash and cash equivalents at beginning of period	2,377,572	—

Cash and cash equivalents at end of period	$560,375	$2,377,572

Non-cash activities:
Stock issued for debt and expenses	$55,449	$529,489
Stock issued for acquisitions	$3,045,000	$—
Note issued for acquisition	$100,000	$—

Supplemental cash flow information:
Cash paid for interest	$169,301	$—
Cash paid for taxes	$46,664	$—

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc
Consolidated Statement of Shareholders’ Equity / (Deficit)
For the Period July 13, 2006 (Inception) to December 31, 2006 and the Year Ended December 31, 2007

Item	Preferred Shares	$ 0.001 Par Value Preferred Stock	Common Shares	$ 0.001 Par Value Common Stock	Additional Paid-in Capital	Stock Subscription Receivable	Retained Earnings	Total
July 13,2006 (inception)			13,110,000	13,110	(13,110)			0
July 27, 2006 Contributed Capital					71,000			71,000
August 31, 2006 Common Shares Issuance			10,000,000	10,000	(10,000)			0
Amortize Stock Options 1/1/06 – 12/31/06					220,680			220,680
Issuance of common stock for consulting			100,000	100	6,460			6,560
Issuance of common stock related to convertible bridge offering, net of debt discounts			1,346,000	1,346	497,319			498,665
Issuance of Preferred Stock, net of offering costs	2,665	2			2,162,263	(12,500)		2,149,765
Issuance of Preferred Stock converted from bridge offering, net of debt issuance costs and debt discounts	523	1			167,002			167,003
Impact of BCF 12/2006 raise					2,389,148		(2,389,148)	0
Net Loss, year 2006							(729,682)	(729,682)

Balance @ 12/31/06	3,188	3	24,556,000	24,556	5,490,762	(12,500)	(3,118,830)	2,383,991

Amortize Stock Options 1/1/07-12/31/07					1,217,404			1,217,404
Payment of Stock Subscription Receivable						12,500		12,500
February 1, 2007 Preferred Shares Issuance	1,000	1			999,999			1,000,000
Deemed Dividend from Beneficial Conversion Feature of 2/1/2007 share issuance					1,000,000		(1,000,000)	0
March 28, 2007 Preferred Shares Issuance	1,425	1			1,425,022			1,425,023
March 29, 2007 Transaction costs					(187,197)			(187,197)
March 29, 2007 Settlement of Bridge Notes					(103,976)			(103,976)
Deemed Dividend from Beneficial Conversion Feature of 3/29/2007 share issuance					1,237,825		(1,237,825)	0
Deemed Dividend from Beneficial Conversion Feature of 5/2/2007 share issuance					1,700,000		(1,700,000)	0
Deemed Dividend from Beneficial Conversion Feature of 9/15/2007 share issuance					500,000		(500,000)	0
May 2, 2007 Preferred Shares Issuance	1,700	2			1,699,998			1,700,000
Issue Shares—OMI			3,300,000	3,300	2,141,700			2,145,000
Issue Shares—RSI			1,472,995	1,473	898,527			900,000
Issue Shares—Otto Bock			5,300,353	5,300	1,494,700			1,500,000
Issue Shares—professional services			216,876	217	94,158			94,375
September 11, 2007 Preferred Shares Issuance	500	1			499,999			500,000
Net Loss, year 2007							(5,535,439)	(5,535,439)

Balance @ 12/31/07	7,813	8	34,846,224	34,846	20,108,921	0	(13,092,094)	7,051,681

Notes to Consolidated Financial Statements

1.  DESCRIPTION OF BUSINESS

Andover Medical, Inc. (“AMI” or “the Company”)  was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME and related treatment products.

On May 11, 2007, the Company completed the acquisition of all the issued and outstanding capital stock of Rainer Surgical Incorporated. The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among a wholly-owned subsidiary of the Company, Rainer Surgical and Garth Luke, as Seller.

On May 4, 2007, the Company completed the acquisition of 100% of the outstanding capital stock of Ortho-Medical Products, Inc., a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics (O&P).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The consolidated financial statements as of December 31, 2007, include the amounts of the Company and each of its wholly-owned subsidiaries. All inter-company accounts and balances have been eliminated in consolidation.

(B) Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under healthcare contracts with third-party payers, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to the Company by patients receiving medical treatment and related products and, accordingly, the Company bills on behalf of its patients/customers. Under these contracts, the Company provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance carrier reimburses the Company for these services and products at agreed upon rates. The balance remaining for products or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Certain items provided by the Company are reimbursed under rental arrangements that generally provide for fixed periodic (daily or monthly) payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, either a monthly billing cycle is established based on the initial date of delivery, or the total amount due if the patient uses the product for less than one month. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned. No separate payment is earned from the initial equipment delivery and setup process. During the rental period the Company is responsible for servicing the equipment and providing routine maintenance, if necessary.

The Company’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104— Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. The Company recognizes revenue in accordance with the requirements of SAB 104 if:

• persuasive evidence of an arrangement exists;

• delivery has occurred;

• the seller’s price to the buyer is fixed or determinable; and

• collectibility is reasonably assured.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2007, there were no cash equivalents.

(D) Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

(E) Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of a demand deposit.

(F) Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G) Receivables

Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from private insurance carriers, Medicare, and Medicaid, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company records its allowance for contractual sales adjustments as a percentage of amounts billed to third party payers.  The Company records its allowance for doubtful accounts as a percentage of accounts receivable. The percentage used is based upon historical cash collections, bad debt write-offs and the aging of accounts receivable. The Company has established an allowance to account for contractual sales adjustments that result from differences between ordinary and customary amounts billed for products and services to third-party payors and the expected realizable amounts.

The reconciliation of Accounts Receivable is as follows:

Item	December 31, 2007	December 31,2006
Accounts Receivable—Gross	3,598,655	0
Allowance for contractual sales adjustments	(1,119,332)	0
Allowance for Doubtful Accounts	(111,510)	0
Accounts Receivable—Net	2,367,813	0

(H) Inventories

Inventories are stated using the lower of cost or market, using the first-in, first-out method.

(I) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets (three to seven years). Depreciation expense for the year ended December 31, 2007 was $160,968, and for the year ended December 31, 2006 was $6,053. The following table summarizes total Property and Equipment:

	December 31, 2007	December 31, 2006
Machinery & equipment	$928,797	$—
Computers & telephone equipment	315,305	34,407
Office furniture & equipment	207,222	22,085
Leasehold & building improvements	66,373	5,630
Vehicles	32,082	—
	$1,549,779	$62,122
Less accumulated depreciation	(800,958)	(6,053)
Net Property and Equipment	$748,821	$56,069

(J) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company has identified its federal tax return and its state tax returns in Massachusetts as “major” tax jurisdictions, as defined. The only periods subject to examination for the Company’s federal tax returns are the 2005 and 2006 tax years. The periods subject to examination for the Company’s state tax return in Massachusetts are years 2004 through 2006. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

(K) Loss per Share

The Company has adopted SFAS 128, “Earnings per Share.”  Loss per common share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. On a weighted average basis, the total potential dilutive stock options outstanding at December 31, 2007 were 7,571,192.

(L) Business Segments

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (SFAS 131). Certain information is disclosed in accordance with SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the year ending December 31, 2007 and currently, the Company operates in one segment, Durable Medical Equipment (“DME”).

(M) Stock Based Compensation

The Company maintains one plan, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) under which key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company may receive stock options, stock appreciation rights or restricted stock for up to 15 million shares of the Company’s common stock. Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant, and the maximum term is ten years.  Stock options are granted at various times and vest over various periods.  Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option.  Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment.   Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

The Company issues stock options, stock appreciation rights and restricted shares of common stock under one share-based compensation plan. At December 31, 2007, 15 million shares of common stock are authorized for issuance under the Company’s share-based compensation plan. Stock option and restricted share awards are granted at the fair market value of the Company’s common stock on the date of grant. Stock option awards vest over a period determined by the compensation plan, ranging from one month to three years, and generally have a maximum term of ten years. Restricted shares of common stock vest over a period of time determined by the Compensation Committee of the Board of Directors.

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, Share-Based Payment (“SFAS 123R”), which require companies to measure and recognize compensation expense for all share-based payments at fair value. For the year ended December 31, 2007, the Company recognized $1,217,404 in compensation expense related to stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by approximately $0.04 during the year ended December 31, 2007. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

(N) Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. SFAS 141R requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS 141R will only impact AMI if AMI is party to a business combination after the pronouncement has been adopted.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Fair Value Measurements (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 159 on our financial statements.

3.  BUSINESS ACQUISITIONS

On May 11, 2007, AMI’s wholly-owned subsidiary completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”).  Headquartered in Auburn, Washington, RSI specializes in the sales, service, distribution, and marketing of orthopedic DME.  Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the state of Washington.  Currently, Rainier Surgical has more than 45 trained and experienced staff members.  Through its stock and bill program, Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients. The pro forma estimated revenue for Rainier Surgical over twelve months is $5.7 million. The aggregate purchase price paid was $3,817,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,472,995 shares of AMI’s common stock valued at $900,000, and acquisition costs of approximately $242,000.

On May 4, 2007, AMI’s wholly owned subsidiary completed acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through a merger, with OMI as the surviving entity. OMI is a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics.  Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; explicitly the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations.  OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million. The aggregate purchase price paid, subject to post-closing adjustments and an escrow, was $2,579,000, consisting of $134,000 in cash, a promissory note to the sellers in the amount of $100,000 due one year from closing, an aggregate of 3,300,000 shares of AMI common stock valued at $2,145,000, and acquisition costs of approximately $200,000.

The following is an allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed for the RSI and OMI acquisitions, as of the closing dates. The allocation of the purchase price for the acquisitions will be finalized as AMI receives other information relevant to the acquisition and completes its analysis of other transaction-related costs. The final purchase price allocations for this acquisition may be different from the preliminary estimates presented below. The impact of any adjustments to the final purchase price allocations are not expected to be material to AMI’s results of operations for fiscal 2007.

	OMI	RSI	Total
	(In thousands)
Assets Acquired:
Accounts receivable	$1,270	$1,109	$2,379
Prepaid expenses and other current assets	20	25	45
Inventory	70	997	1,067
Property and equipment	160	523	683
Goodwill	1,126	2,906	4,032
Intangible assets	1,170	939	2,109
Total assets acquired	$3,816	$6,499	$10,315

Liabilities Assumed:
Accounts payable and accrued expenses	$653	$1,032	$1,685
Long-term debt	584	1,528	2,112
Capital leases	—	122	122

Total liabilities assumed	$1,237	$2,682	$3,919

Net assets acquired	$2,579	$3,817	$6,396

The acquisitions above have been accounted for using the purchase method of accounting.  The Company conducts its own valuations to determine the purchase price allocation process. At any point in time, some valuations and allocations may be preliminary, and subject to further adjustment.

The following pro forma information for the twelve months ended December 31, 2007, gives effect to the consolidation of RSI and OMI as if each transaction had occurred at January 1, 2007 (unaudited in thousands except per share amount):

Item	Twelve months ended December 31, 2007
Net sales	$9,536
Costs and expenses	13,518
Stock Based Compensation	1,218
Net loss	(5,201)
Net loss per share	$(.18)

4.  GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill and intangible assets with indefinite lives are not subject to amortization, but are monitored annually for impairment. The Company’s impairment review is based on a discounted cash flow approach at the reporting unit level that requires management judgment with respect to revenue and expense growth rates and the selection and use of an appropriate discount rate. The Company uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.  There were no impairment losses related to goodwill in any of the fiscal periods presented. If AMI determines through the impairment review process that goodwill has been impaired, AMI would record the impairment charge in its consolidated statement of income.

The amount of goodwill as of December 31, 2007, includes $2,905,550 from the RSI acquisition and $1,126,539 goodwill related to the OMI acquisition. Goodwill arising from both acquisitions reflects purchase price factors such as their unique position in its market and its geographic position in the Company’s development of a nationwide DME distribution network. The goodwill reported for these acquisitions reflect AMI’s preliminary purchase price allocation and is subject to change.

The Company has identified intangible assets distinguishable from goodwill from its healthcare contracts with private and government health care insurance companies. Under these contracts, an insurance company reimburses the Company for services and/or products provided to patients at agreed upon rates which follow, in most instances, the Medicare pricing guidelines. The remainder of the Company’s fee for products and services is the responsibility of the patient. These contracts enable the Company to work with physicians who treat patients that are members of the insurance plans. Without these contracts the Company cannot seek reimbursement from the insurance company. As an “out of network” provider the Company would be forced to seek reimbursement for their entire fee from the patient. These contracts are important to enhancing the Company’s revenue generating capabilities.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized over their expected useful lives. AMI assesses the impairment of amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors AMI considers important that could trigger an impairment review include the following:

• a significant underperformance relative to expected historical or projected future operating results;

• a significant change in the manner of AMI’s use of the acquired asset or the strategy for AMI’s overall business;

• a significant negative industry or economic trend; and

• AMI’s market capitalization relative to net book value.

If AMI determines that an impairment review is required, AMI would review the expected future undiscounted cash flows to be generated by the assets. If AMI determines that the carrying value of intangible assets may not be recoverable, AMI would measure any impairment based on a projected discounted cash flow method using a discount rate determined by AMI to be commensurate with the risk inherent in AMI’s current business model. If impairment is indicated through this review, the carrying amount of the asset would be reduced to its estimated fair value.

The components of acquired identifiable intangible assets as of December 31, 2007 are as follows:

Health insurance contracts, net of accumulated amortization of $55,563	$1,444,641
Non-competition agreements, net of accumulated amortization of $262,070	346,584
$1,791,225

The components of acquired identifiable intangible assets include: non-competition agreements which are amortized on a straight-line basis over the related estimated lives of the agreements (two to ten years), and health care contracts for third party medical billing (eighteen years). These contractual intangibles have been valued under the income method that considers cash flows attributable to the identified assets, the future revenue growth of the Company at 2.5%, consistent with expectations for the Durable Medical Equipment (DME) sector of the health care industry and a discount rate of 6.27% which was based upon a calculation of the Company’s cost of equity.

5.   LONG TERM DEBT

Long term debt consists of the following:

Note payable at 6% due May 2008	100,000
Note payable secured by a vehicle, due in monthly installments with final payment due January 2009	2,788
Accrued rent	49,670
Capital leases	120,868
Less current portion of long term debt	(145,393)
$127,933

On May 11, 2007, the Company and its wholly-owned subsidiaries entered into a $5.0 million Credit Agreement with TD BANKNORTH, N.A. (the “Credit Agreement”). The borrowing capacity available to the Registrant under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility which converts into a three-year term loan. Beginning September 30, 2007, the Credit Agreement subjected the Company to the certain covenants including, but not limited to, a maximum total leverage ratio, a minimum debt service coverage ratio, and a maximum annual capital expenditure. As of December 31, 2007, the Company was not in compliance with certain debt service covenants in its credit facility with its primary lender.  The Company has been unable to secure a waiver and its lender could require the Company to immediately repay all amounts borrowed totaling approximately $1.6 million principal amount. Accordingly, the Company has recorded the obligation as short term debt on its balance sheet. On March 13, 2008, the Company signed a letter of intent to obtain replacement financing. If the Company is unable to close on this replacement financing on a timely basis, it may be forced to sell certain assets, merge with another entity or curtail its operations which will adversely affect our shareholders.

As of December 31, 2006, the Company had outstanding Bridge Notes payable to six investors, in amount of $160,000, bearing interest at 10% per annum. This obligation is recorded as notes payable net of a $132,822 discount associated with the shares of common stock issued coincident with the notes. On March 29, 2007, investors holding $60,000 in principal loan value converted their Bridge Notes and accrued interest into 63 shares of the Company’s 6% Series A Convertible Preferred Stock. The remaining balance of $100,000 plus accrued interest was paid off.

6.  STOCKHOLDERS’ EQUITY

Share-Based Compensation

In accordance with newly adopted SFAS No. 123R, for the year ended December 31, 2007, $1,217,404 of share-based compensation expense was recorded as an increase to additional paid in capital for share-based payment awards made to the Company’s employees and directors, based on the estimated fair values of stock options vesting during the periods.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. The Company’s Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

On September 11, 2007, the Company closed an additional portion of its private financing of 10 Units of the Company’s securities, representing $500,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of Common Stock and Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock.  The Series B Preferred Stock is entitled to dividends that are payable in cash or Common Stock at the option of the Company at an annual rate of $60 per share.  The Preferred Stock has the same voting rights as Common Stock on an as converted basis. The Preferred Stock is also subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $315,266 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $184,734 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as a dividend totaling $500,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

On May 3, 2007, the Company closed an additional portion of its private financing of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of Common Stock and Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,169,091 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $478,620 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as dividends totaling $1,700,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

Effective March 29, 2007, the Company closed the final portion of its private financing resulting in the issuance of 2,425 shares of 6% Series A Convertible Preferred Stock at $1,000 face value. The net proceeds to the Company from these financings totaling $2,133,849 was recorded as an increase to additional paid in-capital. Each share of Series A Preferred Stock is entitled to dividends that are payable in cash or Common Stock at the option of the Company at an annual rate of $60 per share. The Preferred Stock has the same voting rights as Common Stock on an as converted basis and is convertible into 2,857 shares of Common Stock. Each share of Preferred Stock issued under these financings also included one Series A Warrant and one Series B Warrant. The Series A and B warrants entitle the holder to purchase 2,857 shares of the Company’s common stock for $0.35 per share for five years from the date of issuance. The warrants may be exercised for registered or unregistered shares of common stock for cash or under cashless exercise arrangements at the option of the Company. Under the offering, the Preferred Stock is subject to forced conversion if the Common Stock trades above $1.75 per share for 30 consecutive trading days prior to the date of notice of conversion and there is an effective registration statement. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,909,934 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $512,566 to the Series A preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Series A & B) and the beneficial conversion feature were recorded as dividends totaling $2,237,825. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

The assumptions used in the Black Scholes model are as follows: (a) dividend yield of 0%; (b) expected volatility of 136.9%; (c) weighted average risk-free interest rate of 4.92%, and (d) expected life of 4.75 years as the conversion feature and warrants are immediately exercisable. Under the registration rights agreement, if the Company is unsuccessful in filing a registration statement within 30 days of closing the financing or does not have an effective registration within 90 days after the initial filings, it pays penalties of 2% per month payable in cash or the Company’s common stock, on the amount invested in Series A and B Convertible Preferred Stock, up to a maximum of eight months. Given the current levels of investment in Series A and B Preferred Stock, the Company calculated the total liability to be $574,816, which the Company has accrued in penalties under the registration rights agreement, as it has been determined that it did not have an effective registration statement in advance of the deadline.

Common Stock

Effective June 29, 2007, the Company filed with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation to increase its authorized capital to 301,000,000 shares, consisting of 300,000,000 shares of common stock, par value $.001 per share, without cumulative voting rights and without preemptive rights, and 1,000,000 shares of preferred stock, par value $.001 per share.   Previously, the Company had authorized capital of 100,000,000 shares, consisting of 99,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

The amendment was authorized by the Company’s Board of Directors and adopted by the consent of a majority of the issued and outstanding shares of stock entitled to vote thereon with notice to the non-consenting shareholders.

The rollforward of the Company’s stockholders’ equity section for the year ended December 31, 2007 is presented on page F-5.

7.  GOING CONCERN

The Company has generated $6,199,539 in revenue, but has incurred a cumulative net loss of $6,265,121 and cumulative negative cash flows from operating activities of $2,385,045 since inception and has only recently consummated acquisitions of operating businesses (see Note 3 of the Notes to Consolidated Financial Statements). These factors raise substantial doubt about our ability to continue as a going concern. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses and the continued acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms. The Company’s current status regarding its financing arrangements is described in Note 5 of the Notes to Consolidated Financial Statements.

8.  COMMITMENTS AND CONTINGENCIES

On December 28, 2007, the Company and its Chief Executive Officer, Edwin A. Reilly, entered into a Global Settlement Agreement and Release (the “Global Settlement”), together with Francis P. Magliochetti and his wife, Patricia Magliochetti (jointly referred to as the “Magliochettis” and collectively referred to as the “Andover Respondents”) and Otto Bock Healthcare L.P., a Minnesota limited partnership (“Otto Bock”).  As previously disclosed by the Company, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into non-compete agreements with Otto Bock in connection with the Magliochettis’ sale of the assets of Ortho Rehab, Inc. and Ortho Motion Inc. pursuant to an Asset Purchase Agreement dated January 6, 2005 (the “APA”).  The non-compete agreement provided that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years.  The Company and Messrs. Magliochetti and Reilly denied any and all wrongdoing especially in view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation.  Nevertheless, in order to avoid (a) distraction to management, (b) unquantified risk to new investors, current shareholders, and financing sources, (c) potential negative impact on discussions with “target acquisitions” and (e) the cost of litigation, the Company entered into the Global Settlement.  There was no admission of liability for any claims previously asserted by the parties.

Upon the execution of the Global Settlement, the Company paid to Otto Bock $500,000 in cash and $1,000,000 in shares of common stock (the “Shares”) of the Company.  An aggregate of 5,300,353 shares were issued with a fair market value of $1,500,000 to protect against any decrease in value of the Shares until they are sold.  If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares held by Otto Bock shall be returned to the Company.  In the event Otto Bock receives less then $1,000,000 in net proceeds, the Andover Respondents shall have no obligation to pay any additional consideration to Otto Bock.  The Company has the right to redeem all of the shares for a total of $750,000 less any proceeds previously received by Otto Bock.  The Company agreed to file a registration statement with the Securities and Exchange Commission for the resale of all of the Shares by March 18, 2008 (91 days from the effective date of the Company’s Registration Statement declared effective on December 19, 2007).  Otto Bock entered into a lock-up agreement pursuant to which they agreed not to sell more than 20,000 shares in any week and not more than 250,000 shares in any three month period on a non-cumulative basis.

The Magliochettis and Otto Bock agreed to various settlements covering the APA and prior litigation, none of which have an effect on the Company or its CEO.

Otto Bock, Andover and Edwin Reilly released each other from all claims each party may have ever had or may have against each other.  Otto Bock and the Magliochettis released each other from all claims relating solely to the non-competition agreements, while maintaining certain ongoing obligations under the APA, none of which concern the Company or Mr. Reilly.  The non-competition agreements entered into by the Magliochettis on January 6, 2005 with Otto Bock and any and all other restrictive covenants among the parties were deemed null and void.

9.  RESTATEMENT

The Company determined it had incorrectly accounted for a beneficial conversion feature with the December 2006 Preferred Stock issuance.  Although the balance in Total Shareholders Equity on the Balance Sheet remains unchanged, Additional Paid-In Capital and Accumulated Deficit as of December 31, 2006 were each increased by $2,389,148 for the deemed dividend associated with this beneficial conversion feature.  The effect of the dividend is reflected on the balance sheet as follows:

	As Reported	Adjustment	As Restated
Additional Paid-In Capital	$3,101,614	2,389,148	5,490,762
Accumulated Deficit	(729,682)	(2,389,148)	(3,118,830)

10.  LEASES

The Company leases certain administrative offices, storefronts, warehouses and equipment. Future minimum lease payments under capital leases and non-cancelable operating leases as of December 31, 2007 are as follows:

	Capital Leases	Operating Leases
	(in millions)
2008	$56,957	$336,932
2009	56,975	252,028
2010	22,532	238,533
2011	0	190,000
2012	0	196,000
Thereafter	0	918,000
Total	$136,446	$2,131,493
Less amount representing interest (at rates ranging from 5.2% to 10.7%)	(15,928)
Present value of net minimum capital lease payments	120,518
Less current installments of obligations under capital leases	(46,803)
Obligations under capital leases, excluding installments	$73,715

Equipment with a cost of approximately $165,000 is subject to capital leases.  Certain office leases contain renewal options which the Company may exercise at its discretion, which were not included in the amounts above. Rent expense was approximately $300,000 in 2007 and $20,000 in 2006.

11.  STOCK OPTION PLAN

On August 31, 2006, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) was approved and adopted by the Board of Directors and the holders of a majority of the Company’s issued and outstanding common stock.  Under the 2006 Plan, the Company may grant stock options, stock appreciation rights or restricted stock to its employees, officers and other key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company, to purchase up to 5 million shares of the Company’s common stock. On December 27, 2006, the Board of Directors and holders of a majority of the Company’s issued and outstanding common stock amended the 2006 Employee Stock Incentive Plan to increase the maximum number of shares that may be issued upon exercise of stock options, stock appreciation rights or restricted stock granted thereunder from 5,000,000 shares of common stock to 15,000,000 shares of common stock.

Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant, and the maximum term is ten years.  Stock options are granted at various times and vest over various periods.  Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option.  Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment.   Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

The fair value of each option granted under the 2006 Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

12/31/2007
Expected life (years)	1.0-10.0
Expected stock price volatility	98.0-171.6%
Expected dividend yield	0.0%
Risk-free interest rate	4.82-5.09%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated.  The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

A summary of the status of the Company’s fixed stock option plan as of December 31, 2007 and the changes during the period ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Options outstanding at December 31, 2006	10,375,000	$0.30	8.67	$525,000
Granted	860,000	$0.53	9.35	0
Exercised	—	—
Forfeited	(6,520,000)	$0.38
Options outstanding at December 31, 2007	4,715,000	$0.24	8.88	$525,000

Options exercisable at December 31, 2007	3,657,083	$0.17	8.79	$525,000

There were no stock options exercised during the year ended December 31, 2007.

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Prices	December 31, 2007	Term (years)	Price	December 31, 2007	Price
$0.00 - 0.06	2,500,000	8.67	$0.06	2,500,000	$0.06
$0.07 - 0.38	1,375,000	9.00	$0.38	943,750	$0.38
$0.39 - 0.67	840,000	9.35	$0.54	213,333	$0.58
Total	4,715,000	8.88	$0.24	3,657,083	$0.17

The following table summarizes the status of the Company’s non-vested options since inception:

	Non-vested Options
		Weighted Average
	Options	Exercise Price
Non-vested at December 31, 2006	9,464,583	$0.30
Granted	860,000	$0.53
Vested	(3,773,334)	$0.20
Forfeited	(6,520,000)	$0.38
Non-vested at December 31, 2007	1,057,917	$0.47

The total fair value of options vested was $553,967 for the year ended December 31, 2007.  As of December 31, 2007, there was $495,854 of total unrecognized compensation cost related to non-vested stock options granted under the Plan.  That cost is expected to be recognized over a weighted average period of 1.5 years.

12.  INCOME TAXES

The significant components of the Company’s deferred income tax liabilities and assets are as follows:

	2007	2006

Deferred tax assets:
Net operating loss carryforwards	1,389,684	167,703
Accounts Receivable	351,449	—
Inventory	55,768
Accrued expenses	351,822	11,592
	2,148,723	179,295
Deferred tax liabilities:
Fixed Assets Depreciation	$(13,964)	$(1,000)
	2,134,759	178,295
Less valuation allowance	(2,134,759)	(178,295)
Net deferred tax assets (liabilities)	$—	$—

Components of income tax provision for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006
Current:
Federal	$—	$—
State	46,664	6,223
	46,664	6,223
Deferred:
Federal	$—	$—
State	—	—
	—	—
	$46,664	$6,223

Actual income taxes reported are different than would have been computed by applying the federal statutory tax rate to income before income taxes. The reasons for this difference are as follows:

	2007	2006
Computed expected statutory expense (benefit)	$(1,888,042)	$(433,430)
Increase in rate resulting from:
State income taxes, net of federal benefit	(438,540)	4,114
Change in valuation allowance	1,956,464	178,295
Stock compensation expense	413,917	258,669
Other	2,865	(1,425)
	$46,664	$6,223

The Company provided a full valuation allowance as of December 31, 2007 and 2006 against its net operating loss carry forwards. At December 31, 2007, the Company had net operating loss carry-forwards of approximately $4 million for federal income tax purposes that are available to offset future taxable income and begin to expire in the year 2025.  The adoption of FIN 48, Accounting for Uncertainty in Income Taxes, has had no impact on the reported carry-forwards at December 31, 2007.

13.  QUARTERLY FINANCIAL DATA

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share information)
Year ended December 31, 2007
Net sales	—	1,605	2,318	2,277
Gross profit	—	947	1,360	1,304
Income (loss) from Operations	(996)	(592)	(578)	(659)
Net income (loss)	(1,020)	(614)	(2,767)	(1,134)

Basic and Diluted net income per share	(0.04)	(0.02)	(0.09)	(0.04)

Weighted average shares outstanding

Basic and Diluted	24,566,000	27,432,371	29,389,708	30,049,927

Year ended December 31, 2006
Net sales			—	—
Gross profit			—	—
Income (loss) from Operations			(194)	(415)
Net income (loss)			(194)	(534)

Basic and Diluted net income per share			(0.01)	(0.02)

Weighted average shares outstanding

Basic and Diluted			16,950,000	24,244,674

14.  SUBSEQUENT EVENTS

On December 5, 2007, Andover announced at an investor meeting that the Company believed it could obtain $10,000,000 of bridge financing to fund two acquisitions.  This information was included in a Form 8-K pursuant to Regulation FD, which was filed with the Securities and Exchange Commission on December 6, 2007 (the “December Form 8-K”).  The Company has secured a signed funding commitment for $10.5 million for the acquisitions.  On March 4, 2008, AMI announced that its Board of Directors is in discussions with three (3) other health care companies to merge.  The merged companies would have revenues in excess of four (4) times the current revenues of Andover.  Although negotiations for two previously announced proposed acquisitions have been terminated (see discussion below), the investor who previously committed to fund the $10.5 million, has advised the Company of its ongoing commitment to support the Company’s business plan and future acquisition strategy including the potential merger with  these (3) health care companies.

The December Form 8-K also stated the “Company was in the final stage of negotiating a letter of intent (“LOI”) to acquire a durable medical equipment (“DME”) company that could double the size of Andover by adding approximately $9.5 million in revenues.  Andover and the above referenced DME company have not reached an agreement and the LOI was terminated in accordance with its terms and the parties have ceased further negotiations of a definitive stock purchase agreement.

On January 10, 2007, Andover entered into a non-binding LOI for the purpose of acquiring Advanced Technology of Kentucky, Inc. (“ATI”), a company that also specializes in durable medical equipment.  Andover previously made reference to this transaction in the December Form 8-K, which said the transaction could close within the next 30-60 days upon completion of an unqualified audit of ATI and the execution of a definitive stock purchase agreement.  Andover was unable to agree to definitive terms of a purchase of ATI and further negotiations of a definitive stock purchase agreement between the parties have ceased.

Negotiations to acquire SRS Medical Systems, Inc. a Massachusetts based urology company, as disclosed in the Company’s Annual Report on Form 10-KSB for December 31, 2006 have been terminated ..  The Company has also closed negotiations to purchase a 15% interest held by an affiliate of Andover in 4B Med Concept (4BMC) a French DME distribution supply company.

On March 13, 2008, the Company entered into a term sheet with an existing institutional investor (the “Investor”), regarding a potential private equity financing (the “Financing”). Under the terms of the Financing, the Company will issue Series D Convertible Preferred Stock (the “Preferred Stock”) and Series I Warrants (the “Securities”) for a purchase price of $2.0 million. The Company intends to use the proceeds obtained from the Financing primarily to retire bank debt under its credit agreement with TD Banknorth, N.A, as well as for working capital. The Financing is anticipated to close on or before March 31, 2008, after negotiation of a mutually acceptable definitive agreement. The Preferred Stock will bear an 8% per annum dividend. It will be redeemable by the investors in 24 months and shall be secured by a lien on all of the Company’s assets. The Preferred Stock shall be convertible into Common Stock at $.35 per share and the Warrants also exercisable at $.35 per share for a 10 year period. The Warrants shall be issued in an amount equal to 300% of the number of shares of Common Stock issuable upon conversion of Preferred Stock. All of the underlying shares of Common Stock will be registered with the Securities and Exchange Commission.

On May 11, 2007, Andover and its wholly-owned subsidiaries entered into a $5.0 million credit agreement with TD Banknorth, N.A. (the “Credit Agreement”). The borrowing capacity available to the Company under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility, which converts into a three-year term loan. Beginning September 30, 2007, the Credit Agreement subjected the Company to certain covenants including certain debt service covenants. Andover was unable to secure a waiver and is not in compliance with its Credit Agreement, which could cause its lender to require the Company to immediately repay all amounts borrowed, totaling approximately $1.6 million principal amount as of March 10, 2008.

There can be no assurance that the Company will be successful in its efforts to negotiate a mutually acceptable definitive agreement in connection with the Financing and obtain the proceeds required to retire its bank debt. If Andover is unable to obtain replacement financing from other sources, it may be forced to sell certain assets, merge with another entity or curtail its operations, which will adversely affect our stockholders.

PART I.    FINANCIAL INFORMATION

Item 1. Financial Statements

Andover Medical, Inc.

Condensed Consolidated Balance Sheet

	June 30,	December 31,
	2008	2007
		(audited)
ASSETS

Current assets:
Cash and cash equivalents	$322,248	$560,375
Accounts receivable, net of allowance for doubtful accounts of $1,220,487 and $1,230,842, respectively	2,501,177	2,367,813
Inventories	947,343	938,287
Prepaid expenses and other current assets	100,717	123,215
Total current assets	3,871,485	3,989,690

Property and equipment:
Property and equipment	1,555,588	1,549,779
Less accumulated depreciation	913,032	800,958
Total property and equipment, net	642,556	748,821

Other assets:
Goodwill	3,756,858	4,032,089
Intangible assets, net of accumulated amortization of $469,388 and $317,633, respectively	1,639,470	1,791,225
Deposits and other assets	140,897	133,019
Total other assets	5,537,225	5,956,333

Total assets	$10,051,266	$10,694,844

The accompanying notes are an integral part of these financial statements.

	June 30,	December 31,
	2008	2007
		(audited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$786,156	$743,696
Accrued expenses	3,516,747	1,021,383
Current portion of long-term debt	57,393	145,393
Bank Loan	—	1,604,758
Total current liabilities	4,360,296	3,515,230

Long term liabilities:
Long-term debt, less current portion	42,047	78,263

Deferred items	58,462	49,670
Redeemable Convertible Series D Preferred stock $0.001 par value, 2,000 authorized, issued and outstanding, Net of Discount of $1,742,465	257,535	—
Total long-term liabilities	358,044	127,933

Total liabilities	$4,718,340	$3,643,163

Shareholders’ equity:
Preferred Stock (Series A and B), $.001 par value; 998,000 shares authorized, 7,341 and 7,813 outstanding, respectively	7	8
Common stock, $.001 par value; 300,000,000 shares authorized, 36,277,095 and 34,846,244 outstanding, respectively	36,277	34,846
Additional paid-in capital	22,378,307	20,108,921

Accumulated deficit	(17,081,665)	(13,092,094)
Total shareholders’ equity	5,332,926	7,051,681

Total liabilities and shareholders’ equity	$10,051,266	$10,694,844

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Revenue	$2,160,028	$1,605,365	$4,299,076	$1,605,365
Costs of revenue	1,014,305	658,794	2,250,571	658,794
Gross profit	1,145,723	946,571	2,048,505	946,571
General and administrative salaries and wages	591,016	463,108	1,124,770	728,924
Share-based compensation	131,966	190,942	241,982	870,594
General and administrative expenses	1,103,667	884,771	2,076,117	935,224
Operating loss	(680,926)	(592,250)	(1,394,364)	(1,588,171)

Interest expense	(300,243)	(42,499)	(344,356)	(89,947)
Other income (expense)	(2,216,005)	—	(2,213,725)	—
Interest income	1,452	30,401	3,978	63,124
Loss before income tax expense	(3,195,722)	(604,348)	(3,948,467)	(1,614,994)

Provision for income taxes	4,509	9,944	12,270	19,061
Net loss	$(3,200,231)	$(614,292)	$(3,960,737)	$(1,634,055)
Preferred dividend	(18,258)	—	(28,834)	—
Net loss available to common shareholders	$(3,218,489)	$(614,292)	$(3,989,571)	$(1,634,055)

Net loss per share:

Basic and diluted	$(0.09)	$(0.02)	$(0.11)	$(0.06)
Basic and diluted available to common shareholders	$(0.09)	$(0.02)	$(0.11)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	36,157,597	27,432,371	35,797,453	26,002,131

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc.

Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30,

(Unaudited)

	2008	2007
OPERATING ACTIVITIES:
Net loss	$(3,960,737)	$(1,634,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	263,831	45,814
Share based compensation	241,982	870,594
Accrued interest and fees related to discounted financing obligations	257,535	47,448
Late registration penalties to be settled in warrants	2,218,228	—
Changes in operating assets and liabilities:
Accounts receivable, net	(133,364)	(15,282)
Inventory	(9,056)	(48,606)
Prepaid expenses and other current assets	14,618	(46,983)
Accounts payable and accruals	328,388	(285,425)
Net cash used in operating activities	(778,575)	(1,066,495)

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,809)	(117,912)
Acquisitions	275,231	(3,306,261)
Net cash provided from / (used in) investing activities	269,422	(3,424,173)

FINANCING ACTIVITIES:
Proceeds / (Payments) on notes payable	(101,933)	(976,868)
Proceeds / (Payments) on bank line of credit	(1,604,758)	457,160
Proceeds / (Payments) on capital leases	(22,283)	102,211
Issuance of common stock	—	12,500
Issuance of preferred stock, net of offering costs	2,000,000	3,833,350
Net cash provided by financing activities	271,026	3,428,853

Net increase/(decrease) in cash and cash equivalents	(238,127)	(1,061,815)
Cash and cash equivalents at beginning of period	560,375	2,377,572
Cash and cash equivalents at end of period	$322,248	$1,315,757

Non-cash activities:
Stock issued for debt	$—	$62,532
Stock issued for acquisitions	$—	$3,045,000
Note issued for acquisition	$—	$100,000

Supplemental cash flow information:
Cash paid for interest	$47,298	$31,372
Cash paid for taxes	$15,057	$15,514

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2008

(UNAUDITED)

NOTE 1                                                   BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2008 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These condensed consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement for the periods presented. The year-end consolidated data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”).

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Andover Medical, Inc. (the “registrant,” “the Company,” or “AMI”) and notes thereto included in the Annual Report on Form 10-K/A for the year ended December 31, 2007, filed by the Company with the SEC.

NOTE 2                                                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)                             Principles of Consolidation

The interim condensed consolidated financial statements as of June 30, 2008, include the amounts of the Company and each of its wholly-owned subsidiaries. All inter-company accounts and balances have been eliminated in consolidation.

(B)                               Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under healthcare contracts with third-party payors, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to the Company by patients receiving medical treatment and related products and, accordingly, the Company bills on behalf of its patients/customers. Under these contracts, the Company provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance carrier reimburses the Company for these services and products at agreed upon rates. The balance remaining for products or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Certain items provided by the Company are reimbursed under rental arrangements that generally provide for fixed periodic (daily or monthly) payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, either a monthly billing cycle is established based on the initial date of delivery, or the total amount due if the patient uses the product for less than one month. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned. No separate payment is earned from the initial equipment delivery and setup process. During the rental period the Company is responsible for servicing the equipment and providing routine maintenance, if necessary.

The Company’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104— Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. The Company recognizes revenue in accordance with the requirements of SAB 104 that:

•              persuasive evidence of an arrangement exists;

•              delivery has occurred;

•              the seller’s price to the buyer is fixed or determinable; and

•              collectibility is reasonably assured.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

(C)           Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2008, there were no cash equivalents.

(D)          Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” (FAS 157), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP 157-2 which delayed the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, the Company adopted FAS 157 for financial assets and liabilities recognized at fair value on a recurring basis and the partial adoption of FAS 157 for financial assets and liabilities.

(E)           Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of a demand deposit.

(F)           Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G)           Receivables

Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from private insurance carriers, Medicare, and Medicaid, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company records its allowance for contractual sales adjustments as a percentage of amounts billed to third party payers.  The Company records its allowance for doubtful accounts as a percentage of accounts receivable. The percentage used is based upon historical cash collections, bad debt write-offs and the aging of accounts receivable. The Company has established an allowance to account for contractual sales adjustments that result from differences between ordinary and customary amounts billed for products and services to third-party payors and the expected realizable amounts.

The reconciliation of Accounts Receivable is as follows:

Item	June 30, 2008	December 31, 2007
Accounts Receivable—Gross	3,756,664	3,628,316
Allowance for contractual sales adjustments	(1,011,375)	(1,008,301)
Allowance for Doubtful Accounts	(209,112)	(222,541)
Accounts Receivable—Net	2,536,177	2,397,474

(H)          Inventories

Inventories are stated using the lower of cost or market, using the first-in, first-out method.

(I)            Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets (three to seven years). Depreciation expense for the quarter ended June 30, 2008 was $55,376, and for year to date through June 30, 2008 was $112,075. The following table summarizes total Property and Equipment:

	June 30, 2008	December 31, 2007
Machinery & equipment	$848,063	$843,735
Computers & telephone equipment	316,786	315,305
Office furniture & equipment	252,279	252,279
Leasehold & building improvements	76,234	76,234
Vehicles	62,226	62,226
	$1,555,588	$1,549,779
Less accumulated depreciation	(913,032)	(800,958)
Net Property and Equipment	$642,556	$748,821

(J)            Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(K)          Loss per Share

The Company has adopted FAS 128, “Earnings per Share.”  Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. On a weighted average basis, the total potential dilutive stock options outstanding at June 30, 2008 were 6,664,231.

(L)           Business Segments

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (FAS 131). Certain information is disclosed in accordance with FAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the period ending June 30, 2008 and currently, the Company operates in one segment, Durable Medical Equipment (“DME”).

(M)         Stock Based Compensation

The Company maintains one plan, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) under which key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company may receive stock options, stock appreciation rights or restricted stock for up to 15 million shares of the Company’s common stock. Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant.  Stock options are granted at various times and vest over a period determined by the compensation plan, ranging from one month to three years and generally have a maximum term of ten years.  Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option.  Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment.   Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

The fair value of each option granted under the 2006 Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

June 30, 2008
Expected life (years)	1.0-10.0
Expected stock price volatility	98.0-280.3%
Expected dividend yield	0.0%
Risk-free interest rate	3.91-5.09%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated.  The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

A summary of the status of the Company’s fixed stock option plan as of June 30, 2008 and the changes during the period ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Options outstanding at December 31, 2007	4,715,000	$0.24	8.63	$125,000
Granted	2,170,000	$0.21	9.82	0
Exercised	—	—	—	—
Forfeited	—	$—	—	—
Options outstanding at June 30, 2008	6,885,000	$0.23	9.16	$125,000

Options exercisable at June 30, 2008	4,510,833	$0.21	9.16	$125,000

There were no stock options exercised during the six months ended June 30, 2008.

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Prices	June 30, 2008	Term (years)	Price	June 30, 2008	Price
$0.00 - 0.06	2,500,000	8.18	$0.06	2,500,000	$0.06
$0.07 - 0.38	3,545,000	9.21	$0.20	1,528,750	$0.26
$0.39 - 0.67	840,000	8.86	$0.54	482,083	$0.58
Total	6,885,000	9.16	$0.23	4,510,833	$0.21

The following table summarizes the status of the Company’s non-vested options since inception:

	Non-vested Options
		Weighted Average
	Options	Fair Value
Non-vested at December 31, 2007	1,057,917	$0.47
Granted	2,170,000	$0.23
Vested	(853,750)	$0.52
Forfeited	—	$—
Non-vested at June 30, 2008	2,374,167	$0.25

The total fair value of options vested was $496,192 for the period ended June 30, 2008.  As of June 30, 2008, there was $706,276 of total unrecognized compensation cost related to non-vested stock options granted under the 2006 Plan.  That cost is expected to be recognized over a weighted average period of 1.2 years.

The Company follows the provisions of Financial Accounting Standards Board Statement (FAS) No. 123R, Share-Based Payment (FAS 123R), which require companies to measure and recognize compensation expense for all share-based payments at fair value. For the six month period ended June 30, 2008, the Company recognized $241,982 in compensation expense related to stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by less than $0.01 during the six month period ended June 30, 2008. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

(N)          Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 seeks to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411. This pronouncement is not expected to have a material impact on the Company.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (SFAS 161). SFAS 161 amends and expands the disclosure requirements of FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (FAS 133). It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, counter-party credit risk and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is evaluating the impact, if any, that FAS 161 will have on its consolidated financial statements of income and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, SFAS No. 160 will change the accounting for and reporting of minority interests. Under the new standard, minority interests, will be referred to as noncontrolling interests and will be reported as equity in the parent company’s consolidated financial statements. Transactions between the parent company and the noncontrolling interests will be treated as transactions between shareholders provided that the transactions do not create a change in control. Gains and losses will be recognized in earnings for transactions between the parent company and the noncontrolling interests, unless control is achieved or lost. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. SFAS No. 160 is effective for the Company beginning in the first quarter of fiscal year 2009 and earlier adoption is not permitted. SFAS No. 160 may have a material impact on the Company’s consolidated financial position, results of operations and cash flows if it enters into material transactions or acquires a noncontrolling interest after the standard’s effective date.

In December 2007, the FASB issued FAS No. 141 (R),” Business Combinations,” (FAS 141R), which requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” Under FAS 141R, all business combinations will be accounted for under the acquisition method. Significant changes, among others, from current guidance resulting from FAS 141R includes the requirement that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings. Further, acquisition-related costs will be expensed rather than treated as part of the acquisition. FAS 141R is effective for periods beginning on or after December 15, 2008. The Company is evaluating the impact, if any, that FAS 141R will have on its consolidated financial statements of income and financial position.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an Amendment to FAS No. 115,” (FAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value.  FAS 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company has elected not to measure its eligible financial instruments at fair value and therefore the adoption of FAS 159 did not have an impact on its consolidated financial statements.

NOTE 3                                                   BUSINESS ACQUISITIONS

On May 11, 2007, AMI’s wholly-owned subsidiary completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”).  Headquartered in Auburn, Washington, RSI specializes in the sales, service, distribution, and marketing of orthopedic DME.  Established in 1991, RSI is the largest stock and bill provider of orthopedic DME in the state of Washington.  Currently, RSI has more than 45 trained and experienced staff members.  Through its stock and bill program, RSI successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients. The audited net revenue for RSI during 2006 was $5.2 million. The aggregate purchase price paid was $3,835,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,472,995 shares of AMI’s common stock valued at $900,000, and acquisition costs of approximately $260,000. In June 2008, the post-closing adjustments were finalized, reducing the purchase price approximately $269,000 to a net aggregate purchase price of $3,566,871.

On May 4, 2007, AMI’s wholly owned subsidiary completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through a merger, with OMI as the surviving entity. OMI is a full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics.  Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; specifically, the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations.  OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million. The aggregate purchase price paid, subject to post-closing adjustments and an escrow, was $2,579,000, consisting of $134,000 in cash, a promissory note to the sellers in the amount of $100,000 which was paid in May 2008, an aggregate of 3,300,000 shares of AMI common stock valued at $2,145,000, and acquisition costs of approximately $200,000. There were no further post-closing adjustments.

The following is an allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed for the RSI and OMI acquisitions, as of the respective closing dates. The final purchase price allocations for these acquisitions are presented below.

	OMI	RSI	Total
		(In thousands)
Assets Acquired:
Accounts receivable	$1,270	$1,109	$2,379
Prepaid expenses and other current assets	26	25	51
Inventory	70	997	1,067
Property and equipment	165	523	688
Goodwill	1,120	2,637	3,757
Intangible assets	1,065	939	2,004
Total assets acquired	$3,716	$6,230	$9,946

Liabilities Assumed:
Accounts payable and accrued expenses	$553	$1,014	$1,567
Long-term debt	584	1,528	2,112
Capital leases	—	122	122

Total liabilities assumed	$1,137	$2,664	$3,801

Net assets acquired	$2,579	$3,566	$6,145

The acquisitions above have been accounted for using the purchase method of accounting.  The Company conducts its own valuations to determine the purchase price allocation process. At any point in time, some valuations and allocations may be preliminary, and subject to further adjustment.

NOTE 4                                                   GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. In accordance with FAS No. 142, “Goodwill and Other Intangible Assets” (FAS 142), goodwill and intangible assets with indefinite lives are not subject to amortization, but are monitored annually for impairment, or more frequently if there are other indications of impairment. Any impairment would be measured based upon the fair value of the related asset based on the provisions of FAS 142. Because the Company has one reporting segment under FAS 142, the Company utilizes the entity-wide approach for assessing goodwill for impairment and compares their market value to their net book value to determine if an impairment exists. There were no impairment losses related to goodwill in any of the fiscal periods presented. If AMI determines through the impairment review process that goodwill has been impaired, AMI would record the impairment charge in its consolidated statement of income.

The amount of goodwill as of June 30, 2008, includes $2,636,670 from the RSI acquisition and $1,120,188 related to the OMI acquisition. Goodwill arising from both acquisitions reflects purchase price factors such as their unique position in their market and their geographic position in the Company’s development of a nationwide DME distribution network. The goodwill reported for these acquisitions reflect AMI’s preliminary purchase price allocation and is subject to change.

The Company has identified intangible assets distinguishable from goodwill from its healthcare contracts with private and government health care insurance companies. Under these contracts, an insurance company reimburses the Company for services and/or products provided to patients at agreed upon rates which follow, in most instances, the Medicare pricing guidelines. The remainder of the Company’s fee for products and services is the responsibility of the patient. These contracts enable the Company to work with physicians who treat patients that are members of the insurance plans. Without these contracts the Company cannot seek reimbursement from the insurance company. As an “out of network” provider, the Company would be forced to seek reimbursement for their entire fee from the patient. These contracts are important to enhancing the Company’s revenue generating capabilities.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized over their expected useful lives. AMI assesses the impairment of amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors AMI considers important that could trigger an impairment review include the following:

•                  a significant underperformance relative to expected historical or projected future operating results;

•                  a significant change in the manner of AMI’s use of the acquired asset or the strategy for AMI’s overall business;

•                  a significant negative industry or economic trend; and

•                  AMI’s market capitalization relative to net book value.

If AMI determines that an impairment review is required, AMI would review the expected future undiscounted cash flows to be generated by the assets. If AMI determines that the carrying value of intangible assets may not be recoverable, AMI would measure any impairment based on a projected discounted cash flow method using a discount rate determined by AMI to be commensurate with the risk inherent in AMI’s current business model. If impairment is indicated through this review, the carrying amount of the asset would be reduced to its estimated fair value.

The components of acquired identifiable intangible assets as of June 30, 2008 are as follows:

Health insurance contracts, net of accumulated amortization of $97,235	1,402,969
Non-competition agreements, net of accumulated amortization of $372,154	236,501
1,639,470

The components of acquired identifiable intangible assets include: non-competition agreements which are amortized on a straight-line basis over the related estimated lives of the agreements (two to ten years), and health care contracts for third party medical billing (eighteen years). These contractual intangibles have been valued under the income method that considers cash flows attributable to the identified assets, the future revenue growth of the Company at 2.5%, consistent with expectations for the DME sector of the health care industry and a discount rate of 6.27% which was based upon a calculation of the Company’s cost of equity.

NOTE 5                                                   LONG TERM LIABILITIES

Long term liabilities consist of the following:

Series D Convertible Preferred Stock, net of discount of $1,742,465	$257,535
Note payable secured by a vehicle, due in monthly installments with final payment due January 2009	854
Deferred item	58,462
Capital leases	98,586
Less current portion of long term debt	(57,393)
$358,044

On May 11, 2007, the Company and its wholly-owned subsidiaries entered into a $5.0 million Credit Agreement with TD Banknorth, N.A. (the “Credit Agreement”). The borrowing capacity available to the Company under the Credit Agreement consisted of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility which converts into a three-year term loan. The Credit Agreement subjected the Company to certain covenants including, but not limited to, a maximum total leverage ratio, a minimum debt service coverage ratio, and a maximum annual capital expenditure. On March 28, 2008 the Company obtained replacement financing.  On April 1, 2008 the Company used proceeds from this replacement financing to pay the approximately $1.6 million outstanding balance due TD Banknorth.  For further discussion regarding the replacement financing see Note 6 of the Notes to Condensed Consolidated Financial Statements.

NOTE 6                                                   STOCKHOLDERS’ EQUITY

Share-Based Compensation

In accordance with FAS 123R, for the quarter ended June 30, 2008, $131,966, and for the six months ended June 30, 2008, $241,982 of share-based compensation expense was recorded as an increase to additional paid in capital for share-based payment awards made to the Company’s employees and directors, based on the estimated fair values of stock options vesting during the periods.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. The Company’s board of directors (the “Board of Directors”) has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

On March 28, 2008, the Company completed the sale of an aggregate of 2,000 Units at a price of $1,000 per Unit to one existing institutional investor, for a total offering price of $2,000,000 (the “Offering”).  Each Unit consists of one share of Series D Convertible Preferred Stock of the Company (“Series D Preferred Stock”), convertible at the holder’s option into 2,857 shares of common stock, $.001 par value at $0.35 per share, or an aggregate of 5,714,000 shares of common stock (the “Underlying Common Stock”).  The Series D Preferred Stock entitles the holders to cash dividends of 8% per annum on the face value of $1,000 per share.  The holders of a majority of the Series D Preferred Stock shall be entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series D Preferred Stock has been converted into common stock.  The Series D Preferred Stock ranks on parity with the outstanding Series A and B Preferred Stock. The Series C Preferred Stock was deauthorized.

The Conversion Price of the Series D Preferred Stock, as well as the exercise price of the Class E Warrants, described below, are subject to “full ratchet” anti-dilution protection, subject to certain exemptions including the issuance of shares or options to the Company’s management not to exceed 10% of the shares of common stock outstanding on a partially diluted basis including shares underlying then outstanding Preferred Stock.

For every share of Underlying Common Stock issuable, the Company issued to the holders of Series D Preferred Stock one Class E Common Stock Purchase Warrant to purchase three shares of common stock, or an aggregate of 17,142,858 shares exercisable for a period of ten years expiring March 28, 2018 at a price of $0.35 per share.  The holder of Preferred Stock have the option on March 28, 2010, to either convert its shares into common stock or redeem each share at face value plus all accrued and unpaid dividends.  The holders of the Series D Preferred Stock entered into a Security Agreement with the Company and have a lien on all of the Company’s properties and assets.   In accordance with Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”) the Series D Preferred Stock is recorded as a Long Term Debt as of March 31, 2008.  The maximum amount the company would have to pay upon redemption would be approximately $2.3 million.  In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,354,839 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $645,161 to the Series D preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Class E) and the beneficial conversion feature were recorded as a discount to the debt obligation.  The discount will be amortized as interest expense for a two year period through the redemption date.

The Company used approximately $1.6 million of the proceeds of the Offering to retire bank debt under its credit agreement with TD Banknorth, N.A. and the balance for working capital.  The Company terminated all borrowing facilities with TD Banknorth, N.A.

On May 8, 2007 and September 11, 2007, the Company closed an additional portion of its private financing of 44 Units in total of the Company's securities, representing $2,200,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of Common Stock and Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,484,357 using the Black Scholes option pricing model. Further, the Company attributed beneficial conversion features totaling $663,354 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company's common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as a dividend totaling $2,200,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.  Under the registration rights agreement, if the Company is unsuccessful in filing a registration statement within 30 days of closing the financing or does not have an effective registration within six (6) months from the December 19, 2007 effective date of the Company’s latest registration statement, the Company shall pay a penalty equal to doubling the number of shares of Common Stock issuable upon exercise of Class C and Class D Warrants, a total of an additional 12,571,428 shares. The company used the Black Scholes option pricing model to calculate the fair value of the additional Class C and Class D Warrants. As of June 30, 2008, the Company has accrued $2,218,288 in penalties, under the registration rights agreement, as it has been determined that it did not have an effective registration statement in advance of the deadline.

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the issuance of 300 million shares of common stock, par value $.001 per share, without cumulative voting rights and without preemptive rights.

The rollforward of the Company’s stockholders’ equity section for the six months ended June 30, 2008 is as follows:

		$ 0.001 Par Value		$ 0.001 Par Value	Additional
	Preferred	Preferred	Common	Common	Paid-in	Retained
Item	Shares	Stock	Shares	Stock	Capital	Earnings	Total
Balance @ 12/31/07	7,813	8	34,846,224	34,846	20,108,921	(13,092,094)	7,051,681

AMI Net loss for 1/1/08 – 6/30/08						(3,960,737)	(3, 960,737)
Amortize Stock Options 1/1/08 – 6/30/08					241,982		241,982

Discount on Beneficial Conversion Feature of Series D Preferred Stock					2,000,000		2,000,000

Conversion of Series A Preferred Stock into Common Stock	(472)	(1)	1,348,504	1,349	(1,348)		0

Dividend on Series A Preferred Stock converted into Common stock			82,367	82	28,752	(28,834)	0

Balance @ 6/30/08	7,341	7	36,277,095	36,277	22,378,307	(17,081,665)	5,332,926

NOTE 7                                                   GOING CONCERN

The Company has generated $10,498,615 in revenue, but has incurred a cumulative net loss of $10,225,858 and cumulative negative cash flows from operating activities of $3,163,620 since inception and has only recently consummated acquisitions of operating businesses (see Note 3 of the Notes to Condensed Consolidated Financial Statements). These factors raise substantial doubt about our ability to continue as a going concern. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses and the continued acquisition of operating businesses. In particular, the Company expects to raise capital, seek additional financing, or seek merger partners. While there can be no assurance that such potential mergers, capital or additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.  The Company’s current status regarding its financing arrangements is described in Notes 5 and 6 of the Notes to Condensed Consolidated Financial Statements.

NOTE 8                                                   FAIR VALUE

As discussed in Note 2 (D) on page 8, the Company adopted the provisions of SFAS No. 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on January 1, 2008. Goodwill and Intangible assets-net are within the scope of SFAS No. 157; however, pursuant to the provisions of FSP FAS 157-2, the Company will not apply the provisions of SFAS No. 157 until January 1, 2009. The Company recorded no change to its opening balance of retained earnings as of January 1, 2008, and no material impact on the Company’s consolidated financial position, results of operations or cash flows as it did not have any financial instruments requiring retrospective application per the provisions of SFAS No. 157.

NOTE 9                                                   SUBSEQUENT EVENT

On July 25, 2008, the Company entered into a definitive Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Medical Solutions Management Inc., a Nevada corporation (“MSMT”) and Certified Diabetic Services, Inc., a Delaware corporation (“CDIP”), pursuant to which MSMT, a company that markets and sells orthopedic and pediatric durable medical equipment in the United States will acquire substantially all of the assets of AMI and CDIP, including the subsidiaries of AMI and CDIP. CDIP provides diabetes medical supplies, testing, products, education and information. AMI and CDIP are collectively referred to herein as the “Target Companies”.

The APA provides for MSMT to acquire the following subsidiaries of the Target Companies: (i) Certified Diabetic Supplies, Inc., (ii) CDS Health Management, Inc., (iii) CDS Medical Supplies, Inc., (iv) Certified Pharmacies of America, Inc., (v) Diabetic Plus, Inc., and the Company’s two operating subsidiaries, (vi) Ortho-Medical Products, Inc. and (vii) Rainier Surgical Incorporated. Upon completion of the reorganization, AMI and CDIP will be deemed to be shell companies.

The APA provides that in exchange for substantially all of the assets of the Target Companies, including all of the capital stock of the above referenced subsidiaries, the Target Companies’ shareholders shall receive shares of MSMT’s common stock and preferred stock, as described below. As a result, the percentage of beneficial ownership of MSMT common stock owned by each of the parties shall be as follows: (i) CDIP shareholders will own forty-five (45%) percent of the outstanding MSMT common stock, (ii) existing MSMT shareholders will own twenty (20%) percent of the outstanding MSMT common stock, and (iii) the Company’s shareholders will own thirty-five (35%) percent of the outstanding MSMT common stock (calculated on an as-converted basis, i.e., inclusive of common stock, preferred stock and convertible debentures, but exclusive of options and warrants which will be assumed by MSMT). An additional eight (8%) percent of the issued and outstanding shares of common stock of MSMT (calculated on the date of the closing of the transactions under the APA (the “Closing Date”) in the same manner as set forth in the prior sentence) shall be placed in escrow to be issued to the former common and preferred shareholders of AMI and CDIP following the Closing Date based upon the respective performances of Andover and CDIP in achieving revenue and earnings targets during calendar year 2008.

With respect to management and governance, the APA provides that the composition of MSMT’s Board of Directors shall be increased to nine members, the majority of whom shall be deemed independent in order to help facilitate a proposed listing on a stock exchange. The new Board shall serve until December 31, 2009, or until their successors are duly qualified, seated and elected; or until their earlier resignation or removal.

The closing of the proposed transactions is conditioned upon and subject to respective Board of Director and shareholder approval, the effectiveness of a registration statement covering the shares of MSMT common stock and preferred stock to be issued to the shareholders of the Target Companies as well as shares of MSMT common stock issued upon the exercise of new warrants issued by MSMT to the former warrant holders of the Target Companies, all third party consents and waivers are obtained, no material adverse change has occurred with respect to any of the three parties to the APA, and other customary closing conditions. The discussion in the balance of this report does not give effect to the proposed reorganization.

Through and including, [                ] , 2008 (90 days from the date of this Prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

31,114,720 Shares of Common Stock

ANDOVER MEDICAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

SEC registration fee	$109.67
Printing expenses	$2,000	*
Legal fees	$40,000	*
Accounting fees	$15,000	*
Miscellaneous	$2,890.33
Total	$60,000	*

*              Estimated

Item 14.    Indemnification of Directors and Officers.

The following charter provisions and statutes are the only arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

Article Ninth of the Registrant’ Certificate of Incorporation provides that:

NINTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporate Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Tenth of the Registrant’ Certificate of Incorporation provides that:

TENTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Delaware General Corporation Law (the “DGCL”), Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of dividends or stock purchase or redemption under section 174 of DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Subsection 1 of Section 16 of our Amended and Restated Certificate of Incorporation, eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

Article Twelfth of the Registrant’ Certificate of Incorporation provides that:

TWELFTH:    No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

In addition, Section 145 of the DGCL which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines that such person is entitled to indemnity despite the adjudication of liability. The statute provided that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Registrant’s Certificate of Incorporation provides for such indemnification of our directors and officers as permitted by Delaware law.

Item 15.    Recent Sales of Unregistered Securities.

(a)  On August 31, 2006, the Company, formerly known as Snow & Sail Sports, Inc., entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the Company spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”). Prior to the Reorganization Agreement, and as reported on Snow & Sail Sports, Inc.’s Form 10-KSB for the period ended December 31, 2005, as of March 31, 2006, there were 38 stockholders of record of Snow & Sail Sports, Inc.’s common stock, with 11,000,000 shares issued and outstanding with no reported sales of unregistered securities for the periods ending March 31, 2006 and June 30, 2006 on their Form 10-QSB for those respective periods. In connection with the Transaction, the Company issued an aggregate of 10,000,000 restricted shares of its common stock in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement to the following persons: Joy Terrace Capital (subsequently transferred to Frank P. Magliochetti upon his becoming CEO of the Company and which will be donated to an independent trust or foundation for colorectal cancer following his resignation from the Company on March 9, 2007)—3,000,000; LAM 2005 Trust—1,000,000 and ORM 2005 Trust—1,000,000, two trusts for the benefit of Mr. Magliochetti’s children for which shares he disclaims beneficial ownership; Bruce Meyers—1,500,000; Meyers Associates, LP—1,500,000; Imtiaz Khan and his assignees—1,900,000; and Gary Wolff—100,000. The offers and sales of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.

(b)  During the period ended September 30, 2006, the Company issued a total of 2,500,000 incentive stock options valued at $162,956, including 1,250,000 options to each of Edwin A. Reilly, its sole officer, and Robert G. Coffill, Jr., its sole director. The options expire 10 years from the date of issuance and have an exercise price of $.06 per share. One-twelfth of the options shall vest and be exercisable on the last day of each month over a 12-month period starting with September 30, 2006, subject to acceleration in the event of a Material Transaction (as defined in the 2006 Plan). The issuance of the options referenced above, was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving any public offering.

(c)  On October 27, 2006, the Company completed a bridge financing (the “Bridge Offering”) of $673,000 of Bridge Offering units (the “Bridge Units”). Each Bridge Unit consisted of $100,000 principal amount of a 10% Promissory Note (“Bridge Notes”) and 200,000 shares of Common Stock (collectively, the “Securities”), which were offered on a “best efforts” basis. An aggregate of $673,000 of Bridge Notes and 1,346,000 shares of Common Stock were issued in the Bridge Offering. The holders of the Bridge Units have an option to convert their Bridge Notes (but not the shares of Common Stock included in the Bridge Units) together with accrued interest at face value for securities to be offered in a subsequent private offering. The net proceeds of the Bridge Offering are being used for working capital, including expenses incurred in connection with proposed acquisitions. The total sales commission and non-accountable expense reimbursement paid to NASD member firms for their participation in the Bridge Offering totaled $87,490, or 10% and 3%, respectively, of the aggregate purchase price paid in cash for the Bridge Units. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements.

(d)  On December 27, 2006, the Board of Directors granted options to purchase 6,500,000 shares of Common Stock under the 2006 Employee Stock Incentive Plan, amended as of the same date, to Frank Magliochetti which became vested and exercisable on January 19, 2007 pursuant to his employment agreement and granted Edwin Reilly options to purchase 700,000 shares of Common Stock that are vested and exercisable in 12 equal installments ending on December 20, 2007 pursuant to his employment agreement. Upon his resignation from employment by the Company, Mr. Magliochetti rescinded options to purchase 4,000,000 shares of common stock. The Board determined that the exercise price of $0.38 per share of Common Stock equaled 100% of the fair market value per share as of December 27, 2006.

(e)  On December 27, 2006, the Board of Directors granted options to acquire 225,000 shares of the Common Stock to each of Robert G. Coffill Jr., Marshall Sterman, and Robert A. Baron (the “Directors”) under the 2006 Employee Stock Incentive Plan, amended as of the same date. The options for each of the Directors vest and become exercisable in 36 equal monthly installments commencing on December 21, 2006 and ending on December 20, 2009. The Board determined the exercise price of $0.38 per share equals 100% of the fair market value per share of Common Stock as of December 27, 2006.

(f)  On March 29, 2007, the Company completed a private financing (the “Series A Offering”) of an aggregate of approximately 113.256 Units of the Company’s securities, representing $5,612,492 principal amount of 6% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $50,000 per Unit. Each Unit consists of: $50,000 face value of 50 shares of Preferred Stock convertible at $.35 per share into 142,850 shares of Common Stock; Class A Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock; and Class B Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock. The Series A Preferred Stock is subject to forced conversion and the warrants are subject to redemption if the Common Stock trades above certain target levels. The Series A Offering was made on a “best efforts” $3,000,000 minimum basis. The net proceeds of the Series A Offering will be used for working capital, including pending acquisitions. The total sales commission and non-accountable expense reimbursement paid to FINRA member firms for their participation in the Offering totaled $614,674.76, or 10% and 3%, respectively, of the aggregate purchase price for the Units introduced by such FINRA member firms. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements.

(g)  On May 3, 2007, the Company completed a private financing (the “First Series B Offering”) of an aggregate of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock (as defined below) at $50,000 per Unit. The Series B Offering was made on a “best efforts”, no-minimum basis to one institutional accredited investor. Each Unit consists of: 50 shares of Series B Convertible Preferred Stock of the Company, par value $.001 per share (“Series B Preferred Stock”), with a Face Value of $1,000 per share, with each share initially convertible at $.35 per share into 2,857 shares or an aggregate of 142,850 shares of Common Stock; Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class D Warrants exercisable for five years at $35 per share to purchase 142,850 shares of Common Stock. An aggregate of 1,700 shares of Series B Preferred Stock were sold for $1,700,000. No placement agent or underwriter was involved and no sales commissions were paid. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements.

(h)  On May 4, 2007, the Company completed the acquisition of Ortho-Medical Products, Inc. (“OMI”).  As part of the merger consideration the Company issued an aggregate of 3,300,000 shares of Common Stock to the six (6) former Stockholders of OMI.  Of this amounts an aggregate of 330,000 shares are being held in escrow to satisfy potential indemnity claims.  No placement agent or underwriter was involved and no sales commissions were paid.  The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act in reliance upon the Sellers’ representations.

(i)   On May 11, 2007, the Company completed the acquisition of Rainier Surgical Incorporated.  As part of the purchase price, the Company issued an aggregate of 1,472,995 shares to the three (3) former stockholders of Rainier.  No placement agent or underwriter was involved and no sales commissions were paid.  The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act in reliance upon the Sellers’ representations.

(j)  On September 10, 2007, the Company completed the sale of an aggregate of 500 Units of the Company’s securities at a price of $1,000 per Unit to one investor, for a total offering price of $500,000 (the “Second Series B Offering”). Each Unit consists of (i) one share of Series B Convertible Preferred Stock of the Company, convertible at the holder’s option into 2,857 shares of Common Stock at $0.35 per share, (ii) one Class C Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“C Warrant”), and (iii) one Class D Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“D Warrant,” together with the C Warrant, collectively referred to below as the “C and D Warrants”). An aggregate of 500 shares of Series B Preferred Stock were sold for $500,000. No sales commissions were paid. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investor’s subscription agreement.

(k)   On December 28, 2007, the Company issued an aggregate of 5,300,353 shares of Common Stock to Otto Bock

HealthCare LP in settled of threatened litigation.  Upon Otto Bock’s receipt of the net proceeds of $1,500,000 the balance of any remaining shares shall be returned to the Company.  No placement agent or underwriter was involved and no sales commissions were paid.  The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act in reliance upon the Sellers’ representations.

(l)  On March 28, 2008, the Company completed the sale of an aggregate of 2,000 Units at a price of $1,000 per Unit to one existing institutional investor, for a total offering price of $2,000,000 (the “Series D Offering”). Each consists of one share of Series D Convertible Preferred Stock of the Company (“Series D Preferred Stock”), convertible at the holder’s option into 2,857 shares of common stock, $.001 par value at $0.35 per share, or an aggregate of 5,714,000 shares of Common Stock (the “Underlying Common Stock”). For every share of Underlying Common Stock issuable, the Company issued to the holders of Series D Preferred Stock one Class E Common Stock Purchase Warrant (“E Warrant”) to purchase three (3) shares of Common Stock, or an aggregate of 17,142,858 shares exercisable for a period of ten (10) years expiring March 28, 2018 at a price of $0.35 per share. The holders of the Series D Preferred Stock entered into a Security Agreement with the Company and have a lien on all of the Company’s properties and assets. The Company claims exemption from registration under the Securities Act pursuant to Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investor’s subscription agreement.

(m)  The issuance of all of the above shares, did not require registration under the Securities Act, pursuant to an exemption available under Section 4(2) of the Securities Act and where noted, Regulation D promulgated under the Securities Act. Except where noted, there was no underwriter or placement agent compensation in these transactions.

Item 16.    Exhibits and Financial Statement Schedules.

(a)   Exhibits

Number	Description
2.1	Reorganization Agreement, dated as of August 31, 2006(1)
2.2	Stock Purchase Agreement, dated May 11, 2007, by and among Rainier Acquisition Corp., Rainier Surgical Incorporated and Garth Luke.(24)
2.3

Agreement and Plan of Merger, dated March 20, 2007, by and among Bernard Leff, Jank Partners LLC, Amerimedical Holdings, Inc., Marc Waldman, William Tobin, Joseph Anastasio, Jeanne Wilde, Marc Waldman (collectively, the “Stockholders”), as agent for the Stockholders, Andover Management Services, Inc. and Andover Medical, Inc.(32)

2.4	Asset Purchase Agreement and Plan of Reorganization dated as of July 25, 2008 by and among Andover Medical, Inc. Certified Diabetic Services, Inc. and Medical Solutions Management, Inc. (50).

3.1	Certificate of Conversion(2)
3.2	Certificate of Incorporation(3)
3.3	Certificate of Amendment to Certificate of Incorporation(4)
3.4	Certificate of Amendment to Certificate of Incorporation(36)
3.5	Certificate of Designation of Series A Preferred Stock(4)
3.6	Certificate of Designation, Preferences and Rights of Series B Preferred Stock(5)
3.7	By-Laws(6)
3.8	Certificate of Increase of Shares of Series B Preferred Stock(41)
3.9	Certificate of Designation, Preferences and Rights of Series D Preferred Stock(45)
3.10	Certificate of Elimination of the Series C Preferred Stock(46)

3.11	Certificate of Designation, Preferences and Rights of Series E Preferred Stock(49)

4.1	Form of Class A Warrant(7)
4.2	Form of Class B Warrant(8)
4.3	Form of Class C Warrant(9)
4.4	Form of Class D Warrant(10)
5.1	Opinion of Phillips Nizer LLP
10.1	2005 Non-Statutory Stock Option Plan(11)
10.2	Agreement, dated September 13, 2005, between Snow & Sail Sports, Inc., Paul F. Tetreault and Gary B. Wolff(12)
10.3	Conflicts of Interest Agreement, dated September 13, 2005, between Snow & Sail Sports, Inc. and Paul F. Tetreault(13)
10.4	2006 Employee Stock Incentive Plan(14)
10.5	Employment Agreement, dated December 20, 2006, between Andover Medical, Inc. and Frank P. Magliochetti, Jr.(15)
10.6	Employment Agreement, dated December 20, 2006, between Andover Medical, Inc. and Edwin A. Reilly(16)
10.7	Office Lease, dated July 17, 2006, between McGarry Management, LLC and Andover Management Services, Inc.(17)
10.8	Consulting Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Marc Waldman(18)
10.9	Financial Consulting Agreement, dated May 4, 2007, between Andover Medical, Inc. and Marc Waldman(19)
10.10	Consulting Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and William Tobin(20)
10.11	Financial Consulting Agreement, dated May 4, 2007, between Andover Medical, Inc. and William Tobin(21)
10.12	Employment Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Jeanne Wilde(22)
10.13	Employment Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Joseph Anastasio(23)
10.14	Employment Agreement, dated May 11, 2007, between Rainier Surgical Incorporated and Garth S. Luke(25)
10.15	Lease, dated May 11, 2007, between RSI Properties Management, LLC and Rainier Surgical, Inc.(26)
10.16	Credit Agreement, dated May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated and TD Banknorth, N.A.(27)
10.17	Stock Pledge Agreement, dated May 11, 2007, between Andover Medical, Inc., Rainier Acquisition Corp. and TD Banknorth, N.A.(28)
10.18	Subsidiary Guaranty, dated May 11, 2007, between Rainier Acquisition Corp. and TD Banknorth, N.A.(29)
10.19

Security Agreement, dated May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainier Acquisition Corp., Andover Management Services, Inc. and TD Banknorth, N.A.(30)

10.20	Series B Preferred Subscription Agreement between Andover Medical, Inc. and certain accredited investors(31)(42)
10.21	Audit Committee Charter(34)
10.22	Nominating Committee Charter(35)
10.23	Employment Agreement dated September 11, 2007, by and between Andover Medical, Inc. and James A. Shanahan(43)

10.24

Global Settlement Agreement and Release, dated December 28, 2007, by and amount, Otto Bock Healthcare LP, Andover Medical, Inc., Edwin A. Reilly, Francis P. Magliochetti, Jr. and Patricia Magliochetti(44)

10.25	Securities Purchase Agreement dated March 28, 2008, by and between Andover Medical, Inc. and Vicis Capital Master Fund for the purchase of Series D Preferred Stock.(47)
10.26	Form of Subscription Agreement dated November 14, 2006 between Andover Medical, Inc. and the purchasers of Series A Preferred Stock.(48)

10.27	Securities Purchase Agreement dated Augest 11, 2008, by and between Andover Medical, Inc. and Vicis Capital Master Fund for the purchase of Series E Preferred Stock.(49)

14.1	Code of Ethics(33)
23.1	Consent of Phillips Nizer LLP (incorporated by reference to Exhibit 5.1 attached hereto)
*23.2	Consent of Mantyla, McReynolds, LLC
99.1	Audited consolidated financial statements of Rainer Surgical, Inc. as of December 31, 2006 and 2005 for the years then ended(37)
99.2	Unaudited pro forma consolidated condensed financial statements of Andover Medical Inc. as of and for the year ended December 31, 2006(38)
99.3	Audited consolidated financial statements of Ortho Medical Products Inc. as of December 31, 2006 and 2005 and for the years then ended(39)
99.4	Unaudited pro forma consolidated condensed financial statements of Andover Medical, Inc. as of and for the year ended December 31, 2006(40)

*                                         filed with this Registration Statement

(1)                    Incorporated herein by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on September 7, 2006.

(2)                    Incorporated herein by reference from Exhibit 3.1(a) to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(3)                    Incorporated herein by reference from Exhibit 3.1(b) to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(4)                    Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

(5)                    Incorporated herein by reference from Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(6)                    Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Form 10-Q for the period ended June 30, 2008, filed on Augest 8, 2008.

(7)                    Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

(8)                    Incorporated herein by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

(9)                    Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(10)              Incorporated herein by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(11)              Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(12)              Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(13)              Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(14)              Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB, filed on November 14, 2006.

(15)              Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 27, 2006.

(16)              Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 27, 2006.

(17)              Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(18)              Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(19)              Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(20)              Incorporated herein by reference from Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(21)              Incorporated herein by reference from Exhibit 99.4 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(22)              Incorporated herein by reference from Exhibit 99.5 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(23)              Incorporated herein by reference from Exhibit 99.6 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(24)              Incorporated herein by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(25)              Incorporated herein by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(26)              Incorporated herein by reference from Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(27)              Incorporated herein by reference from Exhibit 2.4 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(28)              Incorporated herein by reference from Exhibit 2.5 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(29)              Incorporated herein by reference from Exhibit 2.6 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(30)              Incorporated herein by reference from Exhibit 2.7 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(31)              Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(32)              Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on March 26, 2007.

(33)              Incorporated herein by reference from Exhibit 14.1 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(34)              Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(35)              Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(36)              Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 18, 2007.

(37)              Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(38)              Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(39)              Incorporated herein by reference from Exhibit 99.7 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(40)              Incorporated herein by reference from Exhibit 99.8 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(41)              Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on September 12, 2007.

(42)              Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on September 12, 2007.

(43)              Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on September 17, 2007.

(44)              Incorporated herein by reference from Exhibit 10.1 to Registrant’s Current Report on Form 8-K, filed on January 4, 2008.

(45)              Incorporated herein by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed on April 8, 2008.

(46)              Incorporated herein by reference from Exhibit 3.10 to Registrant’s Registration Statement on Form S-1, filed on May 7, 2008.

(47)              Incorporated herein by reference from Exhibit 10.25 to Registrant’s Registration Statement on Form S-1, filed on May 2, 2008.

(48)              Incorporated herein by reference from Exhibit 10.26 to Registrant’s Registration Statement on Form S-1, filed on May 2, 2008.

(49)     Incorporated herein by reference from the Registrant’s Form 8-K, filed on Augest 15, 2008.

(50)     Incorporated herein by reference from the Registrant’s Form 8-K filed on July 28, 2008.

Item 17.    Undertakings.

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)                                   Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)                             Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)                            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)                               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)                            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)                         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in N. Andover, MA on August 18, 2008.

ANDOVER MEDICAL, INC.

By:	EDWIN A. REILLY

/s/ Edwin A. Reilly
Chief Executive Officer

        In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Edwin A. Reilly	Chairman of the Board and Chief Executive Officer (Principal Executive Officer), and	August 18, 2008
EDWIN A. REILLY	Chief Operating Officer

/s/ James A. Shanahan	Chief Financial Officer (Principal Financial and	August 18, 2008
JAMES A. SHANAHAN	Accounting Officer) and Secretary

/s/ Robert G. Coffill. Jr
ROBERT G. COFFILL, JR.	Director	August 18, 2008

/s/ Marshall S. Sterman
MARSHALL S. STERMAN	Director	August 18, 2008

/s/ Robert A. Baron
ROBERT A. BARON	Director	August 18, 2008

Exhibit Index

Exhibit Number	Description

23.1	Consent of Phillips Nizer LLP (Incorporated by reference to Exhibit 5.1)

23.2	Consent of Mantyla, McReynolds, LLC